As filed with the Securities and Exchange Commission on December 24, 2014

Registration No. 333-186158

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933  [X]

Pre-Effective Amendment No.
Post-Effective Amendment No. 1

FIRSTHAND TECHNOLOGY VALUE FUND, INC.
(Exact Name of Registrant as Specified in Charter)

150 Almaden Blvd., Suite 1250, San Jose, California 95113
(Address of Principal Executive Offices)
(408) 886-7096
(Registrant’s Telephone Number, including Area Code)

Kevin M. Landis
Firsthand Capital Management, Inc.
150 Almaden Blvd., Suite 1250
San Jose, California 95113
(Name and Address of Agent for Service)

Copies to:

Kelvin K. Leung, Esq. Firsthand Capital Management, Inc. 150 Almaden Blvd., Suite 1250 San Jose, California 95113	David A. Hearth, Esq. Paul Hastings LLP 55 Second Street, 24th Floor San Francisco, California 94105	John F. Della Grotta, Esq. Paul Hastings LLP 695 Town Center Drive, 17th Floor Costa Mesa, California 92626

Approximate Date of Proposed Public Offering: From time to time after the effective date of this Registration Statement.

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box. [X]

It is proposed that this filing will become effective (check appropriate box): [   ]   when declared effective pursuant to section 8(c).

[X]  This Post-Effective amendment designates a new effective date for a previously Filed Registration Statement.

CALCULATION OF REGISTRATION FEE UNDER THE SECURITIES ACT OF 1933

Title of Securities Being Registered	Stock Amount Being Registered (1)(2)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Prices (3)	Amount of Registration Fee
Common Stock $.001 par value per share (4)
Subscription Rights
Total			$150,000,000	$20,460 (5)

(1)	Subject to Note 3 below, there is being registered hereunder a presently indeterminate number of shares of common stock to be offered on an immediate, continuous or delayed basis.
(2)
Subject to Note 3 below, there is being registered hereunder a presently indeterminate number of subscription rights as may be sold, from time to time, representing rights to purchase shares of common stock.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.  In no event will the aggregate initial offering price of all securities offered from time to time pursuant to the prospectus included as a part of this Registration Statement exceed $150,000,000.

(4)	Includes shares that the underwriters have the option to purchase solely to cover over-allotments, if any.
(5)
On October 4, 2013, the Registrant registered the same number of shares of common stock and subscription rights, with the same Proposed Maximum Aggregate Offering Price as stated above.  Since being declared effective on December 17, 2013, the Registrant has not made any offers or sales of the shares of common stock or subscription rights to subscribe for shares of common stock.  The Filing Fee was previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion Dated December 24, 2014
BASE PROSPECTUS

$150,000,000

FIRSTHAND TECHNOLOGY VALUE FUND, INC.

Common Stock

Subscription Rights

Firsthand Technology Value Fund, Inc. (“we,” “us,” “our,” the “Company,” the “Fund,” or “SVVC”) is an externally managed, closed-end, non-diversified management investment company organized as a Maryland corporation that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”).  Our investment objective is to seek long-term growth of capital.  There can be no assurance that we will achieve our investment objective.  We invest at least 80% of our net assets in equity securities of technology companies (as defined below), including cleantech companies.  We emphasize technology companies that we believe hold the greatest potential for capital appreciation.  We focus our investments in private companies and in public companies with market capitalizations of less than $250 million.  Our investment activities are managed by Firsthand Capital Management, Inc. (“FCM” or the “Investment Adviser”).

We may offer, from time to time, shares of our common stock ($0.001 par value per share) or subscription rights, which we refer collectively, as the “securities,” in one or more offerings. We may offer our common stock in amounts, at prices and on terms set forth in a prospectus supplement to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you decide to invest in any of our securities.

We may offer and sell our securities to or through underwriters or dealers, “at the market” to or through an existing trading market or otherwise directly to one or more purchasers, including existing stockholders in a rights offering, or through agents or through a combination of methods of sale. If an offering of our common stock or subscription rights involves any underwriters, dealers or agents, then the applicable prospectus supplement will name the underwriters, dealers or agents and will provide information regarding any applicable purchase price, fee, commission or discount arrangements made with those underwriters, dealers or agents or the basis upon which such amount may be calculated. For more information about the manners in which we may offer our common stock, see “Plan of Distribution.” We may not offer or sell our Securities through agents, underwriters or dealers without delivery of a prospectus supplement.

(continued on the following page)

Investing in our securities involves a high degree of risk.  Before buying any shares, you should read the discussion of the material risks of investing in our securities, in “Risk Factors” beginning on page 13 of the prospectus.  You should consider carefully these risks together with all of the other information contained in this prospectus and any prospectus supplement before making a decision to purchase our securities.

Neither of the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ___ __, 201_

(continued from the preceding page)

Shares of our common stock are listed on the NASDAQ Global Market under the symbol “SVVC.”  The net asset value of our common stock as of September 30, 2014 was $29.70 per share and the last sale price per share as of that date was $24.01.  See “Market and Net Asset Value Information.”

Shares of closed-end investment companies and business development companies, like ours, frequently trade at a discount to their net asset value. If our common stock trades at a discount to our net asset value, the risk of loss may increase for purchasers of our common stock, especially for those investors who expect to sell their common stock in a relatively short period after purchasing shares in this offering.  See “Risks Factors – Risks Related to Any Future Offering - Our common stock may trade at a discount/premium to our net asset value.”

The market price of our common stock also may be affected by such factors such as distributions that we may make to our shareholders or significant trading in one or more of our portfolio securities immediately prior to their initial public offering, at times causing the market price to rise and, at times, causing the market price to decrease, upon the completion of a company’s initial public offering; in each case, such events are, in turn, affected by expenses, the stability of our distributions, liquidity and market supply and demand.  See “Risk Factors—Risks Related to Our Investments; - we may invest in micro-cap public companies and companies we may hope will have successful initial public offerings.”; “Risks Relating to Our Business Structure – We may experience fluctuations in our quarterly results;” and “Risks Relating to Any Future Offerings - “- the market price of our common stock may fluctuate significantly.

This prospectus contains important information you should know before investing in our securities. Please read it before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission (the “SEC”). This information will be available free of charge by contacting us at 150 Almaden Boulevard, Suite 1250, San Jose, California 95113, by telephone at (408) 886-7096, or on our website at http://www.firsthandtvf.com. Information contained on our website is not incorporated herein by reference into this prospectus, and you should not consider that information to be part of this prospectus. The SEC also maintains a website at http://www.sec.gov. You also may e-mail requests for these documents to publicinfo@sec.gov or make a request in writing to the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0112.

This prospectus is part of a registration statement that we have filed with the SEC, using the “shelf” registration process. Under the shelf registration process, we may offer, from time to time, separately or together in one or more offerings the securities described in this prospectus.  The securities may be offered at prices at prices and on terms described in one or more supplements to this prospectus. This prospectus provides you with a general description of the securities that we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. This prospectus, together with any prospectus supplement, sets forth concisely the information about us that a prospective investor ought to know before investing. You should read this prospectus and the related prospectus supplement before deciding whether to invest and retain them for future reference.

Neither our common stock nor subscription rights represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and they are not federally insured by the Federal Deposit Insurance Corporation, the Federal Board or any other governmental agency.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional information, or information different from that contained in this prospectus or to make representations to matters not stated in this prospectus. If anyone provides you with different or additional information, you should not rely on it. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.  Our business, financial condition, results of operations and prospectus may have changed since that date.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale.

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. Except where the context suggests otherwise, the terms “we,” “us,” “our,” the “Company,” the “Fund”, or “SVVC” refer to Firsthand Technology Value Fund, Inc.; “FCM” or “Investment Adviser” refer to Firsthand Capital Management, Inc.

Firsthand Technology Value Fund, Inc.

Firsthand Technology Value Fund, Inc. is an externally managed, closed-end, non-diversified management investment company organized as a Maryland corporation that has elected to be treated as a business development company under the 1940 Act.  We intend to elect to be treated for tax purposes as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) and to qualify annually thereafter.

SVVC was incorporated under the Maryland General Corporation Law in April 2010 and acquired its initial portfolio of securities through the reorganization (the “Reorganization”) of Firsthand Technology Value Fund (“TVF”), an open-end mutual fund and a series of Firsthand Funds, into SVVC.  The Reorganization was completed on April 15, 2011 and SVVC commenced operations on April 18, 2011.

Investment Objective

Our investment objective is to seek long-term growth of capital.  There can be no assurance that we will achieve our investment objective.  Under normal circumstances, we will invest at least 80% of our net assets for investment purposes in technology companies.  We consider technology companies to be those companies that derive at least 50% of their revenues from products and/or services within the information technology sector and in the “cleantech” sector.  Information technology companies include, but are not limited to, those focused on computer hardware, software, social networking, telecommunications, networking, Internet, and consumer electronics. While there is no standard definition of cleantech, it is generally regarded as including goods and services designed to harness renewable energy and materials, eliminate emissions and waste, and reduce the use of natural resources. In addition, under normal circumstances we will invest at least 70% of our total assets in privately held companies and public companies with market capitalizations of less than $250 million. We anticipate that our portfolio will be primarily composed of equity and equity derivative securities of technology and cleantech companies (as defined above).  We expect that these investments will range between $1 million and $10 million each, although this investment size will vary proportionately with the size of our capital base.  We acquire our investments through direct investments in private companies, negotiations with selling shareholders, and in organized secondary marketplaces for private securities.

Our current focus is on investing in late-stage private companies, particularly those with potential for near-term realizations by way of an IPO or acquisition. While our primary focus is to invest in illiquid private technology and cleantech companies, we may also invest in micro-cap publicly-traded companies. In addition, we may invest up to 30% of the portfolio in opportunistic investments that do not constitute the private companies and micro-cap public companies described above. These other investments may include investments in securities of public companies that are actively traded. These other investments may also include investments in high-yield bonds, distressed debt or securities of public companies that are actively traded, and securities of companies located outside of the United States.

Our Portfolio Investments

As of September 30, 2014, we held $197.9 million in investment securities, and held total gross assets of $284.1 million. Our top five equity holdings as of that date were:

	Company	Sector/Industry	Value	Percent of Total Gross Assets
1.	Twitter	Social Networking	$67,999,796	23.9%
2.	IntraOp Medical	Medical Devices	$21,937,080	7.7%
3.	Turn	Advertising Technology	$15,000,007	5.3%
4.	Aliphcom	Consumer Electronics	$12,653,330	4.5%
5.	Pivotal Systems	Semiconductor Equipment	$12,000,000	4.2%

Investment Advisor

Founded in 2009, Firsthand Capital Management, Inc. (“FCM” or the “Adviser”) is our investment adviser, responsible for implementing and administering our investment strategy. FCM, a California corporation, is registered with the SEC under the Investment Advisers Act of 1940, as amended (the “Adviser’s Act”). The owner, President and Chief Investment Officer of FCM is Kevin Landis, our Chief Executive Officer. Mr. Landis has approximately 19 years of professional investment experience, including more than 14 years of investing in equity securities of private companies. Mr. Landis and his team has been involved in originating, structuring, negotiating, consummating, managing, and monitoring private company investments during its tenure at FCM and another investment adviser that Mr. Landis co-founded in 1994, also named Firsthand Capital Management, Inc. (“Old FCM”). During Mr. Landis’s tenure with Old FCM, he and his team invested approximately $150 million in 26 private companies.

FCM has developed a network of financial sponsor relationships as well as relationships with management teams, investment bankers, attorneys and accountants that we believe will provide us with access to substantial investment opportunities. FCM also employs a team of investment research professionals to assist Mr. Landis in originating, analyzing, and managing investments. It also has a seasoned attorney on staff to assist with deal structure and negotiation.

Competitive Advantage

We believe that we have the following competitive advantages over other investors in the companies in which we seek to invest:

Management expertise

Kevin Landis has principal management responsibility for Firsthand Capital Management, Inc. as its Chief Executive Officer and Chief Investment Officer. Mr. Landis has approximately 20 years of experience in technology sector investing, and he dedicates a substantial portion of his time to managing SVVC and FCM.

FCM also employs a dedicated team of professionals to support Mr. Landis in his investing efforts. The team, led by Mr. Landis, has considerable experience in management positions within technology sector operating companies. Mr. Landis currently serves on the boards of directors (or holds observer seat positions) at several technology and cleantech start-up companies. Through their collective investment experience, we believe the team has developed a strong reputation in the capital markets. We believe that this experience, together with an expertise in investing in equity securities and managing investments in companies, affords SVVC a competitive advantage in identifying and investing in private technology and cleantech companies.

Disciplined investment approach

The Adviser employs a disciplined approach in selecting investments. Our investment philosophy focuses on ensuring that our investments have an appropriate return profile relative to risk. When market conditions make it difficult for us to invest according to our criteria, the Adviser intends to be highly selective in deploying our capital. We believe this approach will enable us to build an attractive investment portfolio that meets our return and value criteria over the long term.

We believe it is critical to conduct extensive due diligence on investment targets. In evaluating new investments we, through the Investment Adviser, intend to conduct a rigorous due diligence process that draws from the Adviser’s investment experience, industry expertise, and network of contacts.

Focusing on investments that can generate positive risk-adjusted returns

The Adviser will seek to maximize the potential for capital appreciation. In making investment decisions the Adviser will seek to pursue and invest in companies that meet several of the following criteria:

•	outstanding technology,

•	barriers to entry (i.e. patents and other intellectual property rights),

•	experienced management team,

•	established financial sponsors that have a history of creating value with portfolio companies,

•	strong competitive industry position, and

•	viable exit strategy

Assuming a potential investment meets most or all of our investment criteria, the Adviser intends to be flexible in adopting transaction structures that address the needs of prospective portfolio companies and their owners. Our investment philosophy is focused on internal rates of return over the life of an investment. Given our investment criteria and due diligence process, we expect to structure our investments so they correlate closely with the success of our portfolio companies.

Ability to source and evaluate transactions through the Adviser’s research capability and established network

FCM’s investment management team has overseen primary investments in dozens of private companies across various industries while employed by FCM or Old FCM since 1994. We believe the expertise of the Adviser’s management team enables FCM to identify, assess, and structure investments successfully across all levels of a company’s capital structure and to manage potential risk and return at all stages of the economic cycle.

We intend to identify potential investments both through active origination and through dialogue with numerous management teams, members of the financial community, and corporate partners with whom Mr. Landis has long-standing relationships. We believe that the team’s broad network of contacts within the investment, commercial banking, private equity, and investment management communities in combination with their strong reputation in investment management, enables  us to attract well-positioned prospective portfolio companies.

Longer investment horizon with attractive publicly traded model

Unlike many private equity and venture capital funds, we will not be subject to standard periodic capital return requirements. Such requirements typically stipulate that funds raised by a private equity or venture capital fund, together with any capital gains on such invested funds, can only be invested once and must be returned to investors after a pre-agreed time period. These provisions often force private equity and venture capital funds to seek returns on their investments through mergers, public equity offerings, or other liquidity events more quickly than they otherwise might, potentially resulting in both a lower overall long-term return to investors and an adverse impact on their portfolio companies. While we are required to distribute substantially all realized gains, we believe that our dividend reinvestment plan and our flexibility to make investments with a long-term view and without the capital return requirements of traditional private investment vehicles will provide us with the opportunity to generate returns on invested capital and at the same time enable us to be a better long-term partner for our portfolio companies.

Operating and Regulatory Structure

Our investment activities are managed by FCM and supervised by our board of directors, the majority of whom are independent of the Adviser. FCM is an investment adviser that is registered with the SEC under the Investment Advisers Act of 1940, or the “Advisers Act.” Under our Investment Management Agreement, we have agreed to pay FCM an annual base management fee based on our gross assets as well as an incentive fee based on our investment performance. See “Management—Investment Management Agreement.”

As a business development company, we are required to comply with certain regulatory requirements. For example, we note that any affiliated investment vehicle currently in existence or formed in the future and managed by the Adviser may, notwithstanding different stated investment objectives, have overlapping investment objectives with our own and, accordingly, may invest in asset classes similar to those targeted by us. We will not initiate a new investment in any portfolio company in which such a fund has a pre-existing investment, although we may invest in new rounds of financing for such existing portfolio companies and we may co-invest with such affiliate on a concurrent basis, subject to compliance with existing regulatory guidance, applicable regulations, and our allocation procedures.

Our Corporate Information

Our offices are located at 150 Almaden Boulevard, Suite 1250, San Jose, California 95113. Our telephone number is (408) 886-7096.

The Offering

We may offer, from time to time, up to $150 million of our securities at prices and on terms to be set forth in one or more supplements to this prospectus.

We may offer and sell our securities to or through underwriters, through dealers or agents that we designate from time to time, directly to purchasers or through a combination of these methods. If an offering of common stock involves any underwriters, dealers or agents, then the applicable prospectus supplement will name the underwriters, dealers or agents and will provide information regarding any applicable purchase price, fee, commission or discount arrangements made with those underwriters, dealers or agents or the basis upon which such amount may be calculated. See “Plan of Distribution.” We may not sell any of our securities through agents, underwriters or dealers without delivery of a prospectus supplement describing the method and terms of the offering of our securities.

Use of Proceeds

Unless otherwise specific in a prospectus supplement, we plan to use the net proceeds of any sales of our securities pursuant to this prospectus to invest the cash and other liquid assets of SVVC in portfolio companies in accordance with our investment objective and the strategies described in this prospectus. Pending such investment, the proceeds of the offering will be invested primarily in cash, cash equivalents, U.S. government securities, and other high-quality debt investments that mature in one year or less from the date of investment. The supplement to this prospectus relating to an offering will more fully identify the use of proceeds from such offering. See “Use of Proceeds.”

Trading at a Discount/Premium

Shares of common stock closed-end investment companies and business development companies frequently trade at a discount to their net asset value (“NAV”). We cannot assure you that our common stock will trade at a price higher than or equal to our net asset value. Also, our net asset value will be reduced immediately following this offering by the underwriting discount and our offering costs.

The possibility that our shares may trade at a discount to our net asset value is separate and distinct from the risk that our common stock’s net asset value per share may decline.

In addition to net asset value, the market price of our common stock may be affected by such factors such as distributions that we may make to our shareholders or significant trading in one or more of our portfolio securities immediately prior to their initial public offering, at times causing the market price to rise and, at times the completion of certain initial public offerings of shares that we own causing the market price to decrease; in each case, such events are, in turn, further affected by expenses, the stability of our distributions, liquidity and market supply and demand. Any issuance of additional shares of common stock may have an adverse effect on prices in the secondary market for our common stock by increasing the number of shares of common stock available, which may create downward pressure on the market price for our common stock. Although our shares have previously traded at a substantial premium to their net asset value, our shares of common stock also have traded at a substantial discount to their net asset value for various periods. We cannot predict whether our shares of common stock will trade above, at, or below their net asset value. See “Risk Factors— Risks Relating to Our Business Structure – We may experience fluctuations in our quarterly results;” “–Risks Related to Our Investments - Our common stock may trade at a discount/premium to our net asset value;” “- the market price of our common stock may fluctuate significantly;” and “-we may invest in micro-cap public companies and companies we may hope will have successful initial public offerings.”

Distributions

To the extent we receive capital gains, income, or dividends that are required to be distributed to stockholders, we intend to make such distributions annually to our stockholders out of assets legally available for distribution.

Taxation

We intend to elect to be treated for federal income tax purposes as a RIC. As a RIC, we generally will not have to pay corporate-level federal income taxes on any ordinary income or capital gains that we distribute to our stockholders as distributions. To maintain our RIC status and obtain RIC tax benefits, we must meet specified source-of-income and asset diversification requirements and distribute annually at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any, out of assets legally available for distribution. See “Distributions.”

Dividend Reinvestment Plan

We have a dividend reinvestment plan for our stockholders. This is an “opt out” dividend reinvestment plan. As a result, if we declare a dividend or other distribution, then stockholders’ cash distributions will be reinvested automatically in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan, so as to receive cash dividends or other distributions. Stockholders who receive distributions in the form of shares of common stock will be subject to the same federal, state, and local tax consequences as stockholders who elect to receive their distributions in cash. See “Dividend Reinvestment Plan.”

Investment Advisory Fees

We pay FCM a fee for its services under the Investment Management Agreement consisting of two components – a base management fee and an incentive fee. The base management fee is calculated at an annual rate of 2.00% of our gross assets. The incentive fee is determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Management Agreement, as of the termination date) and will equal our realized capital gains on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. See “Management—Investment Management Agreement.”

Anti-Takeover Provisions

Our board of directors is divided into three classes of directors, each serving a staggered three-year term and until his or her successor is elected and qualifies. This structure is intended to increase the likelihood of continuity of management, which may be necessary for us to realize the full value of our investments. A staggered board of directors also may serve to deter hostile takeovers or proxy contests, as may certain other measures adopted by us. See “Description of Our Capital Stock.”

Risk Factors

Investing in our common stock involves risk, including the risk that you may receive little or no return on your investment, or that you may lose part or all of your investment. Therefore, before investing in our common stock you should consider carefully the risks set forth in “Risk Factors” on page 13. We are designed primarily as a long-term investment vehicle, and our common stock is not an appropriate investment for a short-term trading strategy. An investment in our common stock should not constitute a complete investment program for any investor and involves a high degree of risk. Due to the uncertainty in all investments, there can be no assurance that we will achieve our investment objective.

Recent Developments

On May 1, 2014, we entered into an agreement (the “Bulldog Agreement”) with Bulldog Investors, LLC, a Delaware limited liability company (“Bulldog”) to withdraw the Bulldog shareholder proposals made in connection with our 2014 Annual Meeting of Stockholders (the “Annual Meeting”); discontinue its proxy solicitation related to the Annual Meeting; and (iii) promise that neither it nor any of its affiliated advisers would introduce any proposal or nomination at the Annual Meeting. Bulldog also agreed to be bound by certain “standstill” covenants with respect to the Fund until May 1, 2023 pursuant to a Standstill Agreement dated May 1, 2014.

Also in connection with our agreement with Bulldog, we agreed to liquidate all of our holdings in Facebook, Inc. and Twitter, Inc. and distribute the proceeds to our stockholders; establish an open-market purchase program to purchase up to $10 million of our common stock during certain periods in 2014 in which the market price of the common stock is below our NAV; and commence an issuer tender offer for up to $20 million of our shares of common stock at a purchase price per share equal to 95% of the Fund’s net asset value per share (“NAV”) as of the close of ordinary trading on the NASDAQ Global Market on December 31, 2014 (the “Offer”).On December 5, 2014, we completed the open market purchase program offer after reaching its $10 million goal and on December 22, 2014, we commenced the Offer.

On November 6, 2014, we distributed to our shareholders $27.2 million or $2.998210 per share as a result our liquidation of our Facebook, Inc. shares; and on December 11, 2014, we distributed to our shareholders $26.0 million or $2.86156 per share as a result of our liquidation of our Twitter, Inc. shares.

As of September 30, 2014, we have purchased public and private securities with an aggregate cost of approximately $61.5 million and have sold public and private securities with an aggregate value of approximately $123.0 million.

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus constitute forward-looking statements, which relate to future events or our future performance or financial condition. We use words such as “anticipates,” “believes,” “expects,” “plans,” “will,” “may,” “continues,” “believes,” “seeks,” “likely,” “intends,” and similar expressions to identify forward-looking statements. The forward-looking statements contained in this prospectus involve risks and uncertainties, including, without limitation, forward-looking statements as to:

•	our future operating results,

•	our business prospects and the prospects of our prospective portfolio companies,

•	the impact of investments that we expect to make,

•	our contractual arrangements and relationships with third parties,

•	the dependence of our future success on the general economy and its impact on the industries in which we invest,

•	the ability of our prospective portfolio companies to achieve their objectives,

•	our expected financings and investments,

•	the adequacy of our cash resources and working capital, and

•	the timing of cash flows, if any, from the operations of our prospective portfolio companies.

The factors identified above are believed to be important factors, but not necessarily all of the important factors, that could cause our actual results to differ materially from those expressed in any forward-looking statement.

Our actual results could differ materially from those projected in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” and elsewhere in this prospectus.  In addition, several factors that could materially affect our actual results are the ability of the portfolio companies in which we invest to achieve their objectives; our ability to source favorable private investments; changes in the securities markets, especially the markets for technology companies including those that may be early stage or micro-cap companies; the dependence of our future success of the general economy and its impact on the industries in which we invest and other factors discussed in our periodic filings with the SEC.

Unpredictable or unknown factors could also have material adverse effects on us. Since our actual results, performance or achievements could differ materially from those expressed in, or implied by, these forward-looking statements, we cannot give any assurance that any of the events anticipated by the forward-looking statements will occur, or, if any of them do, what impact they will have on our results of operations and financial condition. All forward-looking statements included in this prospectus are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. You are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including our annual reports. We acknowledge that, notwithstanding the foregoing statement, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to business development companies such as us.

FEES AND EXPENSES

The following table and example contains information about the costs and expenses that a common stockholder will bear directly or indirectly in an offering. We caution you that some of the percentages indicated in the table below are estimates and may vary. The following table should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown. Except where the context suggests otherwise, whenever this prospectus contains a reference to fees or expenses paid by “you,” “us,” or “SVVC,” or that “we” will pay fees or expenses, stockholders will indirectly bear such fees or expenses as investors in SVVC.

Stockholder Transaction Expenses:

Sales Load (as a percentage of offering price)	___	%(1)
Offering Expenses (as a percentage of offering price)	___	%(2)
Dividend Reinvestment Plan Fees	None	(3)
Total Stockholder Transaction Expenses (as a percentage of offering price)	___	%(4)

Annual Expenses (as a percentage of net assets attributable to common stock):

Management Fees	2.00	%(5)
Incentive Fees Payable under Investment Management Agreement (20% of “Incentive Fee Capital Gains”)	0	%(6)
Other Expenses	1.13%
Total Annual Expenses	3.13%

(1)
The sales load will apply only if the shares of common stock to which this prospectus relates are sold to or through underwriters. In such case, a corresponding prospectus supplement will disclose the applicable sales load.

(2)	The related prospectus supplement will disclose the estimated amount of offering expenses, the offering price and the offering expenses as a percentage of the offering price.

(3)
The expenses of administering our dividend reinvestment plan are included in “Other Expenses.” You will pay brokerage charges if you direct BNY Mellon Investment Servicing (US) Inc., as agent for our common stockholders, to sell your common stock held in a dividend reinvestment account. See “Dividend Reinvestment Plan.”

(4)	The related prospectus supplement will disclose the offering price and the total stockholder transaction expenses as a percentage of the offering price.

(5)
Our management fee under the Investment Management Agreement (as defined under “Discussion of Expected Operating Plans—Contractual Obligations”) is based on our gross assets. “Gross assets” is an equivalent term to “total assets,” the term used in our Statement of Assets and Liabilities in our Financial Statements. See “Management—Investment Management Agreement” and footnote 6 below.

(6)
Currently, we do not have an estimate of the likelihood that incentive fees would need to be paid. The incentive fee consists of 20% of our Incentive Fee Capital Gains, if any. The Investment Management Agreement defines “Incentive Fee Capital Gains” as our realized capital gains on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. The incentive fee is payable, in arrears, at the end of each calendar year (or upon termination of the investment advisory and management agreement, as of the termination date. This incentive fee would be estimated and accrued based on unrealized capital appreciation for purposes of calculating operating expenses and the Fund’s net asset value. For a more detailed discussion of the calculation of this fee, see “Management—Investment Management Agreement.”

The purpose of the table above and the example below is to help you understand all fees and expenses that you would bear directly or indirectly as a holder of our common stock.  See “Management” and “Dividend Reinvestment Plan”.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock. SVVC currently does not intend to utilize leverage or borrowing. Therefore, in calculating the following expense amounts, we have assumed we would have no indebtedness and that our annual operating expenses remain at the levels set forth in the table above.

	1 year	3 years	5 years	10 years
You would pay the following expenses on a $10,000 investment, assuming a 5% annual return	$315	$966	$1,640	$3,439

While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. This illustration assumes that this 5% return results entirely from net realized capital gains, making the entire 5% return subject to the 20% capital gains incentive fee. In addition, while the example assumes reinvestment of all dividends and other distributions at net asset value, participants in our dividend reinvestment plan will receive a number of shares of our common stock determined by dividing the total dollar amount of the distribution payable to a participant by the market price per share of our common stock at the close of trading on the valuation date for the distribution. See “Dividend Reinvestment Plan” for additional information regarding our dividend reinvestment plan.

This example should not be considered a representation of our future expenses, and actual expenses (including the cost of debt, if any, and other expenses) may be greater or less than those shown. IN THE EVENT THAT A SALES LOAD APPLIES, THE EXAMPLE WILL BE RESTATED IN A CORRESPONDING PROSPECTUS SUPPLEMENT TO SHOW THE EFFECT OF THE SALES LOAD.

MARKET AND NET ASSET VALUE INFORMATION

Shares of our common stock are listed on the NASDAQ Global Market under the symbol “SVVC.” Our common stock commenced trading on the NASDAQ Global Market on April 18, 2011.

Our common stock has traded both at a premium and at a discount in relation to its net asset value.  Although our common stock has traded at a premium to net asset value, we cannot assure that this will continue after the offering or that our common stock will not trade at a discount in the future.  Any issuance of additional common stock may have an adverse effect on prices in the secondary market for our common stock by increasing the number of shares of common stock available, which may create downward pressure on the market price for our common stock. Shares of closed-end investment companies and business development companies frequently trade at a discount to net asset value. See “Risk Factors— Risks Relating to Our Business Structure – We may experience fluctuations in our quarterly results;” –Risks Related to Our Investments - Our common stock may trade at a discount/premium to our net asset value;” “- the market price of our common stock may fluctuate significantly;” and “-we may invest in micro-cap public companies and companies we may hope will have successful initial public offerings.”

The market price of our common stock may be affected by such factors such as distributions that we may make to our shareholders or significant trading in one or more of our portfolio securities immediately prior to their initial public offering, at times causing the market price to rise and, at times, the completion of certain initial public offerings of shares that we own causing the market price to decrease; in each case, such events are, in turn, further affected by expenses, the stability of our distributions, liquidity and market supply and demand.

The following table sets forth for each of the fiscal quarters indicated the range of high and low closing sales price of our common stock and the quarter-end sales price, each as reported on the NASDAQ Global Market, the net asset value per share of common stock and the premium or discount to net asset value per share at which our shares were trading. Net asset value is generally determined on the last business day of each calendar month. See “Determination of Net Asset Value” for information as to the determination of our net asset value.

	Net Asset Value Per Share of Common	Quarterly Closing Sales Prices		Quarter End	Premium/ (Discount) on High Closing Sale Price to Net Asset Value	Premium/ (Discount) on Low Closing Sale Price to Net Asset Value
	Stock (1)	High	Low	Sales Price	(2)	(3)
Fiscal Year 2014
Quarter Ended September 30, 2014	$29.70	$24.35	$20.42	$24.01	(18.01%)	(31.25%)
Quarter Ended June 30, 2014	$27.30	$21.63	$19.56	$21.25	(20.77%)	(28.35%)
Quarter Ended March 31, 2014	$27.43	$24.41	$21.06	$21.35	(11.01%)	(23.22%)
Fiscal Year 2013
Quarter Ended December 31, 2013	$28.32	$26.16	$21.15	$23.17	(7.63%)	(25.32%)
Quarter Ended September 30, 2013	$26.20	$24.62	$20.19	$24.48	(6.03%)	(22.94%)
Quarter Ended June 30, 2013	$24.80	$20.19	$18.41	$19.86	(18.59%)	(25.77%)
Quarter Ended March 31, 2013	$23.26	$19.72	$17.59	$19.29	(15.22%)	(24.38%)
Fiscal Year 2012
Quarter Ended December 31, 2012	$22.90	$18.27	$17.29	$17.44	(20.22%)	(24.50%)
Quarter Ended September 30, 2012	$22.91	$17.80	$15.75	$17.44	(22.31%)	(31.3%)
Quarter Ended June 30, 2012	$23.66	$45.88	$17.43	$17.66	93.9%(4)	(25.4%)
Quarter Ended March 31, 2012	$24.56	$40.50	$14.33	$39.50	64.9%(4)	(41.7%)
Quarter Ended December 31,	$23.92	$16.60	$14.25	$14.33	(30.6%)	(40.4%)
Fiscal Year 2011 (5)
Quarter Ended December 31, 2011	$23.92	$16.60	$14.25	$14.33	(30.6%)	(40.4%)
Quarter Ended September 30, 2011	$24.76	$19.00	$14.30	$14.65	(23.3%)	(42.2%)
Period Ended June 30, 2011	$26.47	$27.99	$12.50	$15.20	5.7%	(52.8%)

(Footnotes on the following page)

(Footnotes from previous page)

(1)
NAV per share is determined as of close of business on the last day of the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low closing sales prices, which may or may not fall on the last day of the quarter. NAV per share is calculated as described in “Determination of Net Asset Value.”

(2)	Calculated by dividing the high closing sales price for the quarter divided by the quarter-end NAV minus 1.

(3)	Calculated by dividing the low closing sales price for the quarter divided by the quarter-end NAV minus 1.

(4)
During the fiscal quarter ended March 30, 2012, one of the Fund’s portfolio companies, Facebook, announced the launch of its initial public offering of its common stock and in the fiscal quarter, June 30, 2012, that same portfolio company launched its initial public offering of its common stock, which we believe was a principal cause for the temporary premium. See “Prospectus Summary – Trading at a Discount/Premium;” Risk Factor

(5)	The Fund began operations on April 18, 2011 and its first fiscal year ended December 31, 2011.

On September 30, 2014, the last reported sales price of our common stock on the NASDAQ Global Market was $24.01, which represented a discount of approximately 19% to the NAV per share reported by us on that date.

As of September 30, 2014, we had approximately 9.1 million shares of common stock outstanding and we had net assets applicable to common stockholders of approximately $269 million.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, we intend to invest the net proceeds of any offering of our securities in accordance with our investment objective and policies as stated herein.  The supplement to this prospectus relating to an offering will more fully identify the use of proceeds from such offering.

We currently anticipate that substantially all of the net proceeds from any offering of our securities will be used as described above within twelve months, but in no event longer than two years. Pending such uses and investment, we will invest the net proceeds primarily in cash, cash equivalents, U.S. government securities, and other high-quality debt investments that mature in one year or less from the date of investment. See “Risk Factors – Risks Relating to Any Future Offering - We may be unable to invest a significant portion of the net proceeds from an offering of our common stock on acceptable terms within an attractive timeframe;” – “we may hold a material portion of our portfolio in cash;” – “we may be unable to invest a significant portion of the net proceeds from an offering of our common stock on acceptable terms within an attractive timeframe;” –“we may hold a material portion of our portfolio in cash.”

To date, our investments of proceeds have tended to follow the funding environment at the time. In 2012, we began with approximately $68 million in cash and invested approximately $60 million during the year. During the same year, we also raised an additional $137 million of new proceeds. In 2013, we invested approximately $74 million of proceeds, and we have invested approximately $39 million during the nine-month period ended September 30, 2014. Assuming no new proceeds are raised, we believe that our portfolio will be substantially invested within the next six months.

The Fund intends to comply with the goal to invest approximately 80% of the net proceeds in accordance with its investment objective and policies within one year of any offering; however, the Fund practically may not be able to invest proceeds at a rapid rate because a significant amount of its investments relate to private companies. Because many of the Fund’s portfolio private companies hope to have successful initial public offerings, the Fund must hold a material portion of its portfolio in cash in reserve to be able to make subsequent investments in order to (i) avoid having its earlier investment become diluted in future financings; (ii) invest additional capital into such a company in case additional investment is necessary; or (iii) exercise warrants, options or convertible securities that were acquired as part of the earlier transaction.  For those reasons, the Fund may hold more than 20% of the Fund’s assets in cash for an extended period of time. See “Risk Factors – Risks Related to Our Investment - Our failure to make follow-on investments in our portfolio companies could impair the value of our portfolio.”  Given the current low return for short-term fixed income investments, and given the Fund’s management fee and other expenses, the Fund may have lower returns or lose money until it becomes fully invested.  The prospectus supplement for an offering also will provide information regarding an estimate of the length of time it is expected to take to invest a substantial portion of the proceeds.

We have not been able to fully invest our cash as quickly as we had initially anticipated for the following reasons: (i) a contraction in the secondary market for private securities since the completion of our last follow-on offering; (ii) a decline in the number of venture capital transactions in the U.S. in 2012 and early 2013; and (iii) increased risk in investing in late-stage private companies following the Facebook IPO in May 2012.  This increased risk caused us to adopt a more cautious investment approach for the twelve months ended June 30, 2013.

RISK FACTORS

Before you invest in our shares, you should be aware of various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide whether to make an investment in our common stock. The risks set out below are not the only risks we face. If any of the following events occur, our business, financial condition, and results of operations could be materially adversely affected. In such case, our net asset value and the trading price of our common stock could decline, and you may lose all or part of your investment. For additional information about the risks associated with investing in our securities, see any risk factors included in the applicable prospectus supplement.

RISKS RELATING TO OUR BUSINESS AND STRUCTURE

We have a limited operating history.

We were incorporated in April 2010 and commenced operations on April 18, 2011. We are subject to all of the business risks and uncertainties associated with any business, including the risk that we will not achieve our investment objective and that the value of your investment could decline substantially. The net assets of SVVC, as of September 30, 2014, were approximately $269 million.

We are dependent upon FCM’s key personnel for our future success.

If the Adviser is unable to hire and retain qualified personnel, or if it loses any key member of its management team, our ability to achieve our investment objective could be significantly impaired.

We depend on the diligence, skill, and access to the network of business contacts of the management of FCM, including primarily Mr. Landis, the owner, Chief Executive Officer and Chief Investment Officer of FCM. We also depend, to a significant extent, on FCM’s access to the investment information and deal flow generated by Mr. Landis and any other investment professionals of FCM. Mr. Landis and other management personnel of FCM evaluate, negotiate, structure, close, and monitor our investments. Our future success depends on the continued service of Mr. Landis and other management personnel of FCM. The resignation of FCM, or the departure of Mr. Landis or any other key managers hired by FCM could have a material adverse effect on our ability to achieve our investment objective. In addition, we can offer no assurance that FCM will remain the Adviser.

The Adviser and its management have limited experience managing a business development company.

The 1940 Act imposes numerous constraints on the operations of business development companies. For example, business development companies are required to invest at least 70% of their total assets primarily in securities of private or micro-cap U.S. public companies, cash, cash equivalents, U.S. government securities, and other high quality debt investments that mature in one year or less. These constraints may hinder the Adviser’s ability to take advantage of attractive investment opportunities and to achieve our investment objective. Under the 1940 Act, SVVC’s ability to own publicly traded securities with market capitalizations in excess of $250 million is limited. While Mr. Landis has approximately 19 years of experience managing technology stock mutual fund investments and 14 years of experience managing private equity investments, Mr. Landis and FCM have only managed a business development company since April 2011, when they began managing SVVC. The investment philosophy and techniques used by Mr. Landis and FCM may differ from those of other funds. Accordingly, we can offer no assurance that SVVC will replicate the historical performance of other investment companies with which Mr. Landis has been affiliated, and we caution you that our investment returns could be substantially lower than the returns achieved by such other companies.

The Adviser and its management manage other funds.

In addition to managing SVVC, FCM is also the investment adviser to two open-end mutual funds in the Firsthand Funds family: Firsthand Technology Opportunities Fund, and Firsthand Alternative Energy Fund. Mr. Landis, who has primary responsibility for SVVC, also serves as portfolio manager of those two funds. This may reduce the time FCM and its investment management team has available to devote to the affairs of SVVC. The other funds managed by FCM have stated investment objectives which differ from our own. Accordingly, there may be times when the interests of FCM’s management team differ from our interests.

The Adviser may not be able to achieve the same or similar returns to those achieved by its investment professionals while they were employed at prior jobs.

Although Mr. Landis has been a portfolio manager of a number of open-end mutual funds in the Firsthand Funds family, Mr. Landis’s track record and achievements are not necessarily indicative of future results that will be achieved by FCM on our behalf. FCM and its investment professionals’ skills and expertise may not be as well suited to our objectives, strategies and requirements as they are for certain other funds. FCM and many of its investment professionals are relatively inexperienced in managing closed end funds and our investment objectives, policies and regulatory limitations differ substantially from the other funds FCM and its investment professionals have managed. Similarly, while the research and operational professionals that support Mr. Landis in his management of Firsthand Funds are substantially the same individuals that will be supporting us, there is no assurance that they will be able to provide the same level of services to us as they did (or currently do) for Firsthand Funds.

Our financial condition and results of operation will depend on our ability to manage future growth effectively.

Our ability to achieve our investment objective will depend on our ability to grow, which will depend, in turn, on FCM’s ability to identify, invest in, and monitor companies that meet our investment criteria.

Accomplishing this result on a cost-effective basis will be largely a function of FCM’s structuring of the investment process, its ability to provide competent, attentive, and efficient services to us and our access to financing on acceptable terms. The management team of FCM will have substantial responsibilities under the Investment Management Agreement. In addition, the employees of FCM may also be called upon to provide managerial assistance to our portfolio companies as the principals of our administrator. Such demands on their time may distract them or slow our rate of investment. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition, and results of operations.

We operate in a highly competitive market for investment opportunities.

A number of entities will compete with us to make the types of investments that we plan to make. We will compete with other venture capital firms and venture capital funds, various public and private investment funds, including hedge funds, other business development companies, commercial and investment banks, commercial financing companies, and various technology and alternative energy companies’ internal venture capital arms. Many of our potential competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. For example, some competitors may have a stronger network of contacts and better connections for deal flows or have access to funding sources that are not available to us. In addition, some of our competitors have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, many of our competitors are not subject to the regulatory restrictions that the 1940 Act will impose on us as a business development company. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time, and we can offer no assurance that we will be able to identify and make investments that are consistent with our investment objective.

Regulations governing our operation as a business development company will affect our ability to, and the way in which we, raise additional capital.

We are not generally able to issue and sell our common stock at a price below net asset value per share. We may, however, sell our common stock at a price below the current net asset value of the common stock, or sell warrants, options, or rights to acquire such common stock, at a price below the current net asset value of the common stock if our board of directors determines that such sale is in the best interests SVVC, and our stockholders approve SVVC’s policy and practice of making such sales. Our stockholders have not approved a policy or practice of selling our common stock below our net asset value per share. However, our board of directors may in the future ask our stockholders to vote on such a policy at an upcoming stockholder meeting. We may also conduct an offering of our common stock at a price below the prevailing market price for that stock, which would have the immediate effect of reducing the market price of our stock. Our board of directors would consider, among other items, that effect in determining whether an offering and the proposed price are in the best interests of the Fund and its stockholders given the amount of any possible reduction and the amount of proceeds from the proposed offering, as well as its proposed uses. The Board and the Adviser are aware of the prohibition on selling shares at a price below net asset value except to the extent approved by the stockholders, and will ensure compliance with that requirement in connection with any future offering.

We intend to elect to be treated as a Regulated Investment Company (RIC), and we will be subject to corporate-level income tax if we are unable to qualify as a RIC.

To qualify as a RIC under the Code and obtain RIC tax benefits, we must meet certain income source, asset diversification, and annual distribution requirements. The annual distribution requirement for a RIC is satisfied if we distribute at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any, to our stockholders on an annual basis. To qualify as a RIC, we must also meet certain asset diversification requirements at the end of each calendar quarter. Failure to meet these tests may result in our having to dispose of certain investments quickly in order to prevent the loss of RIC status. Any such dispositions could be made at disadvantageous prices and may result in losses. If we fail to qualify for RIC tax benefits for any reason and remain or become subject to corporate income tax, the resulting corporate taxes could substantially reduce our net assets, the amount of income available for distribution, and the amount of our distributions. Such a failure would have a material adverse effect on us and our stockholders.

Any failure on our part to maintain our status as a business development company would reduce our operating flexibility.

If we do not remain a business development company, we might be regulated as a closed-end investment company under the 1940 Act, which would subject us to substantially more regulatory restrictions under the 1940 Act and correspondingly decrease our operating flexibility and increase our cost of doing business. Furthermore, any failure to comply with the requirements imposed on business development companies by the 1940 Act could cause the SEC to bring an enforcement action against us or expose us to claims of private litigants.

If we do not invest a sufficient portion of our assets in qualifying assets, we could fail to qualify as a business development company or be precluded from investing according to our current business strategy.

As a business development company, we may not acquire any assets other than “qualifying assets” unless, at the time of and after giving effect to such acquisition, at least 70% of our total assets are qualifying assets. See “Regulation.”

We may be precluded from investing in what we believe are attractive investments if such investments are not qualifying assets for purposes of the 1940 Act. If we do not invest a sufficient portion of our assets in qualifying assets, we could lose our status as a business development company, which would have a material adverse effect on our business, financial condition, and results of operations. Similarly, these rules could prevent us from making follow-on investments in existing portfolio companies (which could result in the dilution of our position) or could require us to dispose of investments at inappropriate times in order to comply with the 1940 Act. If we need to dispose of such investments quickly, it would be difficult to dispose of such investments on favorable terms. For example, we may have difficulty in finding a buyer and, even if we do find a buyer, we may have to sell the investments at a substantial loss.

We are a non-diversified investment company within the meaning of the 1940 Act, and therefore we are not limited with respect to the proportion of our assets that may be invested in securities of a single issuer.

We are classified as a non-diversified investment company within the meaning of the 1940 Act, which means that we are not limited by the 1940 Act with respect to the proportion of our assets that we may invest in securities of a single issuer. To the extent that we assume large positions in the securities of a small number of issuers, our net asset value may fluctuate to a greater extent than that of a diversified investment company as a result of changes in the financial condition or the market’s assessment of the issuer. We may also be more susceptible to any single economic or regulatory occurrence than a diversified investment company. Beyond our income tax diversification requirements, we do not have fixed guidelines for diversification, and our investments could be concentrated in relatively few portfolio companies.

We will need to raise additional capital to grow.

We will need additional capital to fund growth in our investments and we may issue equity securities in order to obtain this additional capital. A reduction in the availability of new capital could limit our ability to grow or pursue business opportunities. We will be required to distribute at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any, to our stockholders to maintain our RIC status. As a result, if stockholders opt out of reinvesting those distributions back into SVVC, these earnings will not be available to fund new investments. If we fail to obtain additional capital to fund our investments, this could limit our ability to grow, which may have an adverse effect on the value of our securities.

Many of our portfolio investments will be recorded at fair value as determined in good faith by our board of directors. As a result, there will be uncertainty as to the value of our portfolio investments.

A large percentage of our portfolio investments will be in the form of equity securities that are not publicly traded. The fair value of securities and other investments that are not publicly traded may not be readily determinable. We will value these securities quarterly at fair value according to our written valuation procedures and as determined in good faith by our board of directors. Our board of directors may use the services of a nationally recognized independent valuation firm to aid it in determining the fair value of these securities. The methods for valuing these securities may include: fundamental analysis (sales, income, or earnings multiples, etc.), discounts from market prices of similar securities, purchase price of securities, subsequent private transactions in the security or related securities, or discounts applied to the nature and duration of restrictions on the disposition of the securities, as well as a combination of these and other factors. Because such valuations, and particularly valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time, and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. Our net asset value could be adversely affected if our determinations regarding the fair value of our investments were materially higher than the values that we ultimately realize upon the disposal of such securities.

The lack of liquidity in our investments may adversely affect our business.

We primarily make investments in private companies. Substantially all of these securities will be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly traded securities. The illiquidity of our investments may make it difficult for us to sell such investments if the need arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments. In addition, we may face other restrictions on our ability to liquidate an investment in a portfolio company to the extent that we have material non-public information regarding such portfolio company.

We may experience fluctuations in our quarterly results.

We could experience fluctuations in our quarterly operating results due to a number of factors, including the performance of the portfolio securities we hold; the level of our expenses; variations in, and the timing of the recognition of, realized and unrealized gains or losses; the degree to which we encounter competition in our markets and general economic conditions. As a result of these factors, results for any period should not be relied upon as being indicative of performance in future periods.

There are significant potential conflicts of interest that could impact our investment returns.

Our executive officers and directors may serve as officers, directors or principals of entities that operate in the same or a related line of business as we do or of investment funds managed by affiliates of FCM that may be formed in the future. Accordingly, if this occurs, they may have obligations to investors in those entities, the fulfillment of which might not be in the best interests of us or our stockholders.

In the course of our investing activities, we will pay investment management and incentive fees to FCM, and will reimburse FCM for certain expenses it incurs. As a result, investors in our common stock will invest on a “gross” basis and receive distributions on a “net” basis after expenses, resulting in a lower rate of return than an investor might achieve through direct investments. Accordingly, there may be times when the management team of FCM has interests that differ from those of our stockholders, giving rise to a conflict.

Most members of the board of directors of the Company are also trustees of the Board of Trustees of Firsthand Funds. Of the four directors of the Company, Messrs. Landis, Burglin, and Lee all serve as both directors for the Company and trustees for Firsthand Funds. Mr. FitzGerald is the only director of the Company who is not also a trustee of Firsthand Funds. The Company believes such a commonality of the board brings continuity of oversight and allows the board of the Company to maintain the institutional knowledge and experience of overseeing illiquid securities and their pricing methods.

Our incentive fee may induce FCM to make speculative investments and these fees will, in effect, be borne by our common stockholders.

The incentive fee payable by us to FCM may create an incentive for FCM to make investments on our behalf that are risky or more speculative than would be the case in the absence of such compensation arrangement. The incentive fee payable to the Adviser is calculated based on a percentage of our return on invested capital. This may encourage the Adviser to invest in higher risk investments in the hope of securing higher returns.

We may invest, to the extent permitted by law, in the securities and instruments of other investment companies, including private funds, as well as other special purpose vehicles set up by third parties for investment in a particular private company. To the extent we so invest, we will bear our ratable share of any such investment company’s expenses, including management and incentive fees. We will also remain obligated to pay investment advisory fees, consisting of a base management fee and incentive fees, to FCM with respect to the assets invested in the securities and instruments of other investment companies under the Investment Management Agreement (as defined under “Discussion of Expected Operating Plans—Contractual Obligations”). With respect to any such investments, each of our stockholders will bear his or her share of the investment advisory fees of FCM as well as indirectly bearing the investment advisory fees and other expenses of any investment companies in which we invest.

We may be required to pay FCM an incentive fee for performance in periods before investors purchased their shares of our common stock in an offering or in the open market.  For that reason, new investors could in effect bear the expense of that incentive fee without having benefitted from any favorable performance that generated the incentive fee. In order to mitigate that risk, when calculating our NAV quarterly, we include a quarterly accrual of projected incentive fees (calculated on a hypothetical as-liquidated basis) even though any incentive fee would be paid only once a year. It is important to note that incentive fees are calculated based on realized gains net of realized losses and unrealized depreciation in the portfolio. In other words, realized losses and unrealized depreciation have the effect of reducing incentive fees payable by us to FCM.

Changes in laws or regulations governing our operations may adversely affect our business.

We and our portfolio companies will be subject to regulation by laws at the local, state, and federal levels. These laws and regulations, as well as their interpretation, may be changed from time to time. Accordingly, any change in these laws or regulations could materially and adversely affect our business.

Provisions of the Maryland General Corporation Law and of our charter and bylaws could deter takeover attempts and have an adverse impact on the price of our common stock.

The Maryland General Corporation Law, our charter, and our bylaws contain provisions that may discourage, delay or make more difficult a change in control of the Company or the removal of the Company’s directors. We are subject to the Maryland Business Combination Act, the application of which is subject to any requirements of the 1940 Act. Our board of directors has adopted a resolution exempting from the Maryland Business Combination Act any business combination between us and any other person, subject to prior approval of such business combination by our board, including approval by a majority of our disinterested directors. If the resolution exempting business combinations is repealed or our board does not approve a business combination, the Maryland Business Combination Act may discourage third parties from trying to acquire control of us and increase the difficulty of consummating such an offer. Our bylaws exempt from the Maryland Control Share Acquisition Act acquisitions of our common stock by any person. If we amend our bylaws to repeal the exemption from the Maryland Control Share Acquisition Act, the Maryland Control Share Acquisition Act also may make it more difficult for a third party to obtain control of us and increase the difficulty of consummating such an offer.

We have also adopted other measures that may make it difficult for a third party to obtain control of us, including provisions in our charter classifying our board of directors in three classes with each director serving a staggered three-year term and until his or her successor is duly elected and qualifies.  Our charter also authorizes our board of directors (without stockholder approval) to classify or reclassify shares of our stock in one or more classes or series and to cause the issuance of additional shares of our stock.  Additionally, our charter permits a majority of the entire board (without stockholder approval) to amend our charter to increase or decrease the number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. These provisions, as well as other provisions of our charter and bylaws, may delay, defer, or prevent a transaction or a change in control that might otherwise be in the best interests of our stockholders.

Our board of directors may change our investment objective, operating policies, and strategies without prior notice or stockholder approval.

Our board of directors has the authority to modify or waive certain of our operating policies and strategies without prior notice and without stockholder approval(except as required by the 1940 Act). However, absent stockholder approval, we may not change the nature of our business so as to cease to be, or withdraw our election as, a business development company. We cannot predict the effect any changes to our current operating policies and strategies would have on our business, operating results, and value of our stock. Nevertheless, the effects may adversely affect our business and impact our ability to make distributions.

RISKS RELATED TO OUR INVESTMENTS

Our investments in prospective portfolio companies may be risky, and you could lose all or part of your investment.

We make equity investments primarily in equity securities and equity derivatives (such as options, warrants, rights, etc.) of privately placed venture capital stage technology and alternative energy companies as well as publicly traded micro-cap companies (those with market capitalizations of less than $250 million).  Our goal is ultimately to dispose of these equity interests and realize gains upon our disposition of such interests. However, the equity interests we receive may not appreciate in value and, in fact, may decline in value or lose all value. Accordingly, we may not be able to realize gains from our equity interests, and any gains that we do realize on the disposition of any equity interests may not be sufficient to offset any other losses we experience.

In addition, investing in privately placed technology and clean tech companies involves a number of significant risks, including that private companies generally have limited operating history and are not as well capitalized as public companies. In addition, private company valuations may fluctuate more dramatically than those of public companies and they frequently have less diverse product lines and smaller market presence than larger competitors. These factors could adversely affect our investment returns as compared to companies investing primarily in the securities of public companies.

We may invest in micro-cap public companies and companies we may hope will have successful initial public offerings.

Although micro-cap companies may have potential for rapid growth, they are subject to wider price fluctuations due to factors inherent in their size, such as lack of management experience and financial resources and limited trade volume and frequency. To make a large sale of securities of micro-cap companies that trade in limited volumes, SVVC may need to sell portfolio holdings at a discount or make a series of small sales over an extended period of time.

We have invested in, and we expect to continue to invest in, companies that we believe are likely to issue securities in initial public offerings (“IPOs”).  Although there is a potential the pre-IPO securities that we buy may increase in value if the company does issue securities in an IPO, IPOs are risky and volatile and may cause the value of our securities to fall dramatically.  Also, because securities of pre-IPO companies are generally not freely or publicly tradable, we may not have access to purchase securities in these companies in the amounts or at the prices we desire.  Securities issued by these privately-held companies have no trading history, and information about such companies may be available for very limited periods. The companies that we anticipate holding successful IPOs may not ever issues shares in an IPO and a liquid market for their securities may never develop, which may negatively affect the price at which we can sell any such securities and make it more difficult to sell such securities, which could also adversely affect our liquidity.

We expect to purchase securities in IPOs, which involve significant risks for us, and we may not be able to participate in offerings to the extent desired or at all.

We may purchase securities of a company in the public market at the company’s IPO. Securities purchased in IPOs are often subject to the general risk associated with investments in companies with smaller market capitalizations, and typically to a heightened degree.  Securities issued in IPOs have no trading history, and information about companies may be available for very limited periods.  In addition, under certain market conditions, a relatively small number of companies may issue securities in IPOs.  Our investment performance during periods when we are unable to invest significantly or at all in IPOs may be lower than during periods when we are able to do so.

IPO securities may be volatile, and we cannot predict whether investments in IPOs will be successful.  If the Company grows, the possible positive effects of IPO investments on the Company may decrease.

In addition, as a business development company, we are subject to special securities laws and regulations so that 70% of our total assets must be comprised of securities of “eligible portfolio companies.” In the case of the stocks of a publicly traded company, this requirement is met only if the market capitalization of that portfolio company is below $250 million at the time of our investment. Therefore, while publicly traded small-cap companies (those with a market capitalization of below $250 million) are considered eligible portfolio companies, large-cap or mid-cap companies are not.

Our investment in Securities with PIK Interest may Result in a Loss of Our Entire Investment Relating to Those Securities and May Also Result in Risks Relating to Our On-Going Operations

We have invested, and may invest in the future, in securities that provide for payment-in-kind, or PIK interest.  Interest payable to us under such securities is accrued and added to outstanding principal (or, in some cases, is converted into other securities), acting as negative amortization which may increase credit risk exposure for that investment.  In some cases, that may result in the loss of our entire investment.

In most cases, a company is required to include PIK interest as income on its financial statements before actual receipt.  As a result, there may be circumstances when we may have difficulty paying required distributions if we recognize income before, or without, receiving cash representing such income.

PIK interest is included in the asset base upon which the Management Fee is paid. (See, “INVESTMENT MANAGEMENT AGREEMENT – Investment Management Fee”).

We have not yet identified all of the portfolio company investments we intend to acquire using the proceeds of an offering.

The Investment Adviser will select our investments subsequent to the closing of an offering, and our stockholders will have no input with respect to such investment decisions. These factors increase the uncertainty, and thus the risk, of investing in our shares.

Economic recessions or downturns could impair our portfolio companies and harm our operating results.

Many of our portfolio companies are susceptible to economic slowdowns or recessions and may fail or require additional capital investments from us during those periods. Therefore, our non-performing assets are likely to increase and the value of our portfolio is likely to decrease during these periods. These events could harm our operating results.

Our failure to make follow-on investments in our portfolio companies could impair the value of our portfolio.

Following an initial investment in a portfolio company, we may make additional investments in that portfolio company as “follow-on” investments, in order to:

•	increase or maintain in whole or in part our equity ownership percentage; or

•	exercise warrants, options, or convertible securities that were acquired in the original or subsequent financing.

We have the discretion to make any follow-on investments, subject to the availability of capital resources and the availability of securities in the applicable public company. We may elect not to make follow-on investments in a portfolio company and we may lack sufficient funds to make those investments. The failure to make follow-on investments may, in some circumstances, jeopardize the continued viability of a portfolio company and our initial investment, or may result in a missed opportunity for us to increase our participation in a successful operation. Even if we have sufficient capital to make a desired follow-on investment, we may elect not to make a follow-on investment because we may not want to increase our concentration of risk, because we prefer other opportunities, or because we are inhibited by compliance with business development company requirements or the desire to maintain our tax status.

We frequently do not hold controlling equity interests in our portfolio companies and we may not be in a position to exercise control over our portfolio companies or to prevent decisions by management of our portfolio companies that could decrease the value of our investments.

Although we may do so occasionally, we do not anticipate routinely taking controlling equity positions in our portfolio companies. As a result, we will be subject to the risk that a portfolio company may make business decisions with which we disagree, and the stockholders and management of a portfolio company may take risks or otherwise act in ways that are adverse to our interests. Due to the lack of liquidity for the equity investments that we will typically hold in our portfolio companies, we may not be able to dispose of our investments in the event we disagree with the actions of a portfolio company, and may therefore suffer a decrease in the value of our investments.

An investment strategy focused primarily on privately held companies presents certain challenges, including the lack of available information about these companies, a dependence on the talents and efforts of only a few key portfolio company personnel, and a greater vulnerability to economic downturns.

We invest primarily in privately held companies. Generally, little public information exists about these companies, and we will be required to rely on the ability of FCM’s investment professionals to obtain adequate information to evaluate the potential returns from investing in these companies. If we are unable to uncover all material information about these companies, we may not make a fully informed investment decision, and we may lose money on our investments. Also, privately held companies frequently have less diverse product lines and a smaller market presence than larger competitors. These factors could adversely affect our investment returns as compared to companies investing primarily in the securities of public companies.

Some of our investments, particularly those in the solar industry, are sensitive to public policy decisions by U.S. and foreign governments.

One of the industries in which we make investments is the solar industry. In many countries, government incentives, in the form of subsidies and renewable energy mandates, are currently responsible for supporting customer demand for solar-generated electricity. If governments were to relax or eliminate these incentives, some of our portfolio companies could be adversely affected.

Our portfolio companies may issue additional securities or incur debt that ranks equal or senior to our investments in such companies.

We also invest primarily in equity securities issued by our portfolio companies. The portfolio companies may be permitted to issue additional securities or incur other debt that ranks equally with, or senior to, the equity securities in which we invest. By their terms, such other securities (especially if they are debt securities) may provide that the holders are entitled to receive payment of interest or principal before we are entitled to receive any distribution from the portfolio companies. Also, in the event of insolvency, liquidation, dissolution, reorganization, or bankruptcy of a portfolio company, holders of debt instruments ranking senior to our equity investment in that portfolio company would typically be entitled to receive payment in full before equity investors like us may receive any distribution in respect of our investment. After repaying such senior creditors, the portfolio company may not have any remaining assets to distribute to us.

We may invest in below investment grade debt securities or junk bonds.

In addition to making equity investments in our portfolio companies, we may also, from time to time, invest in debt securities (both convertible and non-convertible). Currently, we do not expect such investments to be a material portion of our portfolio. In the event we invest in these debt securities, they may be either unrated or, if rated, likely to be below investment grade (or called “junk bonds”).  Unrated or junk status indicates that an issuer is less likely to be able to meet its debt obligations and, therefore, more likely to default compared to issuers of investment-grade debt. These investments are risky. If the issuer were to default, we could lose all of our investment.

We may purchase or sell options on securities and indexes, which may expose us, and your investment in our common stock, to certain risks.

We may on a very limited and incidental basis purchase or sell options on indexes or securities.  The Fund would typically purchase options for the purpose of gaining current or future exposure to the equity of a company on what the Investment Adviser expects to be more attractive terms than a purchase of the underlying security.  The Fund may also acquire options as one portion of an investment in a company.  To a lesser extent, the Fund may purchase put options to hedge the risk on a current portfolio holding.  Options on equity securities indexes may be used occasionally as a way to gain general equity or technology market exposure on a portion of the portfolio pending additional investments.  In all cases, the use of these options, alone or in combination with other portfolio investments, would be for the purpose of achieving the Fund’s objective of long term growth of capital.  The use of options has risks and our ability to successfully use these techniques depends on our ability to predict pertinent market movements, which cannot be assured.  The use of options may result in losses greater than if they had not been used, may require us to sell or purchase portfolio securities at inopportune times or for prices other than current market values, may limit the amount of appreciation we can realize on an investment or may cause us to hold a security we might otherwise sell.

Your interest in us may be diluted if you do not fully exercise your subscription rights in any rights offering.  In addition, if the subscription price is less than our net asset value per share, then you will experience an immediate dilution of the aggregate net asset value of your shares.

In the event we issue subscription rights, stockholders who do not fully exercise their subscription rights should expect that they will, at the completion of a rights offering pursuant to this prospectus, own a smaller proportional interest in us than would otherwise be the case if they fully exercised their rights.  We cannot state precisely the amount of any such dilution in share ownership because we do not know at this time what proportion of the shares will be purchased as a result of such rights offering.

In addition, if the subscription price is less than the net asset value per share of our common stock, then our stockholders would experience an immediate dilution of the aggregate net asset value of their shares as a result of the offering.  The amount of any decrease in net asset value is not predictable because it is not known at this time what the subscription price and net asset value per share will be on the expiration date of a rights offering or what proportion of the shares will be purchased as a result of such rights offering.  Such dilution could be substantial.

Our investments in foreign securities may involve significant risks in addition to the risks inherent in U.S. investments.

Our investment strategy involves potential investments in equity securities of foreign companies. Investing in foreign companies may expose us to additional risks not typically associated with investing in U.S. companies. These risks include changes in exchange control regulations; political and social instability; expropriation; imposition of foreign taxes; less liquid markets and less available information than is generally the case in the United States; higher transaction costs; less government supervision of exchanges, brokers and issuers; less developed bankruptcy laws; difficulty in enforcing contractual obligations; lack of uniform accounting and auditing standards; and greater price volatility.

Although most of our investments will be U.S. dollar-denominated, any investments denominated in a foreign currency will be subject to the risk that the value of a particular currency will change in relation to one or more other currencies. Among the factors that may affect currency values are trade balances, the level of short-term interest rates, differences in relative values of similar assets in different currencies, long-term opportunities for investment and capital appreciation, and political developments. We may employ hedging techniques to minimize these risks, but we can offer no assurance that we will, in fact, hedge currency risk, or, if we do, that such strategies will be effective.

RISKS RELATING TO ANY FUTURE OFFERING

There is a risk that you may not receive distributions or that our distributions may not grow over time.

We intend to make distributions annually to our stockholders out of assets legally available for distribution. We cannot assure you that we will achieve investment results that will allow us to make a distribution. It is also likely that both the availability and amount of distribution will vary drastically from year to year. In addition, due to the asset coverage test applicable to us as a business development company, we may be limited in our ability to make distributions. Finally, if more stockholders opt to receive cash dividends and other distributions rather than participate in our dividend reinvestment plan, we may be forced to liquidate some of our investments and raise cash in order to make distribution payments.

Investing in our shares may involve an above average degree of risk.

The investments we make in accordance with our investment objective may result in a higher amount of risk than alternative investment options and volatility or loss of principal. Our investments in portfolio companies may be highly speculative and aggressive, and therefore, an investment in our shares may not be suitable for someone with lower risk tolerance.

The market price of our common stock may fluctuate significantly.

The market price and liquidity of the market for shares of our common stock may be significantly affected by numerous factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include:

•
significant volatility in the market price and trading volume of securities of business development companies or other companies in our sector, which are not necessarily related to the operating performance of these companies;

•	changes in regulatory policies or tax guidelines, particularly with respect to RICs or business development companies;

•	any failure to qualify for, or loss of, RIC status;

•	changes in earnings or variations in operating results;

•	changes in the value of our portfolio of investments;

•	any shortfall in revenue or net income or any increase in losses from levels expected by investors or securities analysts;

•	the inability of the Adviser to employ experienced senior investment professionals or the departure of FCM’s key personnel;

•	operating performance of companies comparable to us; public perception of our portfolio companies that are privately held that may not release financial information to the public; and

•	general economic trends and other external factors.

Our common stock may trade at a discount/premium to our net asset value.

Our common stock has traded both at a discount and at a premium to our net asset value. The last reported sale price of our common stock was $24.01 per share as of September 30, 2014. Our net asset value per share as of September 30, 2014 was $29.70, a 19.16% discount to NAV. There is no assurance that this discount will continue after the date of this prospectus. Shares of closed-end investment companies and business development companies frequently trade at a discount to their net asset value. This characteristic is a risk separate and distinct from the risk that our net asset value could decrease as a result of our investment activities and may be greater for investors expecting to sell their shares in a relatively short period following completion of an offering. Although the value of our net assets is generally considered by market participants in determining whether to purchase or sell shares, whether investors will realize gains or losses upon the sale of our common stock depends upon whether the market price of our common stock at the time of sale is above or below the investor’s purchase price for our common stock. Because the market price of our common stock is affected by factors such as net asset value, dividend or distribution levels (which are dependent, in part, on expenses), supply of and demand for our common stock, stability of distributions, trading volume of our common stock, general market and economic conditions, and other factors beyond our control, we cannot predict whether our common stock will trade at, below or above net asset value or at, below or above the offering price of any future offering.

We may allocate the net proceeds from an offering in ways with which you may not agree.

We will have significant flexibility in investing the net proceeds of an offering. Accordingly, we may use the net proceeds from any future offering in ways with which you may not agree or for purposes other than those contemplated at the time of the offering.

We may be unable to invest a significant portion of the net proceeds from an offering of our common stock on acceptable terms within an attractive timeframe.

Until the net proceeds raised in an offering are fully invested, we may have lower returns or may be likely to lose money.  We cannot assure you that we will be able to identify any investments that meet our investment objective or that any investment that we make will produce a positive return. We may be unable to invest the net proceeds of any offering on acceptable terms within the time period that we anticipate or at all, which could harm our financial condition and operating results. In addition, until such time as the net proceeds of an offering are invested in securities meeting our investment objective, the market price for our common stock may decline. Thus, the initial return on your investment may be lower than when, if ever, our portfolio is fully invested in securities meeting our investment objective.

Sales of substantial amounts of our common stock in the public market will likely have an adverse effect on the market price of our common stock.

With any future offerings to sell shares of our common stock, we could adversely affect the prevailing market price for our common stock. If this occurs and continues, it could impair our ability to raise additional capital through the sale of equity securities should we desire to do so.

We may hold a material portion of our portfolio in cash.

When we make a direct investment in a portfolio company (called a primary transaction), it will be to our advantage to hold sufficient cash in reserve so that we can make subsequent investments in that company in order to (a) avoid having our earlier investment become diluted in future dilutive financings, (b) invest additional capital into such a company in case additional investment is necessary and/or (c) exercise warrants, options or convertible securities that were acquired as part of the earlier transaction. For that reason, in the case of a primary transaction, we typically reserve cash in an amount at least equal to our initial investment for such follow-on opportunities. We may, therefore, hold more than 20% of our assets in cash, and could do so for an extended period of time. Cash held in reserve with respect to a particular investment should decline as the investment is held longer, and will typically not be needed once the portfolio company becomes public or we determine it is no longer in our best interest to make additional investments in such a portfolio company.

In addition, we believe it is in our best interest to be patient, diligent investors. The timing of attractive investment opportunities is unpredictable. We strive to maintain sufficient cash to take advantage of investment opportunities as they arise. Further, it would be difficult to rapidly deploy large amounts of cash, as it takes time to build a pipeline of high-quality potential investments.

FINANCIAL HIGHLIGHTS

These financial highlights should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Fund’s Financial Statements and related notes thereto included elsewhere herein.

Selected per share data and ratios for a share outstanding throughout each period

	FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 (UNAUDITED)		FOR THE YEAR ENDED DECEMBER 31, 2013		FOR THE YEAR ENDED DECEMBER 31, 2012	FOR THE PERIOD ENDED DECEMBER 31, 2011(1)
Net asset value at beginning of period	$28.32		$22.90		$23.92	$27.01
Income from investment operations:
Net investment loss	(0.92)		(1.42)		(0.39)	(0.41)
Net realized and unrealized gain (losses) on investments	2.30		7.16		(1.01)	(2.68)
Total from investment operations	1.38		5.74		(1.40)	(3.09)
Distributions from:
Realized capital gains	—		(0.32)		—	—
Premiums from shares sold in offerings	—		—	(2)	0.38	—
Net asset value at end of period	$29.70		$28.32		$22.90	$23.92

Market value at end of period	$24.01		$23.17		$17.44	$14.33

Total return
Based on Net Asset Value	4.87	%(A)	25.30%		(4.26)%	(11.44	)%(A)
Based on Market Value	3.63	%(A)	34.61%		21.70%	(46.95	)%(A)
Net assets at end of period (millions)	$269.4		$256.9		$195.9	$83.63
Ratio of total expenses to average net assets	5.36	%(3)(B)	6.52	%(3)	2.56%	2.76	%(B)
Ratio of total expenses to average net assets, excluding incentive fees	3.13	%(B)	2.67%		2.56%	2.76	%(B)
Ratio of net investment loss to average net assets	(4.41	)%(B)	(5.96)%		(2.12)%	(2.28	)%(B)
Portfolio turnover rate	19	%(A)	17%		10%	18	%(A)

(1)	For the period April 18, 2011 (inception) through December 31, 2011.
(2)	Less than $0.005 per share.
(3)
Amount includes the incentive fee. For the nine months ended September 30, 2014 and the year ended December 31, 2013, the ratio of the incentive fee to average net assets was 2.25% and 3.85%, respectively.

(A)	Not Annualized.
(B)	Annualized.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and related notes and other financial information appearing elsewhere in this prospectus.  In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties.  Our actual results could differ materially from those anticipated by such forward-looking information due to the factors discussed under “Risk Factors” and “Forward-Looking Statements” appearing elsewhere herein.

OVERVIEW

We are an externally managed, closed-end, non-diversified management investment company organized as a Maryland corporation that has elected to be treated as a BDC under the 1940 Act. As such, we are required to comply with certain regulatory requirements. For instance, we generally have to invest at least 70% of our total assets in “qualifying assets,” including securities of private or micro-cap public U.S. companies, cash, cash equivalents, U.S. government securities and high-quality debt investments that mature in one year or less. In addition, for tax purposes we have elected to be treated as a RIC under Subchapter M of the Code. FCM serves as our investment adviser and manages the investment process on a daily basis.

Our investment objective is to seek long-term growth of capital, principally by seeking capital gains on our equity and equity-related investments. There can be no assurance that we will achieve our investment objective. Under normal circumstances, we invest at least 80% of our net assets for investment purposes in technology companies.  We consider technology companies to be those companies that derive at least 50% of their revenues from products and/or services within the information technology sector or in the “cleantech” sector.  Information technology companies include, but are not limited to, those focused on computer hardware, software, telecommunications, networking, Internet, and consumer electronics. While there is no standard definition of cleantech, it is generally regarded as including goods and services designed to harness renewable energy and materials, eliminate emissions and waste, and reduce the use of natural resources.  In addition, under normal circumstances we invest at least 70% of our total assets in privately held companies and public companies with market capitalizations of less than $250 million. Our portfolio is primarily composed of equity and equity derivative securities of technology and cleantech companies (as defined above). These investments generally range between $1 million and $10 million each, although the investment size will vary proportionately with the size of our capital base. We acquire our investments through direct investments in private companies, negotiations with selling shareholders, and in organized secondary marketplaces for private securities.

While our primary focus is to invest in illiquid private technology and cleantech companies, we also may invest in micro-cap publicly traded companies. In addition, we may invest up to 30 % of the portfolio in opportunistic investments that do not constitute the private companies and micro-cap public companies described above. These other investments may include investments in securities of public companies that are actively traded or in actively traded derivative securities such as options on securities or security indices. These other investments may also include investments in high-yield bonds, distressed debt, or securities of public companies that are actively traded and securities of companies located outside of the United States. Our investment activities are managed by FCM.

PORTFOLIO COMPOSITION

We make investments in securities of both public and private companies. Our portfolio investments consist principally of equity and equity-like securities, including common and preferred stock, warrants for the purchase of common and stock, and convertible/term debt. The fair value of our investment portfolio was approximately $197.9 million as of September 30, 2014 as compared to approximately $181.9 million as of December 31, 2013.

The following table summarizes the fair value of our investment portfolio by industry sector as of September 30, 2014 and December 31, 2013.

	September 30, 2014	December 31, 2013
Social Networking	25.2%	34.0%
Medical Devices	8.1%	7.9%
Semiconductor Equipment	7.5%	3.6%
Advertising Technology	7.2%	7.0%
Consumer Electronics	5.6%	5.4%
Cloud Computing	3.7%	0.0%
Mobile Computing	3.7%	0.0%
Advanced Materials	3.4%	3.6%
Automotive	2.8%	2.3%
Renewable Energy	2.4%	2.3%
Intellectual Property	2.1%	2.2%
Other Electronics	1.0%	1.6%
Internet	0.6%	0.7%
Medical Imaging	0.1%	0.0%
Services	0.0%	0.2%
Other Assets in Excess of Liabilities	26.6%	29.2%
Net Assets	100.0%	100.0%

MATURITY OF PRIVATE COMPANIES IN THE CURRENT PORTFOLIO

The Fund invests in private companies at various stages of maturity. As our portfolio companies mature, they move from the “early (development) stage” to the “middle (revenue) stage” and then to the “late stage.” We expect that this continuous progression may create a pipeline of potential exit opportunities through initial public offerings (IPOs) or acquisitions. Of course, some companies do not progress.

The illustration below describes typical characteristics of companies at each stage of maturity and where we believe our current portfolio companies fit within these categories. We expect some of our portfolio companies to transition between stages of maturity over time. The transition may be forward if the company is maturing and is successfully executing its business plan or may be backward if the company is not successfully executing its business plan or decides to change its business plan substantially from its original plan.

RESULTS OF OPERATIONS

Comparison of the three months ended September 30, 2014 to the three months ended September 30, 2013.

INVESTMENT INCOME

For the three months ended September 30, 2014, we had investment income of $875,846 primarily attributable to interest accrued on convertible/term note investments with Silicon Genesis Corporation, IntraOp Medical, Pivotal and Wrightspeed.

For the three months ended September 30, 2013, we had interest income of $307,396 primarily attributable to interest accrued on convertible note investments with Silicon Genesis Corporation.

The higher level of interest income in the three months ended September 30, 2014 compared to the three months ended September 30, 2013 was due to a significant increase in the principal amount of the outstanding notes with IntraOp Medical, Pivotal and Wrightspeed. Also, there was a significant increase in royalty income from Silicon Genesis Corp.

OPERATING EXPENSES

Operating expenses totaled approximately $1,738,313 during the three months ended September 30, 2014 and $1,391,369 during the three months ended September 30, 2013.

Significant components of gross operating expenses for the three months ended September 30, 2014, were management fee expense of $1,358,816 and professional fees (audit, legal, accounting, and consulting) of $155,463. Significant components of gross operating expenses for the three months ended September 30, 2013, were management fee expense of $1,107,158 and professional fees (audit, legal, accounting, and consulting) of $158,848.

The higher level of gross operating expenses for the three months ended September 30, 2014 compared to the three months ended September 30, 2013 is primarily attributable to an increase in our total assets, on which the investment advisory fees are based.

NET INVESTMENT LOSS

The net investment loss was $6,521,575 for the three months ended September 30, 2014 and $1,083,973 for the three months ended September 30, 2013.

The greater net investment loss in the three months ended September 30, 2014 compared to the three months ended September 30, 2013 is primarily due to the incentive fee adjustment. Each quarter that we are in a net realized/unrealized gain position, we must accrue for an incentive fee and adjust the fee quarterly based on investment appreciation/depreciation in that quarter. In the three months ended September 30, 2014, we increased our incentive fee accrual by $5,659,108 due to appreciation of our investments and realized gains during the quarter.

NET INVESTMENT REALIZED GAINS AND LOSSES AND UNREALIZED APPRECIATION AND DEPRECIATION

A summary of the net realized and unrealized gains and loss on investments for the three month periods ended September 30, 2014, and September 30, 2013, is shown below

Three Months Ended September 30, 2014
Realized gains	$42,124,851
Net change in unrealized appreciation on investments	(13,837,171)
Net realized and unrealized gains on investments	$28,287,680

As of September 30, 2014
Gross unrealized appreciation on portfolio investments	$37,984,639
Gross unrealized depreciation on portfolio investments	(20,098,507)
Net unrealized appreciation on portfolio investments	$17,886,132

Three Months Ended September 30, 2013
Realized gains	$1,395,120
Net change in unrealized appreciation on investments	11,704,170
Net realized and unrealized gain on investments	$13,099,290

As of September 30, 2013
Gross unrealized appreciation on portfolio investments	$19,508,918
Gross unrealized depreciation on portfolio investments	(12,300,709)
Net unrealized appreciation on portfolio investments	$7,208,209

During the three months ended September 30, 2014, we recognized net realized gains of approximately $42,124,851 from the sale of investments. Realized gains were substantially higher than those in the year-ago period due to the sale of our Facebook common stock during the quarter. We also realized gains during the quarter from the acquisition of INNOViON Corporation by West Peak Partners.

During the three months ended September 30, 2014, net unrealized appreciation on total investments decreased by $13,837,171. The change in net unrealized appreciation and depreciation of our private investments is based on portfolio asset valuations determined in good faith by our Board of Directors. The decrease in unrealized appreciation on total investments during the quarter is due primarily to the sale of Facebook securities, which had the effect of reducing unrealized appreciation and increasing realized gains for the Fund.

During the three months ended September 30, 2013, we recognized net realized gains of approximately $1,395,120 from the sale of Solar City common stock.

During the three months ended September 30, 2013, net unrealized appreciation on total investments increased by $11,704,170. The change in net unrealized appreciation and depreciation of our private investments is based on portfolio asset valuations determined in good faith by our Board of Directors. This change in net unrealized depreciation was primarily composed of an increase in the fair value of our portfolio companies, notably Facebook and Twitter.

INCOME AND EXCISE TAXES

It is our intent to continue to qualify as a RIC under Subchapter M of the Code; accordingly, the Company does not provide for income taxes. The Company does, however, recognize interest and penalties in income tax expense.

NET INCREASE/(DECREASE) IN ASSETS RESULTING FROM OPERATIONS AND CHANGE IN NET ASSETS PER SHARE

For the three months ended September 30, 2014, net increase in net assets resulting from operations totaled $21,766,105 and basic and fully diluted net change in net assets per share for the three months ended September 30, 2014 was $2.40.

For the three months ended September 30, 2013, net increase in net assets resulting from operations totaled $12,015,317 and basic and fully diluted net change in net assets per share for the three months ended September 30, 2013 was $1.40.

The larger increase in net assets resulting from operations for the three months ended September 30, 2014 as compared to the three months ended September 30, 2013, is due primarily to an increase in realized gains from investment transactions, most notably the sale of Facebook and Twitter securities.

Comparison of the nine months ended September 30, 2014 to the nine months ended September 30, 2013.

INVESTMENT INCOME

For the nine months ended September 30, 2014, we had investment income of $1,793,493 primarily attributable to interest accrued on convertible/term note investments with Silicon Genesis Corporation, IntraOp Medical, Pivotal and Wrightspeed.

For the nine months ended September 30, 2013, we had investment income of $870,048 primarily attributable to interest accrued on convertible note investments with Silicon Genesis Corporation.

The higher level of interest income in the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013, was due to a significant increase in the principal amount of the outstanding notes with IntraOp Medical, Pivotal and Wrightspeed. Also, there was a significant increase in royalty income from Silicon Genesis Corp.

OPERATING EXPENSES

Gross operating expenses totaled approximately $5,921,181 during the nine months ended September 30, 2014 and $3,830,054 during the nine months ended September 30, 2013.

Significant components of operating expenses for the nine months ended September 30, 2014, were management fee expense of $3,929,151, settlement fee expense of $838,000 and professional fees (audit, legal, accounting, and consulting) of $651,689. Significant components of operating expenses for the nine months ended September 30, 2013, were management fee expense of $3,118,081 and professional fees (audit, legal, accounting, and consulting) of $349,187.

The higher level of operating expenses for the nine months ended September 30, 2014, compared to the nine months ended September 30, 2013, is primarily attributable to fees associated with the settlement of our proxy contest and an increase in our total assets, on which the investment advisory fees are based.

NET INVESTMENT LOSS

Net investment loss was $8,353,857 for the nine months ended September 30, 2014 and $2,960,006 for the nine months ended September 30, 2013.

The greater net investment loss in the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013 is primarily due to the incentive fee adjustment. Each quarter that we are in a net realized/unrealized gain position, we must accrue for an incentive fee and adjust the fee quarterly based on investment appreciation/depreciation in that quarter. In the nine months ended September 30, 2014, we increased our incentive fee accrual by $4,226,169 due to appreciation of our investments during the nine months.

NET INVESTMENT REALIZED GAINS AND LOSSES AND UNREALIZED APPRECIATION AND DEPRECIATION

A summary of the gross and net realized and unrealized gains and losses on investments for the nine-month periods ended September 30, 2014, and September 30, 2013, is shown below.

Nine Months Ended September 30, 2014
Realized gains	$42,124,983
Net change in unrealized appreciation on investments	(21,241,978)
Net realized and unrealized gain on investments	$20,883,005

As of September 30, 2014
Gross unrealized appreciation on portfolio investments	$37,984,639
Gross unrealized depreciation on portfolio investments	(20,098,507)
Net unrealized appreciation on portfolio investments	$17,886,132

Nine Months Ended September 30, 2013
Realized gains	$2,960,210
Net change in unrealized depreciation on investments	28,264,123
Net realized and unrealized gain on investments	$31,224,333

As of September 30, 2013
Gross unrealized appreciation on portfolio investments	$19,508,918
Gross unrealized depreciation on portfolio investments	(12,300,709)
Net unrealized depreciation on portfolio investments	$7,208,209

Realized gains or losses are measured by the difference between the net proceeds from the repayment or sale and the cost basis of the investment without regard to unrealized appreciation or depreciation previously recognized, and includes investments charged off during the period, net of recoveries. Net change in unrealized appreciation or depreciation primarily reflects the change in portfolio investment values during the reporting period, including the reversal of previously recorded unrealized appreciation or depreciation when gains or losses are realized.

During the nine months ended September 30, 2014, we recognized net realized gains of approximately $42,124,983 from the sale of securities. During the nine months ended September 30, 2013, we recognized net realized gains of approximately $2,960,210 from the sale of securities. Realized gains were substantially higher than those during the nine months ended September 30, 2013 due to the sale of our Facebook and Twitter securities during the nine months ended September 30, 2014.

During the nine months ended September 30, 2014, net unrealized appreciation on total investments decreased by $21,241,978 compared to an increase of $28,264,123 in unrealized appreciation on the total investments during the nine months ended September 30, 2013. The change in net unrealized appreciation and depreciation of our private investments is based on portfolio asset valuations determined in good faith by our Board of Directors. This decrease in net unrealized appreciation was primarily as a result of the Facebook common stock sale, which transfers all the appreciation that Facebook had into realized gains during the nine months ended September 30, 2014 and an increase in the fair value of Facebook and Twitter during the nine months ended September 30, 2013.

INCOME AND EXCISE TAXES

It is our intent to continue to qualify as a RIC under Subchapter M of the Code; accordingly, the Company does not provide for income taxes. The Company does, however, recognize interest and penalties in income tax expense.

NET INCREASE/(DECREASE) IN ASSETS RESULTING FROM OPERATIONS AND CHANGE IN NET ASSETS PER SHARE

For the nine months ended September 30, 2014, the net increase in net assets resulting from operations totaled $12,529,148 and for the nine months ended September 30, 2013, the net increase in net assets resulting from operations totaled $28,264,327. Basic and fully diluted net change in net assets per share for the nine months ended September 30, 2014 was $1.38 and basic and fully diluted net change in net assets per share for the nine months ended September 30, 2013 was $3.30. The smaller increase in net assets for the nine months ended September 30, 2014, compared to the nine months ended September 30, 2014, was due primarily to a smaller increase in unrealized and realized gains from Facebook and Twitter.

The following table summarizes the fair value of our investment portfolio by industry sector as of December 31, 2013 and December 31, 2012.

	December 31, 2013	December 31, 2012
Social Networking	34.0%	16.7%
Medical Devices	7.9%	0.0%
Advertising Technology	7.0%	0.0%
Consumer Electronics	5.4%	0.0%
Advanced Materials	3.6%	3.1%
Semiconductor Equipment	3.6%	2.0%
Renewable Energy	2.3%	2.3%
Automotive	2.3%	0.0%
Intellectual Property	2.2%	3.2%
Other Electronics	1.6%	1.3%
Internet	0.7%	1.4%
Services	0.2%	0.2%
Other Assets in Excess of Liabilities	29.2%	69.8%
Net Assets	100.0%	100.0%

RESULTS OF OPERATIONS

Comparison for the year ended December 31, 2013, and December 31, 2012.

INVESTMENT INCOME

For the year ended December 31, 2013, we had investment income of $1,208,699 primarily attributable to interest accrued on convertible/term note investments with Silicon Genesis Corporation.

For the year ended December 31, 2012, we had investment income of $688,716 primarily attributable to interest accrued on convertible note investments with Silicon Genesis Corporation.

The higher level of interest income in the year ended December 31, 2013 compared to the year ended December 31, 2012 was due to a significant increase in the principal amount of the outstanding notes with Silicon Genesis Corporation.

OPERATING EXPENSES

Operating expenses totaled approximately $14,061,495 during the year ended December 31, 2013 and $3,997,855 during the year ended December 31, 2012.

Significant components of operating expenses for the year ended December 31, 2013, were an incentive fee (which was accrued but is not payable until gains in the portfolio are realized) of $8,311,199, management fee expense of $4,390,112 and professional fees (audit, legal, accounting, and consulting) of $831,387. Significant components of operating expenses for the year ended December 31, 2012, were management fee expense of $3,279,133 and professional fees (audit, legal, accounting, and consulting) of $355,976.

The higher level of operating expenses for the year ended December 31, 2013 compared to the year ended December 31, 2012 is primarily attributable to an increase in our total assets, on which the investment advisory fees are based and an accrual for an incentive fee which was not paid.

 NET INVESTMENT LOSS

The net investment loss was $12,852,796 for the year ended December 31, 2013 and $3,309,139 for the year ended December 31, 2012.

The greater net investment loss in the year ended December 31, 2013 compared to the year ended December 31, 2012 is primarily due to the increase in management fees and an accrual for an incentive fee which was accrued but is not payable until gains in the portfolio are realized. As noted above, the increase in investment advisory fees is due to the expansion of our total assets, on which the investment advisory fees are based.

 NET INVESTMENT REALIZED GAINS AND LOSSES AND UNREALIZED APPRECIATION AND DEPRECIATION

A summary of the net realized and unrealized gains and loss on investments for the years ended December 31, 2013, and December 31, 2012, is shown below.

Year Ended December 31, 2013
Realized gains	$2,960,546
Net change in unrealized appreciation on investments	$60,254,035
Net realized and unrealized gain on investments	$63,214,581

As of December 31, 2013
Gross unrealized appreciation on portfolio investments	$54,672,337
Gross unrealized depreciation on portfolio investments	$(15,474,216)
Net unrealized appreciation on portfolio investments, warrants, and other assets	$39,198,121

Year Ended December 31, 2012
Realized gains	$1,072,729
Net change in unrealized depreciation on investments	$(12,952,841)
Net realized and unrealized loss on investments	$(11,880,112)

As of December 31, 2012
Gross unrealized appreciation on portfolio investments	$789,203
Gross unrealized depreciation on portfolio investments	$(21,845,117)
Net unrealized depreciation on portfolio investments, warrants, and other assets	$(21,055,914)

During the year ended December 31, 2013, we recognized net realized gains of approximately $2,960,546 from the sale of investments. Realized gains were substantially higher than those in the year-ago due to the sale of our SolarCity common stock during the year.

During the year ended December 31, 2013, net unrealized appreciation on total investments increased by $60,254,035. The change in net unrealized appreciation and depreciation of our private investments is based on portfolio asset valuations determined in good faith by our Board of Directors. This change in net unrealized appreciation was primarily composed of an increase in the fair value of our portfolio companies, notably Facebook and Twitter.

During the year ended December 31, 2012, we recognized net realized gains of approximately $1,072,729 from the sale of investments.

During the year ended December 31, 2012, net unrealized depreciation on total investments increased by $12,952,841. The change in net unrealized appreciation and depreciation of our private investments is based on portfolio asset valuations determined in good faith by our Board of Directors. This change in net unrealized depreciation was primarily composed of a decrease in the fair value of our portfolio companies, notably Facebook, SoloPower and Intevac.

INCOME AND EXCISE TAXES

It is our intent to continue to qualify as a RIC under Subchapter M of the Code; accordingly, the Company does not provide for income taxes. The Company does, however, recognize interest and penalties in income tax expense.

NET INCREASE/(DECREASE) IN ASSETS RESULTING FROM OPERATIONS AND CHANGE IN NET ASSETS PER SHARE

For the year ended December 31, 2013, net increase in net assets resulting from operations totaled $50,361,785 and basic and fully diluted net change in net assets per share for the year ended December 31, 2013 was $5.80.

For the year ended December 31, 2012, net decrease in net assets resulting from operations totaled $(15,189,251) and basic and fully diluted net change in net assets per share for the year ended December 31, 2012 was $(2.19).

The larger increase in net assets resulting from operations for the year ended December 31, 2013 as compared to the year ended December 31, 2012, is due primarily to an increase in realized gains and unrealized appreciation from investment transactions, most notably the sale of SolarCity common stock and the appreciation of Facebook and Twitter.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2013, we had investments in public and private securities totaling approximately $181.9 million. Also, at December 31, 2013, we had approximately $83.2 million in cash. We primarily invest cash on hand in a money market treasury portfolio. We expect the portion of our portfolio consisting of cash and cash equivalents to decrease as we become fully invested.

As of December 31, 2013, net assets totaled approximately $256.9 million, with an NAV per share of $28.32. Our primary use of funds will be investments in portfolio companies and payments of fees and other operating expenses we incur. Additionally, we expect to raise additional capital to support our future growth through future equity offerings. To the extent we determine to raise additional equity through an offering of our common stock at a price below NAV, existing investors will experience dilution.

For the fiscal year 2013, we made 8 new investments and many follow-on investments totaling approximately $74 million:

•	On January 16, 2013, we acquired an additional 25,000 shares of Twitter at a cost of approximately $413k.

•	On February 22, 2013, we made an initial investment of 140,024 shares of Tapad Series B-1 at a cost of approximately $1.5 million.

•	On February 26, 2013, our investment in a Silicon Genesis warrant to purchase 94,339 shares of Series 1-E expired.

•	On March 28, 2013, we were granted 10,000 shares of Silicon Genesis common stock.

•	On April 11, 2013, we made an initial investment of 2,267,659 shares of Wrightspeed at a cost of approximately $6.0 million.

•
On May 15, 2013, we acquired an additional 2,382,938 shares of Pivotal Systems Series A preferred stock and received a warrant to purchase another 1,588,468 shares of Pivotal Systems Series A preferred stock at a cost of approximately $2.0 million.

•	On July 2, 2013, we made an initial investment of $300,000 par value in a Telepathy convertible note at a cost of approximately $300,000.

•	On July 10, 2013, we made an initial investment of 512,820 shares of Sunrun common stock at a cost of approximately $5.0 million.

•	On July 10, 2013, we acquired an additional 140,024 shares of Tapad Series B-1 at a cost of approximately $1.5 million.

•	On July 12, 2013, we made an initial investment of 1,800,000 shares of IntraOp Medical Series A-1 at a cost of approximately $1.8 million.

•	On July 15, 2013, we sold 85,300 shares of SolarCity with proceeds of approximately $3.4 million.

•	On July 18, 2013, we sold 100 shares of SolarCity with proceeds of approximately $4,000.

•	On July 19, 2013, we sold 340,600 shares of SolarCity with proceeds of approximately $13.9 million.

•	On July 26, 2013, we sold 300 shares of SolarCity with proceeds approximately $12,000.

•
On July 30, 2013, our investments in SoloPower (400,000 shares of Series A, 100,205 share of Series B, 100,000 shares of Series D, 190,476 shares of Series E-1 and a warrant to purchase 400,000 share of common stock) were all canceled.

•	On August 7, 2013, we acquired an additional 5,000,000 shares of Telepathy Series A at a cost of approximately $5.0 million.

•	On August 7, 2013, Telepathy repaid our $300,000 par value convertible note plus interest.

•	On August 16, 2013, we acquired an additional 162,000 shares of Sunrun common stock at a cost of approximately $1.4 million.

•	On August 20, 2013, we made an initial investment of 1,928,005 shares of Aliphcom common stock at a cost of approximately $9.2 million.

•	On October 2, 2013, we acquired an additional 200,000 shares of Aliphcom common stock at a cost of approximately $1.0 million.

•	On October 4, 2013, we acquired an additional 5,000,000 shares of IntraOp Medical Series A-1 at a cost of approximately $5.0 million.

•
On October 4, 2013, we completed a private placement transaction and issued 515,552 shares of our $0.001 par value common stock at a price of $26.19 per share for 13,500,000 shares of IntraOp Series A-2 at a cost of approximately $13.5 million.

•	On October 31, 2013, we made an initial investment of 55,328 shares of Mattson common stock at a cost of approximately $160,000.

•	On November 1, 2013, we acquired an additional 970 shares of Mattson common stock at a cost of approximately $3,000.

•	On November 4, 2013, we acquired an additional 43,702 shares of Mattson common stock at a cost of approximately $127,000.

•	On November 5, 2013, we acquired an additional 55,000 shares of Mattson common stock at a cost of approximately $159,000.

•	On November 6, 2013, we acquired an additional 124,624 shares of Mattson common stock at a cost of approximately $354,000.

•
On November 6, 2013, Twitter completed the initial public offering of its common stock at a price of $26.00 per share. The company’s stock commenced trading on the New York Stock Exchange on November 7, 2013 and the closing price on that day was $44.90.

•	On November 7, 2013, we acquired an additional 67,190 shares of Mattson common stock at a cost of approximately $183,000.

•	On November 8, 2013, we acquired an additional 32,786 shares of Mattson common stock at a cost of approximately $88,309.

•	On November 11, 2013, we acquired an additional 20,400 shares of Mattson common stock at a cost of approximately $55,000.

•	On December 2, 2013, we acquired an additional 2,571,600 shares of QMAT Series A at a cost of approximately $2.6 million.

•	On December 17, 2013, we acquired an additional 32,000 shares of Mattson common stock at a cost of approximately $79,000.

•	On December 19, 2013, we acquired a $2,000,000 par value convertible note of Pivotal at a cost of approximately $2.0 million.

•	On December 30, 2013, we made an initial investment of 1,798,562 shares of Turn Series E at a cost of approximately $15.0 million.

PORTFOLIO INVESTMENTS

PRIVATE INVESTMENTS

We make investments in securities of both public and private companies. December 31, 2013, we had investments in the following private companies:

Aliphcom, Inc.

Aliphcom, Inc. (“Aliphcom”), San Francisco, California, designs and markets consumer electronics products under the Jawbone brand.

At December 31, 2013, our investment in Aliphcom consisted of 2,128,005 shares of common stock with an aggregate market value of approximately $10.3 million.

Gilt Groupe Holdings, Inc.

Gilt Groupe Holdings, Inc. (“Gilt Groupe”), New York, NY, is a leader in online “flash sales” of designer merchandise at discount prices.

At December 31, 2013, our investment in Gilt Groupe consisted of 198,841 shares of common stock with an aggregate market value of approximately $1.8 million.

INNOViON Corporation

INNOViON Corporation (“Innovion”), San Jose, California, provides foundry ion implant services to the microelectronics industry.

At December 31, 2013, our investments in INNOViON consisted of 324,948 shares of Series A-1 preferred stock, 168,804 shares of Series A-2 preferred stock, and one share of common stock, with a combined fair value of $491,699.

IntraOp Medical Corporation

IntraOp Medical Corporation (“IntraOp”), Sunnyvale, California, manufactures and markets the Mobetron, a medical device for delivering Intra Operative Electron Radation Therapy to cancer patients.

At December 31, 2013, our investment in IntraOp consisted of 6,800,000 shares of Series A-1 preferred stock and 13,500,000 shares of Series A-2 preferred stock with an aggregate market value of approximately $20.3 million.

Pivotal Systems Corporation

Pivotal Systems, Corporation (“Pivotal Systems”) provides monitoring and process control technologies for the semiconductor manufacturing industry.

At December 31, 2013, our investment in Pivotal Systems consisted of 7,148,814 shares of Series A preferred stock, warrants to purchase up to 4,765,403 shares of Series A preferred stock, and a $2 million par value convertible note, with a combined fair value of approximately $8.0 million.

QMAT, Inc.

QMAT, Inc. (“QMAT”) is developing advanced materials technologies for applications in the electronics industry.

At December 31, 2013, our investment in QMAT consisted of 8,571,600 shares of Series A preferred stock and warrants to purchase up to 2,000,000 shares of Series A preferred stock with a combined fair value of approximately $8.6 million.

Silicon Genesis Corporation

Silicon Genesis Corporation (“SiGen”), San Jose, CA, provides engineered substrate process technology for the semiconductor, display, optoelectronics, and solar markets.

At December 31, 2013, our investments in SiGen consisted of 82,914 shares of Series 1-C preferred stock, 850,830 shares of Series 1-D preferred stock, 5,704,480 shares of Series 1-E preferred stock, 912,453 shares of Series 1-F preferred stock, 921,892 shares of common stock, warrants for 1,257,859 shares of Series 1-E preferred stock, warrants for 8,037,982 shares of common stock, a $1.25 million par value convertible note, a $500,000 par value convertible note, a $1.0 million par value convertible note, and a $3.0 million term note. The convertible notes each bear annual interest at a rate of 20% and the term note bears an annual interest at a rate of 10%. The convertible notes mature on December 31, 2014, and the term note matures on December 31, 2016. At December 31, 2013, the combined fair value of our SiGen securities was approximately $5.8 million.

Skyline Solar, Inc.

Skyline Solar, Inc. (“Skyline Solar”), Mountain View, CA, is a supplier of concentrated solar photovoltaic systems for utility-scale solar electricity generation projects.

At December 31, 2013, our investment in Skyline Solar consisted of 793,651 shares of Series C preferred stock, with a fair value of $0.

Sunrun, Inc.

Sunrun, Inc. (“Sunrun”), San Francisco, California, is a solar finance company offering “solar-as-a-service” to residential customers in the United States.

At December 31, 2013, our investments in Sunrun consisted of 674,820 shares of common stock with a combined fair value of approximately $6.0 million.

TapAd, Inc.

TapAd, Inc. (“TapAd”), New York, NY, is an advertising technology company that enables digital advertisers to deliver targeted advertisements to users across multiple devices (i.e., desktop, mobile, tablet).

At December 31, 2013, our investments in TapAd consisted of 280,048 shares of Series B-1 preferred stock, with a fair value of approximately $3.0 million.

Telepathy, Inc.

Telepathy, Inc. (“Telepathy”), Sunnyvale, California, is developing wearable consumer electronics products.

At December 31, 2013, our investment in Telepathy consisted of 5,000,000 shares of Series A preferred stock with a fair value of approximately $3.5 million.

Turn, Inc.

Turn, Inc. (“Turn”), San Francisco, California, is a leading provider of advertising technology for mobile, display, video, and Facebook advertising.

At December 31, 2013, our investment in Turn consisted of 1,798,562 shares of Series E preferred stock with a fair value of approximately $15.0 million.

UCT Coatings, Inc.

UCT Coatings, Inc. (“UCT”), Stuart, Florida, is a leader in the development of metal coatings that reduce friction and improve efficiency in mechanical systems.

At December 31, 2013, our investments in UCT consisted of 1,500,000 shares of common stock and warrants to purchase 172,270 shares of common stock, with a combined fair value of $735,467.

Wrightspeed, Inc.

Wrightspeed, Inc. (“Wrightspeed”), San Jose, California, is a supplier of electric drivetrains for medium-duty trucks.

At December 31, 2013, our investments in Wrightspeed consisted of 2,267,659 shares of Series C preferred stock, with a fair value of approximately $6.0 million.

PUBLIC INVESTMENTS

At December 31, 2013, we had investments in the following public securities:

Facebook, Inc.

Facebook, Inc. (“Facebook”), Menlo Park, CA, is an online social networking service with more than 1 billion active users worldwide. Facebook also develops technologies to facilitate information sharing and the digital mapping of social connections.

At December 31, 2013, our investment in Facebook consisted of 600,000 shares of common stock with a market value of approximately $32.8 million.

Intevac, Inc.

Intevac, Inc. (“Intevac”), Santa Clara, CA, is a leading provider of cost-effective, advanced equipment and products to the hard disk drive, solar, semiconductor, and photonics industries.

At December 31, 2013, our investment in Intevac consisted of 545,156 shares of common stock with a market value of approximately $4.1 million.

Mattson Technology, Inc.

Mattson Technology, Inc. (“Mattson”), Fremont, California, is a manufacturer of wafer processing equipment used in the production of semiconductors.

At December 31, 2013, our investment in Mattson consisted of 432,000 shares of common stock with a fair value of approximately $1.2 million.

Twitter, Inc.

Twitter, Inc. (“Twitter”), San Francisco, CA, is an online social networking service that lets users send and receive 140-character messages (“tweets”). The service has more than 140 million active users and more than 340 million daily tweets.

At December 31, 2013, our investment in Twitter consisted of 1,006,200 shares of common stock with a fair value of approximately $54.4 million. These shares are restricted from sale until May 2014.

DISTRIBUTION POLICY

Our board of directors will determine the timing and amount, if any, of our distributions. We intend to pay distributions on an annual basis out of assets legally available therefore. In order to qualify as a RIC and to avoid corporate-level tax on our income, we must distribute to our stockholders at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any, on an annual basis. In addition, we also intend to distribute any realized net capital gains (i.e., realized net long-term capital gains in excess of realized net short-term capital losses) at least annually.

CONTRACTUAL OBLIGATIONS

We have entered into certain contracts under which we have material future commitments. We have entered into the Investment Management Agreement with our Adviser in accordance with the 1940 Act. Under the Investment Management Agreement, our Adviser will be responsible for sourcing, reviewing and structuring investment opportunities for us, underwriting and performing diligence regarding our investments, and monitoring our investment portfolio on an ongoing basis. For these services, we will pay (i) a base management fee equal to a percentage of our average adjusted gross assets and (ii) an incentive fee based on our performance. See “Management” – Investment Management Agreement – Management Services – Investment Management Fee.”

We also have entered into an Administrative and Accounting Services Agreement with BYN Mellon Investment Servicing (US) INC. (the “Administrative Agreement”) to provide administration and accounting services to the Fund. The Administrator shall keep all the books and records with respect to the Fund’s books of account; records of the Fund’s securities transactions; and all other books and records as the Administrator is required to maintain pursuant to pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided under the Administrative Agreement. The Administrator shall also act as liaison with the Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to the Fund. See “Management Agreements – Administration Agreement.”

If any of the contractual obligations discussed above are terminated, our costs under any new agreements that we enter into may increase. In addition, we would likely incur significant time and expense in locating alternative parties to provide the services we expect to receive under the Investment Management Agreement and the Administrative Agreement. Any new Investment Management Agreement would also be subject to approval by our stockholders. Stockholder approval is not required to amend the Administration Agreement.

OFF-BALANCE SHEET ARRANGEMENTS

The Fund does not have any Off-Balance Sheet Arrangements.

CRITICAL ACCOUNTING POLICIES

This discussion of our financial condition and results of operations is based upon our financial statements, which are prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. The preparation of these financial statements will require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Changes in the economic environment, financial markets, and any other parameters used in determining such estimates could cause actual results to differ. In addition to the discussion below, we will describe our critical accounting policies in the notes to our future financial statements.

Valuation of Portfolio Investments

As a business development company, we generally invest in illiquid equity and equity derivatives of securities of venture capital stage technology companies. Under written procedures established by our board of directors, securities traded on stock exchanges, or quoted by NASDAQ, are valued according to the NASDAQ Stock Market, Inc. (“NASDAQ”) official closing price, if applicable, or at their last reported sale price as of the close of trading on the New York Stock Exchange (“NYSE”) (normally 4:00 P.M. Eastern Time). If a security is not traded that day, the security will be valued at its most recent bid price. Securities traded in the over-the-counter market, but not quoted by NASDAQ, are valued at the last sale price (or, if the last sale price is not readily available, at the most recent closing bid price as quoted by brokers that make markets in the securities) at the close of trading on the NYSE. Securities traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market. We obtain these market values from an independent pricing service or at the mean between the bid and ask prices obtained from at least two brokers or dealers (if available, otherwise by a principal market maker or a primary market dealer). In addition, a large percentage of our portfolio investments are in the form of securities that are not publicly traded. The fair value of securities and other investments that are not publicly traded may not be readily determinable. We value these securities quarterly at fair value as determined in good faith by our board of directors. Our board of directors may use the services of a nationally recognized independent valuation firm to aid it in determining the fair value of these securities. The methods for valuing these securities may include: fundamental analysis (sales, income, or earnings multiples, etc.), discounts from market prices of similar securities, purchase price of securities, subsequent private transactions in the security or related securities, or discounts applied to the nature and duration of restrictions on the disposition of the securities, as well as a combination of these and other factors. Because such valuations, and particularly valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time, and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. Our net asset value could be adversely affected if our determinations regarding the fair value of our investments were materially higher than the values that we ultimately realize upon the disposal of such securities.

Revenue Recognition

We record interest or dividend income on an accrual basis to the extent that we expect to collect such amounts. We do not accrue as a receivable interest on loans and debt securities if we have reason to doubt our ability to collect such interest. Loan origination fees, original issue discount, and market discount are capitalized, and we amortize any such amounts as interest income. Upon the prepayment of a loan or debt security, any unamortized loan origination is recorded as interest income. We will record prepayment premiums on loans and debt securities as interest income when we receive such amounts.

Net Realized Gains or Losses and Net Change in Unrealized Appreciation or Depreciation

We measure realized gains or losses by the difference between the net proceeds from the repayment or sale and the cost basis of the investment, without regard to unrealized appreciation or depreciation previously recognized. Net change in unrealized appreciation or depreciation reflects the change in portfolio investment values during the reporting period, including any reversal of previously recorded unrealized appreciation or depreciation, when gains or losses are realized.

Recently Issued Accounting Standards

From time to time, new accounting pronouncements are issued by the FASB or other standards setting bodies that are adopted by us as of the specified effective date. We believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial statements upon effectiveness.

Inflation

Inflation has not had a significant effect on our results of operations in any of the reporting periods presented herein. However, our portfolio companies have experienced, and may in the future experience, the impacts of inflation on their operating results.

SUBSEQUENT EVENTS

Subsequent to the close of the year on December 31, 2013, and through the date of the issuance of the financial statements included herein, a number of material events related to our portfolio of investments occurred, consisting primarily of purchased securities. Since that date, we have purchased public securities with an aggregate cost of approximately $4.2 million and private securities with an aggregate cost of approximately $3.0 million.

OFF-BALANCE SHEET ARRANGEMENTS

The Fund does not have any Off-Balance Sheet Arrangements.

CRITICAL ACCOUNTING POLICIES

This discussion of our financial condition and results of operations is based upon our financial statements, which are prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. The preparation of these financial statements will require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Changes in the economic environment, financial markets, and any other parameters used in determining such estimates could cause actual results to differ. In addition to the discussion below, we will describe our critical accounting policies in the notes to our future financial statements.

Valuation of Portfolio Investments

As a business development company, we generally invest in illiquid equity and equity derivatives of securities of venture capital stage technology companies. Under written procedures established by our board of directors, securities traded on stock exchanges, or quoted by NASDAQ, are valued according to the NASDAQ Stock Market, Inc. (“NASDAQ”) official closing price, if applicable, or at their last reported sale price as of the close of trading on the New York Stock Exchange (“NYSE”) (normally 4:00 P.M. Eastern Time). If a security is not traded that day, the security will be valued at its most recent bid price. Securities traded in the over-the-counter market, but not quoted by NASDAQ, are valued at the last sale price (or, if the last sale price is not readily available, at the most recent closing bid price as quoted by brokers that make markets in the securities) at the close of trading on the NYSE. Securities traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market. We obtain these market values from an independent pricing service or at the mean between the bid and ask prices obtained from at least two brokers or dealers (if available, otherwise by a principal market maker or a primary market dealer). In addition, a large percentage of our portfolio investments are in the form of securities that are not publicly traded. The fair value of securities and other investments that are not publicly traded may not be readily determinable. We value these securities quarterly at fair value as determined in good faith by our board of directors. Our board of directors may use the services of a nationally recognized independent valuation firm to aid it in determining the fair value of these securities. The methods for valuing these securities may include: fundamental analysis (sales, income, or earnings multiples, etc.), discounts from market prices of similar securities, purchase price of securities, subsequent private transactions in the security or related securities, or discounts applied to the nature and duration of restrictions on the disposition of the securities, as well as a combination of these and other factors. Because such valuations, and particularly valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time, and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. Our net asset value could be adversely affected if our determinations regarding the fair value of our investments were materially higher than the values that we ultimately realize upon the disposal of such securities.

Revenue Recognition

We record interest or dividend income on an accrual basis to the extent that we expect to collect such amounts. We do not accrue as a receivable interest on loans and debt securities if we have reason to doubt our ability to collect such interest. Loan origination fees, original issue discount, and market discount are capitalized, and we amortize any such amounts as interest income. Upon the prepayment of a loan or debt security, any unamortized loan origination is recorded as interest income. We will record prepayment premiums on loans and debt securities as interest income when we receive such amounts.

Net Realized Gains or Losses and Net Change in Unrealized Appreciation or Depreciation

We measure realized gains or losses by the difference between the net proceeds from the repayment or sale and the cost basis of the investment, without regard to unrealized appreciation or depreciation previously recognized. Net change in unrealized appreciation or depreciation reflects the change in portfolio investment values during the reporting period, including any reversal of previously recorded unrealized appreciation or depreciation, when gains or losses are realized.

Recently Issued Accounting Standards

From time to time, new accounting pronouncements are issued by the FASB or other standards setting bodies that are adopted by us as of the specified effective date. We believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial statements upon effectiveness.

Inflation

Inflation has not had a significant effect on our results of operations in any of the reporting periods presented herein. However, our portfolio companies have experienced, and may in the future experience, the impacts of inflation on their operating results.

SUBSEQUENT EVENTS

Subsequent to the close of the fiscal quarter on September 30, 2014, and through the date of the issuance of the financial statements included herein, a number of material events related to our portfolio of investments occurred, consisting primarily of purchased and sale of securities. Since that date, we have purchased public and private securities with an aggregate cost of approximately $61.5 million. Since that date we have also sold public and private securities with an aggregate value of approximately $123.0 million.

DISTRIBUTIONS

We intend to make annual distributions to our stockholders. Our board of directors determines the timing and amount of our distributions, if any. Any distributions to our stockholders will be declared out of assets legally available for distribution. As of December 31, 2013, we have not made any annual distributions since our inception.

On November 6, 2014, the Fund liquidated its entire position of its Facebook shares and on December 11, 2014, the Fund distributed to its shareholders $27.2 million or $2.998210 per share to its shareholders. In addition on October 23, 2014, the Fund liquidated its entire position of Twitter shares and on December 11, 2014, the Fund distributed to its shareholders $26.0 million or $2.86156 per share. See “Prospectus Summary -- Recent Developments.”

We intend to elect to be treated, and intend to qualify annually thereafter, as a RIC under Subchapter M of the Code. To obtain RIC tax benefits, we must distribute at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any, out of the assets legally available for distribution. In order to avoid certain excise taxes imposed on RICs, we currently intend to distribute during each calendar year an amount at least equal to the sum of (1) 98% of our ordinary income for the calendar year, (2) 98.2% of our capital gains in excess of capital losses for the one-year period ending on October 31 of the calendar year, and (3) any ordinary income and net capital gains for preceding years that were not distributed during such years. In addition, although we currently intend to distribute realized net capital gains (i.e., net long-term capital gains in excess of short-term capital losses), if any, at least annually, out of the assets legally available for such distributions, we may in the future decide to retain such capital gains for investment. In such event, the consequences of our retention of net capital gains are as described under “Material U.S. Federal Income Tax Considerations.” We can offer no assurance that we will achieve results that will permit the payment of any cash distributions and, if we issue senior securities, we will be prohibited from making distributions if doing so causes us to fail to maintain the asset coverage ratios stipulated by the 1940 Act or if distributions are limited by the terms of any of our borrowings.

We intend to maintain an “opt out” dividend reinvestment plan for our common stockholders. As a result, if we declare a dividend or other distribution, then stockholders’ cash distributions will be automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash distributions. See “Dividend Reinvestment Plan.”

BUSINESS

Firsthand Technology Value Fund, Inc.

Firsthand Technology Value Fund, Inc. is an externally managed, closed-end, non-diversified management investment company organized as a Maryland corporation that has elected to be treated as a business development company under the 1940 Act. In addition, for tax purposes the Fund expects to qualify annually as a RIC under Subchapter M of the Code.

SVVC was incorporated under the Maryland General Corporation Law in April 2010 and acquired its initial portfolio of securities through the Reorganization of TVF into the Company. The Reorganization was completed on April 15, 2011 and SVVC commenced operations on April 18, 2011.

Our investment objective is to seek long-term growth of capital. There can be no assurance that we will achieve our investment objective. Under normal circumstances, we will invest at least 80% of our net assets for investment purposes in technology companies. We consider technology companies to be those companies that derive at least 50% of their revenues from products and/or services within the information technology sector and in the “cleantech” sector. Information technology companies include, but are not limited to, those focused on computer hardware, software, social networking, telecommunications, networking, Internet, and consumer electronics. While there is no standard definition of cleantech, it is generally regarded as including goods and services designed to harness renewable energy and materials, eliminate emissions and waste, and reduce the use of natural resources. In addition, under normal circumstances we will invest at least 70% of our total assets in privately held companies and public companies with market capitalizations of less than $250 million. We anticipate that our portfolio will be primarily composed of equity and equity derivative securities of technology and cleantech companies (as defined above). We expect that these investments will range between $1 million and $10 million each, although this investment size will vary proportionately with the size of our capital base. We acquire our investments through direct investments in private companies, negotiations with selling shareholders, and in organized secondary marketplaces for private securities.

Our current focus is on investing in late-stage private companies, particularly those with potential for near-term realizations by way of an IPO or acquisition.

While our primary focus is to invest in illiquid private technology and cleantech companies, we may also invest in micro-cap publicly traded companies. In addition, we may invest up to 30% of the portfolio in opportunistic investments that do not constitute the private companies and small public companies described above. These other investments may include investments in securities of public companies that are actively traded. These other investments may also include investments in high-yield bonds, distressed debt or securities of public companies that are actively traded, and securities of companies located outside of the United States.

About Firsthand Capital Management, Inc.

Our investment activities are managed by Firsthand Capital Management, Inc. (which we refer to as “FCM” or the “Adviser”). FCM was founded in 2009 under the name SiVest Group, Inc. and changed its name to Firsthand Capital Management on January 1, 2012. FCM is an investment adviser registered under the Investment Advisers Act of 1940, as amended. The owner, Chief Executive Officer and Chief Investment Officer of FCM is Kevin Landis. Mr. Landis has approximately 20 years of professional investment experience, including more than 15 years of investing in equity securities of private companies. The team has been involved in originating, structuring, negotiating, consummating, managing, and monitoring private company investments during its tenure at FCM and another investment adviser that Mr. Landis co-founded in 1994, also called Firsthand Capital Management, Inc. (“Old FCM”). During Mr. Landis’s tenure with Old FCM, he and his team invested approximately $150 million in 26 private companies.

FCM has managed a business development company or a closed-end fund since April 2011, when it began managing us. Mr. Landis, since his tenure at Old FCM, has managed investment companies since December 1994.

The team has developed a network of financial sponsor relationships as well as relationships with management teams, investment bankers, attorneys, and accountants that we believe will provide us with access to substantial investment opportunities.

The Adviser also employs a team of investment research professionals to assist Mr. Landis in originating, analyzing, and managing investments. It also has a seasoned attorney on staff to assist with deal structure and negotiation.

INVESTMENT OPPORTUNITY

SVVC invests primarily in equity securities of private technology companies in the United States. We believe that the growth potential exhibited by private technology companies, including cleantech technologies, creates an attractive investment environment for SVVC.

We also believe there are a number of powerful trends creating opportunities for innovative companies and investors alike. The dramatic growth of social networking, cloud computing, and powerful, connected mobile computing devices has enabled new ways of communicating, doing business, and accessing information anytime, anywhere. The Company was established to benefit from convergence of exciting technologies and the growth of private investment opportunities.

COMPETITIVE ADVANTAGES

We believe that we have the following competitive advantages over other capital providers in technology and cleantech companies:

Management expertise

Kevin Landis, our Chief Executive Officer and Chief Financial Officer, has principal management responsibility for Firsthand Capital Management, Inc. as its owner, President and Chief Investment Officer. Mr. Landis has approximately 20 years of experience in technology sector investing, and he dedicates a substantial portion of his time to managing Firsthand Technology Value Fund, Inc. and Firsthand Capital Management, Inc. Kevin Landis controls FCM and is a trustee of Firsthand Funds and a director of SVVC. Mr. Landis has served as Chief Investment Officer of Old FCM, since co-founding the firm in 1994.

Disciplined investment approach

The Adviser employs a disciplined approach in selecting investments. The Adviser’s investment philosophy focuses on ensuring that our investments have an appropriate return profile relative to risk. When market conditions make it difficult for us to invest according to our criteria, the Adviser intends to be highly selective in deploying our capital. We believe this approach will enable us to build an attractive investment portfolio that meets our return and value criteria over the long term.

We believe it is critical to conduct extensive due diligence on investment targets. In evaluating new investments we, through the Investment Adviser, intend to conduct a rigorous due diligence process that draws from the Adviser’s investment experience, industry expertise, and network of contacts.

Focusing on investments that can generate positive risk-adjusted returns

The Adviser seeks to maximize the potential for capital appreciation. In making investment decisions the Adviser seeks to pursue and invest in companies that meet several of the following criteria:

•	outstanding technology,

•	barriers to entry (i.e., patents and other intellectual property rights),

•	experienced management team,

•	established financial sponsors that have a history of creating value with portfolio companies,

•	strong and competitive industry position, and

•	viable exit strategy.

Assuming a potential investment meets most or all of our investment criteria, the Adviser intends to be flexible in adopting transaction structures that address the needs of prospective portfolio companies and their owners. Our investment philosophy is focused on internal rates of return over the life of an investment. Given our investment criteria and due diligence process, we structure our investments so they correlate closely with the success of our portfolio companies.

Ability to source and evaluate transactions through the Adviser’s research capability and established network

FCM’s investment management team has overseen primary investments in dozens of private companies across various industries while employed by FCM or Old FCM since 1994. We believe the expertise of the Adviser’s management team enables FCM to identify, assess, and structure investments successfully across all levels of a company’s capital structure and to manage potential risk and return at all stages of the economic cycle. We seek to identify potential investments both through active origination and through dialogue with numerous management teams, members of the financial community, and corporate partners with whom Mr. Landis has long-standing relationships. We believe that the team’s broad network of contacts within the investment, commercial banking, private equity and investment management communities in combination with their strong reputation in investment management, enables us to attract well-positioned prospective portfolio companies.

Longer investment horizon with attractive publicly traded model

Unlike private equity and venture capital funds, we will not be subject to standard periodic capital return requirements. Such requirements typically stipulate that funds raised by a private equity or venture capital fund, together with any capital gains on such invested funds, must be returned to investors after a pre-agreed time period. These provisions often force private equity and venture capital funds to seek returns on their investments through mergers, public equity offerings, or other liquidity events more quickly than they otherwise might, potentially resulting in both a lower overall return to investors and an adverse impact on their portfolio companies. While we are required to distribute substantially all realized gains, we believe that with our dividend reinvestment plan and our flexibility to make investments with a long-term view and without the capital return requirements of traditional private investment vehicles provide us with the opportunity to generate returns on invested capital and enable us to be a better long-term partner for our portfolio companies.

OPERATING AND REGULATORY STRUCTURE

Our investment activities are managed by FCM and supervised by our board of directors, the majority of whom are independent of the Adviser. FCM is an investment adviser that is registered with the SEC under the Investment Advisers Act of 1940, or the “Advisers Act.” Under our Investment Management Agreement, we have agreed to pay FCM an annual base management fee based on our total assets as well as an incentive fee based on our investment performance. See “Management—Investment Management Agreement.”

We have also entered into an Administration Agreement under which we have agreed to pay BNY Mellon certain administration fees in return for administration services. See “Management — Administration Agreement.”

As a business development company, we are required to comply with certain regulatory requirements. For example, we note that any affiliated investment vehicle currently in existence or formed in the future and managed by the Adviser may, notwithstanding different stated investment objectives, have overlapping investment objectives with our own and, accordingly, may invest in asset classes similar to those targeted by us. We will not invest in any portfolio company in which that fund has a pre-existing investment, although we may invest in new rounds of financing for such existing portfolio companies and we may co-invest with such affiliate on a concurrent basis, subject to compliance with existing regulatory guidance, applicable regulations, and our allocation procedures.

Proposed Reorganization

The Adviser may propose a reorganization of the Fund that would be subject to review and approval by the board of directors of the Fund. If proposed and approved, the reorganization would involve the tax-free contribution of some or all of the Fund’s current portfolio into a newly-formed subsidiary of the Fund. The purpose of the reorganization would be primarily for tax purposes and, if implemented, would not increase the management fee or the incentive fee payable by the Fund and would not likely be expected to materially affect the operating expenses of the Fund. The Adviser may propose completion of the reorganization before the end of the Fund’s 2014 fiscal year or may delay, revise or cancel its plans in this regard. Shareholders would be notified separately if the reorganization is implemented.

INVESTMENTS

FCM seeks to create a diversified portfolio of equity securities by investing approximately $1 to $10 million of capital, on average, in the securities of micro-cap public and private companies.

Our portfolio consists primarily of equity securities of private companies and cash and we expect that our portfolio will continue to consist primarily of, equity positions in private companies and cash. These investments include holdings in several private technology and cleantech companies. Moreover, we may acquire investments in the secondary market and, in analyzing such investments, we will employ the same analytical process as we use for our primary investments. For description of our current investments, see “Portfolio Companies.”

We generally seek to invest in companies from the broad variety of industries in which the Adviser has expertise. The following is a representative list of the industries in which we may elect to invest.

Computer Hardware

Computer Software

Social Networking

Computer Peripherals

Solar Photovoltaics

Energy Efficiency

Solid-state Lighting

Water Purification

Wind-Generated Electricity

Fuel Cells

Biofuels

Electronic Components

Semiconductors

Telecommunications

Advanced Materials

We may invest in other industries if we are presented with attractive opportunities.

We may on a very limited and incidental basis purchase or sell options on indexes or securities. Any options that are sold will be on securities that we hold in our portfolio (i.e., covered calls). A call option is a contract that gives the holder of such call option the right to buy the security underlying the call option from the writer of such call option at a specified price at any time during the term of the option. These transactions would be used only to manage risks or otherwise protect the value of the portfolio. We also may use these strategies to a very limited extent on an opportunistic basis.

INVESTMENT SELECTION

The Adviser seeks to maximize the potential for capital appreciation.

Prospective portfolio company characteristics

We have identified several criteria that we believe are important in identifying and investing in prospective portfolio companies. These criteria provide general guidelines for our investment decisions; however, we caution you that no single portfolio company (or prospective portfolio company) will meet all of these criteria. Generally, we use our experience and access to market information generated to identify investment candidates and to structure investments quickly and effectively.

Outstanding Technology

Our investment philosophy places a premium on identifying companies that have developed disruptive technologies, that is, technologies with the potential to dramatically alter the economics or performance of a particular type of product or service.

Barriers to Entry

We believe having defensible barriers to entry, in the form of patents or other intellectual property rights, is critically important in technology industries, in which change happens very rapidly. We seek out companies that have secured protection of key technologies through patents, trademarks, or other means.

Experienced management and established financial sponsor relationship

We generally require that our portfolio companies have an experienced management team. We also require the portfolio companies to have in place proper incentives to induce management to succeed and to act in concert with our interests as investors, including having significant equity interests. In addition, we focus our investments in companies backed by strong financial sponsors that have a history of creating value and with whom members of our investment adviser have an established relationship.

Strong and defensible competitive market position in industry

We seek to invest in micro-cap public and private target companies that have developed leading market positions within their respective markets and are well positioned to capitalize on growth opportunities. We seek companies that demonstrate significant competitive advantages versus their competitors, which should help to protect their market position and profitability. Because we focus on narrow, specialized markets, many of such companies that have developed leading market positions within their respective markets.

Viable exit strategy

We seek to invest in companies that we believe will provide a steady stream of cash flow to reinvest in their respective businesses. In addition, we also seek to invest in companies whose business models and expected future cash flows offer attractive exit possibilities. These companies include candidates for strategic acquisition by other industry participants and companies that may repay our investments through an initial public offering of common stock or another capital market transaction.

Due Diligence

We believe it is critical to conduct extensive due diligence on investment targets. In evaluating new investments, we, through the Adviser, conduct a rigorous due diligence process that draws from the Adviser’s investment experience, industry expertise, and network of contacts. The Adviser conducts extensive due diligence investigations in their investment activities. In conducting due diligence, that the Adviser uses publicly available information as well as information from its relationships with former and current management teams, consultants, competitors, and investment bankers.

Our due diligence typically includes:

•	review of historical and prospective financial information;

•	review of technology, product, and business plan;

•	on-site visits;

•	interviews with management, employees, customers, and vendors of the potential portfolio company;

•	background checks; and

•	research relating to the company’s management, industry, markets, products and services, and competitors.

Upon the completion of due diligence, the Adviser’s investment committee determines whether to pursue the potential investment. Additional due diligence with respect to any investment may be conducted on our behalf by outside consultants, experts, and/or advisers, as appropriate, prior to the closing of the investment. To the extent unaffiliated, third-party consultants, experts, and/or advisers are used, we will be responsible for those expenses.

Investment structure

Once we have determined that a prospective portfolio company is suitable for investment, we work with the management of that company and its other capital providers to structure an investment. We negotiate among these parties to agree on how our investment is expected to perform relative to the other capital in the portfolio company’s capital structure.

Managerial assistance

As a business development company, we offer, and must provide upon request, managerial assistance to certain of our portfolio companies. This assistance could involve, among other things, monitoring the operations of our portfolio companies, participating in board and management meetings, consulting with and advising officers of portfolio companies, and providing other organizational and financial guidance. We may receive fees for these services. FCM will provide such managerial assistance on our behalf to portfolio companies that request this assistance. For a description of relationships between us and our portfolio companies, please see “Portfolio Companies.”

Ongoing relationships with portfolio companies

Monitoring

FCM monitors our portfolio companies on an ongoing basis. Specifically, FCM monitors the financial trends of each portfolio company to determine if they are meeting their respective business plans and to assess the appropriate course of action for each company.

FCM has several methods of evaluating and monitoring the performance and fair value of our investments, which may include the following:

•	Assessment of success in adhering to portfolio company’s technology development, business plan and compliance with covenants;

•	Periodic and regular contact with portfolio company management and, if appropriate, the financial or strategic sponsor, to discuss financial position, requirements, and accomplishments;

•	Comparisons to other portfolio companies in the industry, if any;

•	Attendance at and participation in board meetings; and

•	Review of monthly and quarterly financial statements and financial projections for portfolio companies.

Valuation Process

The following is a description of the steps we take each quarter to determine the value of our portfolio. Investments for which market quotations are readily available are recorded in our financial statements at such market quotations. With respect to investments for which market quotations are not readily available, our board of directors undertakes a multi-step valuation process each quarter, as described below under “Determination of Net Asset Value.”

We expect that all of our portfolio investments will be recorded at fair value as determined under the valuation process discussed above. As a result, there will be uncertainty with respect to the value of our portfolio investments.

COMPETITION

We compete for investments with a number of business development companies and other investment funds (including private equity funds and venture capital funds), reverse merger and special purpose acquisition company (“SPACs”) sponsors, investment bankers that underwrite initial public offerings, hedge funds that invest in private investments in public equities (PIPEs), traditional financial services companies such as commercial banks, and other sources of financing. Many of these entities have greater financial and managerial resources than we do. Furthermore, many of our competitors are not subject to the regulatory restrictions that the 1940 Act will impose on us as a business development company. We believe we compete with these entities primarily on the basis of our willingness to make smaller, non-controlling investments, the experience and contacts of our investment professionals within our targeted industries, our responsive and efficient investment analysis and decision-making processes, and the investment terms that we offer. We do not seek to compete primarily on the deal terms we offer to potential portfolio companies. We use the industry information available to the Adviser to assess investment risks and determine appropriate pricing for our investments in portfolio companies. In addition, we believe that the relationships of Mr. Landis, and the other senior investment professionals the Adviser retains, enable us to learn about, and compete effectively for, financing opportunities with attractive companies in the industries in which we seek to invest. For additional information concerning the competitive risks we face, see “Risk Factors—Risks relating to our business and structure—We operate in a highly competitive market for investment opportunities.”

STAFFING

Mr. Landis, our Chief Executive Officer, is the Adviser’s owner, President and Chief Investment Officer. The Adviser currently employs a staff of 13, including investment, legal, and administrative professionals.

PROPERTIES

Our executive offices are located at 150 Almaden Boulevard, Suite 1250, San Jose, CA 95113. We believe that our office facilities are suitable and adequate for our business as it is contemplated to be conducted.

LEGAL PROCEEDINGS

Neither we nor the Adviser is currently subject to any material legal proceedings, nor, to our knowledge, is any material legal proceeding threatened against us, or against the Adviser. From time to time, we or the Adviser may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of our rights under contracts with our portfolio companies.

PORTFOLIO COMPANIES

Our venture capital portfolio is composed of companies at varying maturities facing different types of risks. We have defined these levels of maturity as: (1) Early Stage, (2) Mid Stage and (3) Late Stage. Early-stage companies have a high degree of technical, market and execution risk, which is typical of initial investments by venture capital firms, including us. These companies often require substantial development of their technologies before they begin introducing products/services to market. Mid-stage companies are those that have overcome most of the technical risk associated with their products/services and are now focused on addressing the market acceptance for their products. Late-stage companies are those that have determined there is a market for their products/services, and they are now focused on sales execution and scale.

The following table sets forth certain information as of June 30, 2013, for each portfolio company in which we had a debt or equity investment. Other than these investments, our only formal relationships with our portfolio companies are the managerial assistance ancillary to our investments and the board observation or participation rights we may receive.

Name of Portfolio Company	Industry	Number of Shares Held*	Fair Value*
Aliphcom, Inc. San Francisco, CA	Consumer Electronics	2,128,005	$12,653,330
Fidelity Institutional Money Market Funds Treasury Portfolio Boston, MA	Investment	$67,532,302	$67,532,302
Gilt Groupe Holdings, Inc. New York, NY	Internet	198,841	$1,602,042
Hightail, Inc. Campbell, CA	Cloud Computing	2,268,602	$9,999,998
Hiku Labs, Inc. San Jose, CA	Consumer Electronics	0	$500,000
iCAD, Inc. Nashua, NH	Medical Imaging	20,000	$197,000
Intevac, Inc. Santa Clara, CA	Other Electronics	408,614	$2,725,455
IntraOp Medical Corp. Sunnyvale, CA	Medical Devices	20,300,000	$21,937,080
Mattson Technology, Inc. Fremont, CA	Semiconductor	3,280,000	$8,101,600
Phunware, Inc. Austin, TX	Mobile Computing	3,257,328	$9,999,997
Pivotal Systems Corp. Pleasanton, CA	Semiconductor	19,857,028	$12,000,000
QMAT San Jose, CA	Advanced Materials	8,571,600	$8,571,600
Silicon Genesis Corp. San Jose, CA	Intellectual Property	8,472,569	$5,750,000
Skyline Solar, Inc. Mountain View, CA	Renewable Energy	793,651	$0
Sunrun, Inc. San Francisco, CA	Renewable Energy	674,820	$6,437,783
TapAd, Inc. New York, NY	Advertising Technology	359,220	$4,274,100
Telepathy, Inc. Sunnyvale, CA	Consumer Electronics	5,000,000	$0
Telepathy Investors, Inc. Sunnyvale, CA	Consumer Electronics	7,619,000	$2,000,000
Turn, Inc. Redwood City, CA	Advertising Technology	1,798,562	$15,000,007
Twitter, Inc. San Francisco, CA	Social Networking	1,006,200	$67,999,796
UCT Coatings Stuart, FL	Advanced Materials	1,500,000	$637,473
Wrightspeed, Inc. San Jose, CA	Automotive	2,267,659	$7,499,999

*	Only includes common and preferred shares.

**	The fair value includes the total value of all common and preferred shares, options, warrants and notes.

MANAGEMENT

Our business and affairs are managed under the direction of our board of directors. The board of directors currently consists of 4 members, 3 of whom are not “interested persons” of FCM as defined in Section 2(a)(19) of the 1940 Act. We refer to these individuals as our independent directors. Our board of directors elects our officers, who will serve at the discretion of the board of directors.

BOARD OF DIRECTORS

Under our charter, our directors will be divided into three classes. Each class of directors will hold office for a three-year term. However, the initial members of the three classes have (or had) initial terms of one, two and three years, respectively, and will continue to serve until their successors are duly elected and qualify. At each annual meeting of our stockholders, the successors to the class of directors whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualifies.

Our directors have been divided into two groups—an interested director and three independent directors. A director is considered an interested director if such director is an “interested person” as defined in the Section 2(a)(19) of the 1940 Act. Kevin Landis, the chairman of our board of directors, is the interested director by virtue of his ownership and employment relationship with FCM, our investment adviser.

Our board of directors does not currently have a designated lead independent director. Instead, all of the independent directors play an active role on the board of directors. The independent directors compose a majority of our board of directors, and are closely involved in all our material deliberations. The board of directors believes that, with these practices, each independent director has an equal stake in the board’s actions and oversight role and equal accountability to us and our stockholders.

Directors

Information regarding the board of directors is as follows:

Name	Age	Position	Principal Occupation(s) During Past 5 Years	Director Since	Expiration of Term	Number of Portfolios in Fund Complex Overseen by Director	Other Directorships Held by Director during Past 5 Years
Interested Directors
Kevin Landis	52	Chairman of the Board of Directors, President and Chief Executive Officer. Director (to serve until the 2014 Annual Meeting of Stockholders), elected annually as an officer. Served since 2010.	From 2005 through August 2008, Mr. Landis also served as a trustee of Black Pearl Funds, an open-end mutual fund family advised by an affiliate of FCM. From January 2008 through December 2010, Mr. Landis served as a director of SoloPower, Inc. From January 2008 through June 2011, Mr. Landis served as a director of UCT Coatings, Inc.	2010	2017 (Class III)	3
Firsthand Funds from 1994 to present; Silicon Genesis Corporation from 2008 to present; Pivotal Systems Corporation from 2013 to present; IO NewCo, Inc. from 2013 to present; QMAT Incorporated from 2012 to present; Telepathy Inc. from 2013 to present; Phunware, Inc. from 2014 to present;
Wrightspeed, Inc. from 2013 to present. From 2005 through August 2008, Mr. Landis also served as a trustee of Black Pearl Funds, an open-end mutual fund family advised by an affiliate of FCM. From January 2008 through December 2010, Mr. Landis served as a director of SoloPower, Inc. From January 2008 through June 2011, Mr. Landis served as a director of UCT Coatings, Inc.

Independent Directors
Greg Burglin	53	Director	Tax consultant for more than 5 years.	2010	2015 (Class I)	3	Current: Firsthand Funds from 2008 to present. From 2005 through August, 2008, Mr. Burglin also served as a trustee of Black Pearl Funds, an open-end mutual fund family advised by an affiliate of FCM.

Name	Age	Position	Principal Occupation(s) During Past 5 Years	Director Since	Expiration of Term	Number of Portfolios in Fund Complex Overseen by Director	Other Directorships Held by Director during Past 5 Years
Mark FitzGerald	58	Director	Mr. FitzGerald retired in 2009; from 2000 to 2007, managing director and senior analyst in the Technology Group of Banc of America Securities LLC (investing); from 2007 to 2009, Managing Partner, Wilmont Investments (private technology investment fund).	2013	2016 (Class II)	3	Current: None
Kimun Lee	67	Director	Mr. Lee is a California-registered investment adviser. In addition, he has also conducted a consulting business under the name Resources Consolidated since January 1980. Since September 2009, Mr. Lee has served as a principal and director of iShares Delaware Trust Sponsor LLC, a commodity pool operator that operates iShares Diversified Alternatives Trust, a commodity pool.	2010	2017 (Class III)	1	Current: Firsthand Funds from 2013 to present; iShares Delaware Trust Sponsor LLC from 2009 to present.
Nicholas Petredis	63	Director	Mr. Petredis is an attorney, and has been principal of Petredis Law Offices since 1994. He also serves as of counsel to Terra Law, LP (Sept. 2011 to present) and Moser Taboada (Nov. 2007 to present). He was the Chief Compliance officer for Firsthand Funds from 2008 to 2013 and Chief Compliance Officer of Firsthand Technology Value Fund, Inc. from 2010 to 2013.	2014	2016 (Class II)	1	Current: None.

Name	Age	Position	Principal Occupation(s) During Past 5 Years	Director Since	Expiration of Term	Number of Portfolios in Fund Complex Overseen by Director	Other Directorships Held by Director during Past 5 Years
Rodney Yee	53	Director	Mr. Yee is a financial industry professional, operating as an independent consultant since September 2014. Mr. Yee was COO, CFO, and Treasurer of ASA Limited (a Bermuda-based SEC registered closed-end fund traded on the NYSE) from August 2010 to August 2014. He was COO and CCO at CCM Partners (a SEC-registered investment adviser) from November 2005 to August 2010. From 2004 to 2005, Mr. Yee served as CFO of Matthews International Capital Management (a SEC-registered investment adviser) and Treasurer of Matthews Asian Funds.	2014	2015 (Class I)	1	Current: None.

The address for each director is 150 Almaden Boulevard, Suite 1250, San Jose, California 95113.

Executive Officers

The Chief Executive Officer of SVVC is Kevin Landis, who is also a director of SVVC. The Chief Compliance Officer for SVVC is Nichole Mileski.

Information regarding our executive officers is as follows:

Name	Age	Position	Officer Since	Principal Occupation(s) During Past 5 Years	Other Directorships Held by Officer
Kevin Landis	53	Chairman of the Board and Chief Executive Officer	2010
President and Chief Investment Officer of FCM since 2009; President and Chief Executive Officer of Firsthand Funds since 1994; Manager of Firsthand Alternative Energy Fund since 2007, and of Firsthand Technology Opportunities Fund since 1999.

Firsthand Funds since 1994
Silicon Genesis Corporation from 2008 to 2013.
IntraOp Medical Corp. from 2013 to present.
Phunware, Inc. from 2014 to present.
Pivotal Systems Corporation from 2013 to present.
QMAT, Inc. from 2013 to present.
Telepathy Investors, Inc. from 2013 to present.
 Wrightspeed, Inc. from 2013 to present.

Omar Billawalla		Chief Financial Officer		Chief Operating Officer and Chief Financial Officer of Firsthand Capital Management, Inc. from 1999 to present. Treasurer of Firsthand Funds from 2011 to present.
Nichole Mileski	43	Chief Compliance Officer	2013
Corporate counsel of FCM since 2013; corporate paralegal of FCM since 2011. Bankruptcy paralegal at Law Office of Julian Roberts from 2009 to 2011. Extern at United States Bankruptcy Court Northern District of California San Jose Division from 2008 to 2009.

The address for each officer is 150 Almaden Boulevard, Suite 1250, San Jose, California 95113.

Biographical Information

Kevin Landis, 53, in addition to being President and Chief Investment Officer of FCM, is also the President and Chief Executive Officer of Firsthand Funds, which he co-founded in 1994. Mr. Landis is a well-known technology investor who serves as portfolio manager for Firsthand Alternative Energy Fund and Firsthand Technology Opportunities Fund. He currently serves on the boards of directors at IntraOp Medical Corporation, Silicon Genesis Corporation, Phunware, Inc., Pivotal System Corp., Telepathy Investors, Inc., QMAT, Inc. and Wrightspeed, Inc. He also serves as an observer on the boards of SoloPower, Inc. and TapAd, Inc. From 2005 through August 2008, Mr. Landis also served as a trustee of Black Pearl Funds, an open-end mutual fund family advised by an affiliate of FCM. From January 2008 through December 2010, Mr. Landis served as a director of SoloPower, Inc. From January 2008 through June 2011, Mr. Landis served as a director of UCT Coatings, Inc. Born and raised in Silicon Valley, Mr. Landis has over two decades of experience in engineering, market research, product management, and investing in the technology sector. Mr. Landis appears regularly on CNBC, CNBC Asia, and Bloomberg News, and has been featured in Forbes, Fortune, Smart Money, Time, and Money magazines. He is also a frequent guest lecturer at Santa Clara University’s Leavey School of Business, sharing his advice not only on technology investments, but also on management and mentoring of technology entrepreneurs. Mr. Landis holds a bachelor’s degree in electrical engineering and computer science from the University of California at Berkeley and an MBA from Santa Clara University.

Mark FitzGerald, 58, retired in 2009. From 2000 to 2007, Mr. FitzGerald was managing director and senior analyst in the Technology Group of Banc of America Securities LLC (investing). From 2007 to 2009, Mr. FitzGerald was a Managing Partner at Wilmont Investments (private technology investment fund). Mr. FitzGerald has 24 years of experience in the technology industry, in engineering, market research, equity analysis and fund management.

Greg Burglin, 53, is a tax consultant and has been for more than 5 years. Mr. Burglin has also served as Trustee to Firsthand Funds, a Delaware statutory trust, since November 2008.

Kimun Lee, 67, is a California registered investment adviser and has conducted his business under the name Resources Consolidated since January 1980. Mr. Lee is also a director and principal of iShares Delaware Trust Sponsor LLC, a commodity pool operator registered with the U.S. Commodity Futures Trading Commission. Until January 2005, Mr. Lee also served as a member of the board of directors of Fremont Mutual Funds, Inc., a mutual fund company.

Nicholas Petredis, 63, is a practicing attorney, has been principal of Petredis Law Offices since 1994 and has served as a director of Firsthand Funds since 2013. Mr. Petredis has been a director of iShares Delaware Trust Sponsor LLC from 2009 to present. He has been of counsel to Terra Law, LP from 2011 to the present and to Mosher Taboada from November 2007 to the present. He was the Chief Compliance Officer for Firsthand Funds from 2008 to 2013 and Chief Compliance Officer for Firsthand Technology Value Fund, Inc. from 2010 to 2013. Mr. Petredis holds a bachelor’s degree in Political Science from Salem College, a master’s degree in Planning and Public Administration from Pepperdine University, and a Juris Doctor from Temple University School of Law.

Rodney Yee, 53, is a financial industry professional operating as an independent consultant since September 2014. Mr. Yee was COO, CFO, and Treasurer of ASA Limited (a Bermuda based SEC registered closed-end fund traded on the NYSE) from August 2010 to August 2014, and before then Mr. Yee was COO and CCO of CCM Partners (an SEC registered investment adviser) from November 2005 to August 2010. From 2004 to 2005, Mr. Yee served as CFO of Matthews International Capital Management (an SEC registered investment adviser) and Treasurer of Mathews Asian Funds.

COMMITTEES OF THE BOARD OF DIRECTORS

Audit Committee

The members of the audit committee are Greg Burglin, Kimun Lee, Mark FitzGerald, Nicholas Petredis and Rodney Yee each of whom are independent for purposes of the NASDAQ Global Market corporate governance regulations and are not an “interested person” as defined in Section 2(a)(19) of the 1940 Act. Mr. Yee serves as chairman of the audit committee. The audit committee is responsible for approving our independent registered public accounting firm, reviewing with our independent accountants the plans and results of the audit engagement, approving professional services provided by our independent accountants, reviewing the independence of our independent accountants, and reviewing the adequacy of our internal accounting controls. During the fiscal year ended December 31, 2013, the audit committee met 4 times.

Valuation Committee

The members of the valuation committee are Greg Burglin, Kimun Lee, Mark FitzGerald, Nicholas Petredis, and Rodney Yee each of whom is independent for purposes of the NASDAQ Global Market corporate governance regulations and is not an “interested person” as defined in Section 2(a)(19) of the 1940 Act. Mr. Burglin serves as chairman of the valuation committee. The valuation committee is responsible for aiding our board of directors in fair value pricing debt and equity securities that are not publicly traded or for which current market values are not readily available. The board of directors and valuation committee will use the services of nationally recognized independent valuation firms to help them determine the fair value of these securities. During the fiscal year ended December 31, 2013, the valuation committee met 4 times.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee are Greg Burglin, Kimun Lee, Mark FitzGerald, Nicholas Petredis and Rodney Yee each of whom are independent for purposes of the NASDAQ Global Market corporate governance regulations and are not an “interested person” as defined in Section 2(a)(19) of the 1940 Act. Mr. Lee serves as chairman of the nominating and corporate governance committee. The nominating and corporate governance committee is responsible for selecting, researching and nominating directors for election by our stockholders, selecting nominees to fill vacancies on the Board or a committee of the Board, developing and recommending to the Board a set of corporate governance principles, and overseeing the evaluation of the Board and our management. During the fiscal year ended December 31, 2013, the nominating and corporate governance committee met 2 times.

Compensation Committee

The members of the compensation committee are Greg Burglin, Kimun Lee, Mark FitzGerald, Nicholas Petredis and Rodney Yee each of whom are independent for purposes of the NASDAQ Global Market corporate governance regulations and are not an “interested person” as defined in Section 2(a)(19) of the 1940 Act. The compensation committee is responsible for overseeing the discharge of, or assisting the Board in discharging, the Board’s responsibilities relating to the Company’s executive officers. During the fiscal year ended December 31, 2013, the nominating and corporate governance committee did not meet.

COMPENSATION OF DIRECTORS

The independent directors each receive total annual compensation of $20,000, consisting of a $10,000 annual retainer and a $2,500 quarterly fee, which includes regular and special board and committee meetings, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attending each regularly-scheduled in-person board meeting. In addition, we purchase directors’ and officers’ liability insurance on behalf of our directors and officers, who will be covered under the same policy that covers the Adviser and the mutual fund complex it advises. No compensation is expected to be paid to directors who are “interested persons.”

COMPENSATION OF CHIEF EXECUTIVE OFFICER AND OTHER EXECUTIVE OFFICERS

The Chief Executive Officer, Chief Financial Officer and Chief Compliance Officer receive no compensation from us, their compensation is paid by the Adviser.

INVESTMENT MANAGEMENT AGREEMENT

Management Services

FCM has entered into an Investment Management Agreement with us whereby FCM provides investment management services. Subject to the overall supervision of our board of directors, the Adviser manages the day-to-day operations of, provides investment management services to, and serves as portfolio manager for us. Mr. Landis, FCM’s President and Chief Investment Officer, has been primarily responsible for our portfolio management since our inception. Under the terms of the Investment Management Agreement, FCM will:

•	determine the composition of our portfolio, the nature and timing of the changes to our portfolio, and the manner of implementing such changes;

•	identify, evaluate and negotiate the structure of the investments we make (including performing due diligence on our prospective portfolio companies); and

•	close and monitor the investments we make.

FCM’s services under the Investment Management Agreement are not exclusive, and it is free to furnish similar services to other entities so long as its services to us are not impaired. FCM currently serves as investment manager to Firsthand Funds, a family of open-end mutual funds.

Investment Management Fee

Pursuant to the Investment Management Agreement, we pay FCM a fee for investment management services consisting of two components—a base management fee and an incentive fee.

The base management fee will be calculated at an annual rate of 2.00% of our gross assets. For purposes of determining the Fund’s gross assets, the Fund values derivative instruments based on their respective current fair market value. For services rendered under the Investment Management Agreement, the base management fee will be payable quarterly in arrears. The base management fee will be calculated based on the average of (1) the value of our gross assets at the end of the current calendar quarter and (2) the value of our gross assets at the end of the preceding calendar quarter; and appropriately adjusted for any share issuances or repurchases during the current calendar quarter. Base management fees for any partial month or quarter will be pro-rated. The incentive fee is determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Management Agreement, as of the termination date), and equals 20% of our realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid incentive fees.

The investment advisory fee payable by us will not be reduced while our assets are invested in cash-equivalent securities. See “Regulation—Temporary Investments” for additional information about temporary investments we may make while waiting to make longer-term investments in pursuit of our investment objective.

Mathematically, the formula for computing the annual incentive fee can be written as:

Incentive fee	= 20%	x	(	Cumulative realized gains	-	Cumulative realized losses	-	Unrealized depreciation	)	-	Previously paid incentive fees

For the purposes of calculating realized capital gains, the cost basis of each security acquired in the Reorganization shall be equal to the greater of the original purchase price of that security by Firsthand Funds or the fair market value of the security at the time of the Reorganization. This incentive fee would be estimated and accrued based on unrealized capital appreciation for purposes of calculating operating expenses and the Fund’s net asset value.

Example Incentive Fee Calculation

Example: Incentive Fee on Capital Gains:

Assumptions

Year 1 = no net realized capital gains or losses

Year 2 = $50,000 realized capital gains and $20,000 realized capital losses and unrealized capital depreciation. Capital gain incentive fee = 20% x (realized capital gains for year computed net of all realized capital losses and unrealized capital depreciation at year end)

Calculation of Incentive Fee

Year 1 incentive fee	= 20% x (0)
= 0
= no incentive fee
Year 2 incentive fee	= 20% x ($50,000 - $20,000)
= 20% x $30,000
= $6,000

Payment of Our Expenses

All investment professionals of the Investment Adviser and their respective staffs when and to the extent engaged in providing investment advisory and management services, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by FCM. We will bear all other costs and expenses of our operations and transactions, including (without limitation):

•	the cost of calculating our net asset value, including the cost of any third-party valuation services;

•	the cost of effecting sales and purchases of shares of our common stock and other securities such as through our dividend reinvestment plan or secondary offerings of additional shares;

•
fees payable to third parties relating to, or associated with, making investments, including fees and expenses associated with performing due diligence reviews of prospective investments, outside legal counsel expenses in structuring the investments, and investment advisory fees;

•	administration, accounting, stock transfer agent, and custodial fees;

•	fees and expenses associated with marketing efforts;

•	federal and state registration fees, any stock exchange listing fees;

•	federal, state and local taxes;

•	independent directors’ fees and expenses;

•	brokerage commissions;

•	fidelity bond, directors and officers/errors and omissions liability insurance, and other insurance premiums;

•	direct costs such as printing, mailing, long distance telephone, and staff;

•	fees and expenses associated with independent audits and outside legal costs; and

•	costs associated with our reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws, including the costs of our Chief Compliance Officer.

Duration and Termination

The Investment Management Agreement was approved by our board of directors, including a majority of our directors who are not interested persons of FCM, on September 10, 2010 and was approved by our initial stockholder on April 1, 2011. Unless terminated earlier as described below, the Investment Management Agreement will continue in effect for a period of two years from its effective date. It will remain in effect from year to year thereafter if approved annually by our board of directors, or by the affirmative vote of the holders of a majority of our outstanding voting securities (as defined in the 1940 Act), including, in either case, approval by a majority of our directors who are not interested persons. The Investment Management Agreement will automatically terminate in the event of its assignment. The Investment Management Agreement may be terminated by either party without penalty upon not more than 60 days’ written notice to the other. See “Risk factors—Risks relating to our business and structure—We are dependent upon FCM’s key personnel for our future success.”

Indemnification

The Investment Management Agreement provides that, absent willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of the reckless disregard of its duties and obligations, FCM and the partners, managers, members, officers, employees and consultants of FCM and its managers and members are entitled to indemnification from us for any losses, liabilities, claims, damages or expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of FCM’s services under each respective agreement or otherwise as an investment adviser of SVVC.

Organization of the Investment Adviser

FCM is a California corporation that is registered as an investment adviser under the Advisers Act. The principal executive offices of FCM are located at 150 Almaden Boulevard, Suite 1250, San Jose, CA 95113.

Board Approval of the Investment Management Agreement

Our board of directors determined at a meeting held on September 10, 2010, to approve the Investment Management Agreement. In its consideration of the Investment Management Agreement, the board of directors focused on information it had received relating to, among other things:

•	the nature, quality and extent of the advisory and other services to be provided to us by the Adviser;

•	comparative data with respect to advisory fees or similar expenses paid by other business development companies with similar investment objectives;

•	our projected operating expenses and expense ratio compared to business development companies with similar investment objectives;

•	any existing and potential sources of indirect income to the Adviser their relationships with us and the profitability of those relationships;

•	information about the services to be performed and the personnel performing such services under the Investment Management Agreement;

•	potential economies of scale, if any, to be enjoyed by the Adviser when managing a business development company together with a family of open-end mutual funds;

•	the organizational capability and financial condition of the Adviser and its affiliates;

•
the Adviser’s practices regarding the selection and compensation of brokers that may execute our portfolio transactions and the brokers’ provision of brokerage and research services to the Adviser; and

•	the possibility of obtaining similar services from other third party service providers or through an internally managed structure.

Based on the information reviewed and further discussions, the board of directors, including a majority of the non-interested directors, concluded that the investment advisory fee rates were reasonable in relation to the services to be provided.

Portfolio Manager

The following section discusses the accounts managed by our portfolio manager, the structure and method of our portfolio manager’s compensation, and his ownership of our securities. This information is current as of September 30, 2014. We and Firsthand Funds are the investment companies managed by Kevin Landis, the individual at FCM who manages our portfolio. Pursuant to the investment management agreement, we will pay FCM an investment management fee for investment management services consisting of two components, a base management fee and an incentive fee.

Other Accounts Managed by Portfolio Manager

The following table reflects information regarding other accounts for which the portfolio manager has day-to-day management responsibilities (other than us). Accounts are grouped into three categories: (i) registered investment companies; (ii) other pooled investment accounts; and (iii) other accounts. To the extent that any of these accounts pay advisory fees that are based on account performance, this information will be reflected in a separate table below. Information is shown as of September 30, 2014. Asset amounts are approximate and have been rounded.

	Registered Investment Companies (excluding us)		Other Pooled Investment Vehicles		Other Accounts
Portfolio Manager	Number of Accounts	Total Assets in the Accounts ($ in millions)	Number of Accounts	Total Assets in the Accounts ($ in millions)	Number of Accounts	Total Assets in the Accounts ($ in millions)
Kevin Landis	2	$132	0	0	0	0

Accounts That Pay Performance-Based Advisory Fees Managed by Portfolio Managers

The following table reflects information regarding other accounts for which the portfolio manager has day-to-day management responsibilities (other than us) and with respect to which the advisory fee is based on account performance. Information is shown as of September 30, 2014. Asset amounts are approximate and have been rounded.

	Registered Investment Companies (excluding us)		Other Pooled Investment Vehicles		Other Accounts
Portfolio Manager	Number of Accounts	Total Assets in the Accounts ($ in millions)	Number of Accounts	Total Assets in the Accounts ($ in millions)	Number of Accounts	Total Assets in the Accounts ($ in millions)
Kevin Landis	0	0	0	0	0	0

Mr. Landis is compensated by FCM.  FCM’s compensation to its portfolio managers includes both fixed and variable components. The fixed component consists of a competitive salary and benefits. The variable component consists of periodic bonuses, which are based on the portfolio manager’s or team member’s investment performance (both individually and as part of a team), and qualitative elements such as teamwork, compliance, effort, and quality of research. The annual bonus pool for portfolio managers and other investment professionals is determined by FCM and is based on the overall performance of its managed portfolios, the overall performance of FCM, and assets under management. Some of the other accounts managed by Mr. Landis, including those of Firsthand Funds, have investment strategies that are similar to our strategy.

ADMINISTRATION AGREEMENT

We have entered into an Administration Agreement with BNY Mellon Asset Servicing (US) Inc. (the “Administrator”) pursuant to which the Administrator provides certain administrative and accounting services for us, including but not limited to preparing and maintaining books, records, and tax and financial reports, and monitoring compliance with regulatory requirements.

Indemnification

The Administration Agreement provides that, absent intentional misconduct, bad faith or gross negligence with respect to its duties, we shall indemnify the Administrator and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from either any action or omission to act by any of our prior service providers or any action taken or omitted to be taken by the Administrator in connection with the provision of services to us.

CERTAIN RELATIONSHIPS

We have entered into the Investment Management Agreement with FCM, in which Mr. Landis, our Chief Executive Officer and Chief Financial Officer, has ownership and financial interests. The other investment professionals of the Adviser may also serve as principals of other investment managers affiliated with FCM that may currently and also in the future manage investment funds with investment objectives similar to ours. In addition, our current executive officers and directors and the chief financial officer, chief compliance officer and the other senior investment professionals whom the Adviser currently retains, serve or may serve as officers, directors, or principals of entities that operate or may operate in the same or related line of business as we do or of investment funds managed by our affiliates. Accordingly, we may not be given the opportunity to participate in certain investments made by investment funds managed by advisers affiliated with FCM. However, the Adviser intends to allocate investment opportunities in a fair and equitable manner consistent with our investment objectives and strategies so that we are not disadvantaged in relation to any other client of the Adviser. See “Risk Factors—Risks relating to our business and structure—There are significant potential conflicts of interest that could impact our investment returns.”

CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS

As of November 30, 2014, there were 9,072,032 shares of common stock outstanding. At that time, we had no other shares of capital stock outstanding. The following table sets forth as of November 30, 2014 certain ownership information with respect to our common stock for those persons who directly or indirectly own, control or hold with the power to vote, 5% or more of our outstanding common stock and all officers and directors, as a group.

		Percentage of common stock outstanding
		Immediately prior to this filing
Name	Type of ownership	Shares owned	Percentage
Kevin M. Landis (1) Firsthand Capital Management, Inc. 150 Almaden Blvd., Suite 1250 San Jose, California 95113	Direct	109,413	1.21%

(1)	Mr. Landis is our chief executive officer and chief financial officer, as well as the president and chief investment officer of the Adviser.

The following table sets forth as of November 30, 2014 the dollar range of our equity securities beneficially owned by each of our directors. We are part of a “family of investment companies,” as that term is defined in the 1940 Act.

Name of Director Independent Directors	Dollar Range of Equity Securities in SVVC(1)	Aggregate Dollar Range of Equity Securities in All Registered Investment Companies overseen by director in family of investment companies (1)
Greg Burglin (2)	None	None
Mark FitzGerald	$10,001-$50,000	None
Kimun Lee (2)	$10,001-$50,000	None
Nicholas Petredis	None	None
Rodney Yee	None	None
Interested Directors
Kevin Landis (2)	Over $100,000	Over $100,000

(1)	Dollar ranges are as follows: none, $1-$10,000, $10,001-$50,000, $50,001-$100,000, or over $100,000.

(2)
Each of Greg Burglin, Kimun Lee and Kevin Landis is a member of the board of trustees of Firsthand Funds, which operates Firsthand Alternative Energy Fund and Firsthand Technology Opportunities Fund. FCM serves as investment advisor for each of these funds.

None of the independent directors or any of their immediate family members own beneficially or of record any securities in the Adviser or any person directly or indirectly controlling, controlled by, or under common control with the Adviser.

DETERMINATION OF NET ASSET VALUE

The net asset value per share of our outstanding shares of common stock is determined quarterly by dividing the value of total assets, less all our liabilities, by the total number of shares outstanding.

In calculating the value of our total assets, we value investments for which market quotations are readily available at such market quotations. Debt and equity securities that are not publicly traded or whose market price is not readily available are valued at fair value as determined in good faith by our board of directors. As a general rule, loans or debt securities will not be valued above cost, but loans and debt securities will be subject to fair value write-downs when the asset is considered impaired. We value the illiquid securities quarterly at fair value as determined in good faith by our board of directors. Our board of directors may use the services of a nationally recognized independent valuation firm to aid it in determining the fair value of these securities. The methods for valuing these securities may include: fundamental analysis (sales, income, or earnings multiples, etc.), discounts from market prices of similar securities, purchase price of securities, subsequent private transactions in the security or related securities, or discounts applied to the nature and duration of restrictions on the disposition of the securities, as well as a combination of these and other factors. Because such valuations, and particularly valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time, and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. Our net asset value could be adversely affected if our determinations regarding the fair value of our investments were materially higher than the values that we ultimately realize upon the disposal of such securities.

Our board of directors discusses valuations and determines the fair value of each investment in our portfolio based on the input of the Investment Adviser, independent valuation firm, valuation committee, and audit committee, as appropriate.

With respect to investments for which market quotations are not readily available, our board of directors undertakes a multi-step valuation process each quarter, as described below:

•	Our quarterly valuation process begins with each portfolio company or investment being initially valued by the investment professionals of the Adviser responsible for the portfolio investment;

•	Preliminary valuation conclusions are then documented and discussed with the management of the Adviser;

•
If the board of directors determines it is appropriate, an independent valuation firm engaged by our board of directors conducts independent appraisals and review management’s preliminary valuations and their own independent assessment;

•
The valuation committee of our board of directors reviews the preliminary valuation of the Adviser and that of the independent valuation firm and responds and supplements the valuation recommendation of the independent valuation firm to reflect any comments; and

•
The board of directors discusses valuations and determines the fair value of each investment in our portfolio in good faith based on the input of the Adviser, the independent valuation firm, and the valuation committee.

The types of factors that we take into account in fair value pricing our investments include, as relevant, fundamental factors such as sales, income, or earnings multiples; market prices for similar securities; purchase price of the securities; subsequent private transactions in the securities or related securities; and other relevant factors.

Determination of fair values involves subjective judgments and estimates not susceptible to substantiation by auditing procedures. Accordingly, under current auditing standards, the notes to our financial statements refer to the uncertainty with respect to the possible effect of such valuations, and any change in such valuations, on our financial statements.

DIVIDEND REINVESTMENT PLAN

We have adopted a dividend reinvestment plan that provides for reinvestment of our dividends and other distributions on behalf of our stockholders, unless a stockholder elects to receive cash as provided below. As a result, if our board of directors authorizes, and we declare, a cash dividend or other distribution, then our stockholders who have not “opted out” of our dividend reinvestment plan will have their cash distribution automatically reinvested in additional shares of our common stock, rather than receiving the cash distribution.

No action is required on the part of a registered stockholder to have such stockholder’s cash dividend or other distribution reinvested in shares of our common stock. A registered stockholder may elect to receive an entire distribution in cash by notifying BNY Mellon, the plan administrator and our transfer agent and registrar, in writing so that such notice is received by the plan administrator no later than the record date for distributions to stockholders. The plan administrator will set up an account for shares acquired through the plan for each stockholder who has not elected to receive dividends or other distributions in cash and hold such shares in non-certificated form.

Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends and other distributions in cash by notifying their broker or other financial intermediary of their election.

We intend to use primarily newly issued shares to implement the plan, whether our shares are trading at a premium or at a discount to net asset value. However, we reserve the right to purchase shares in the open market in connection with our implementation of the plan. The number of shares to be issued to a stockholder is determined by dividing the total dollar amount of the distribution payable to such stockholder by the market price per share of our common stock at the close of regular trading on the NASDAQ Global Market on the valuation date for such distribution. Market price per share on that date will be the closing price for such shares on the NASDAQ Global Market or, if no sale is reported for such day, at the average of their reported bid and asked prices. The number of shares of our common stock to be outstanding after giving effect to payment of the dividend or other distribution cannot be established until the value per share at which additional shares will be issued has been determined and elections of our stockholders have been tabulated.

The plan administrator’s fees under the plan will be paid by us. If a participant elects by written notice to the plan administrator to have the plan administrator sell part or all of the shares held by the plan administrator in the participant’s account and remit the proceeds to the participant, the plan administrator is authorized to deduct a $15 transaction fee plus a $0.12 per share brokerage commissions from the proceeds.

Stockholders who receive dividends and other distributions in the form of stock are subject to the same federal, state, and local tax consequences as are stockholders who elect to receive their distributions in cash. A stockholder’s basis for determining gain or loss upon the sale of stock received in a dividend or other distribution from us will be equal to the total dollar amount of the distribution payable to the stockholder. Any stock received in a dividend or other distribution will have a new holding period for tax purposes commencing on the day following the day on which the shares are credited to the U.S. stockholder’s account.

Participants may terminate their accounts under the plan by notifying the plan administrator by mail at BNY Mellon Investment Servicing (US) Inc., P.O. Box 358035, Pittsburgh, PA 15252-8035 or by telephone at 1-800-331-1710.

The plan may be terminated by us upon notice in writing mailed to each participant at least 30 days prior to any record date for the payment of any dividend by us. All correspondence concerning the plan should be directed to the plan administrator by mail at BNY Mellon Investment Servicing (US) Inc., P.O. Box 358035, Pittsburgh, PA 15252-8035, or by telephone at 1-800-331-1710.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of the material U.S. federal income tax considerations applicable to us and to an investment in our shares. This summary does not purport to be a complete description of the income tax considerations applicable to such an investment. For example, we have not described tax consequences that we assume to be generally known by investors or certain considerations that may be relevant to certain types of holders subject to special treatment under U.S. federal income tax laws, including stockholders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, dealers in securities, pension plans and trusts, and financial institutions. This summary assumes that investors hold our common stock as capital assets (within the meaning of Section 1221 of the Code). The discussion is based upon the Code, Treasury regulations, and administrative and judicial interpretations, each as of the date of this prospectus and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion. We have not sought and will not seek any ruling from the Internal Revenue Service (“IRS”) regarding an offering. This summary does not discuss any aspects of U.S. estate or gift tax or foreign, state, or local tax. It does not discuss the special treatment under U.S. federal income tax laws that could result if we invested in tax-exempt securities or certain other investment assets.

A “U.S. stockholder” generally is a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•
a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia; or

•	a trust or an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

A “non-U.S. stockholder” is a beneficial owner of shares of our common stock that is not a U.S. stockholder.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective stockholder that is a partner of a partnership holding shares of our common stock should consult its tax advisors with respect to the purchase, ownership, and disposition of shares of our common stock.

Tax matters are very complicated and the tax consequences to an investor of an investment in our shares will depend on the facts of his, her, or its particular situation. We encourage investors to consult their own tax advisors regarding the specific consequences of such an investment, including tax reporting requirements; the applicability of federal, state, local, and foreign tax laws; eligibility for the benefits of any applicable tax treaty; and the effect of any possible changes in the tax laws.

ELECTION TO BE TAXED AS A RIC

As a business development company, we intend to elect to be treated as a RIC under Subchapter M of the Code and to continue to qualify annually thereafter. As a RIC, we generally will not have to pay corporate-level federal income taxes on any ordinary income or capital gains that we distribute to our stockholders as distributions. To qualify as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, in order to obtain RIC tax benefits we must distribute to our stockholders, for each taxable year, at least 90% of our “investment company taxable income,” which is generally our ordinary income plus the excess of realized net short-term capital gains over realized net long-term capital losses (the “Annual Distribution Requirement”).

TAXATION AS A RIC

If we:

•	qualify as a RIC and

•	satisfy the Annual Distribution Requirement

then we will not be subject to federal income tax on the portion of our investment company taxable income and net capital gain (i.e., realized net long-term capital gains in excess of realized net short-term capital losses) we distribute to stockholders. We will be subject to U.S. federal income tax at the regular corporate rates on any income or capital gain not distributed (or deemed distributed) to our stockholders.

We will be subject to a 4% nondeductible federal excise tax on certain undistributed income of RICs unless we distribute in a timely manner an amount at least equal to the sum of (1) 98% of our ordinary income for each calendar year, (2) 98.2% of our capital gain net income for the one-year period ending October 31 in that calendar year and (3) any income realized, but not distributed or taxed, in preceding years (the “Excise Tax Avoidance Requirement”). We currently intend to make sufficient distributions each taxable year to satisfy the Excise Tax Avoidance Requirement.

In order to qualify as a RIC for federal income tax purposes, we must, among other things:

•	qualify to be treated as a business development company under the 1940 Act at all times during each taxable year;

•
derive in each taxable year at least 90% of our gross income from distributions, interest, payments with respect to certain securities loans, gains from the sale of stock or other securities, net income from certain qualified publicly traded partnerships, or other income derived with respect to our business of investing in such stock or securities (the “90% Income Test”); and diversify our holdings so that at the end of each quarter of the taxable year:

•
at least 50% of the value of our assets consists of cash, cash equivalents, U.S. Government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of our assets or more than 10% of the outstanding voting securities of the issuer; and

•
no more than 25% of the value of our assets is invested in the securities, other than U.S. Government securities or securities of other RICs, of one issuer or of two or more issuers that are controlled, as determined under applicable tax rules, by us and that are engaged in the same or similar or related trades or businesses or in certain publicly traded partnerships (the “Diversification Tests”).

We may be required to recognize taxable income in circumstances in which we do not receive cash. For example, if we hold debt obligations that are treated under applicable tax rules as having original issue discount (such as debt instruments with pay in kind interest or, in certain cases, increasing interest rates or issued with warrants), we must include in income each year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. Because any original issue discount accrued will be included in our investment company taxable income for the year of accrual, we may be required to make a distribution to our stockholders in order to satisfy the Annual Distribution Requirement, even though we will not have received any corresponding cash amount.

Gain or loss realized by us from warrants acquired by us as well as any loss attributable to the lapse of such warrants generally will be treated as capital gain or loss. Such gain or loss generally will be long-term or short-term, depending on how long we held a particular warrant.

Although we do not presently expect to do so, we are authorized to borrow funds and to sell assets in order to satisfy distribution requirements. However, under the 1940 Act, we are not permitted to make distributions to our stockholders while our debt obligations and other senior securities are outstanding unless certain “asset coverage” tests are met. See “Regulation—Senior securities.” Moreover, our ability to dispose of assets to meet our distribution requirements may be limited by (1) the illiquid nature of our portfolio and/or (2) other requirements relating to our status as a RIC, including the Diversification Tests. If we dispose of assets in order to meet the Annual Distribution Requirement or the Excise Tax Avoidance Requirement, we may make such dispositions at times that, from an investment standpoint, are not advantageous.

If we fail to satisfy the Annual Distribution Requirement or fail to qualify as a RIC for other reasons in any taxable year, we will be subject to tax in that year on all of our taxable income, regardless of whether we make any distributions to our stockholders. In that case, all of our income will be subject to corporate-level federal income tax, reducing the amount available to be distributed to our stockholders. In contrast, assuming we qualify as a RIC, our corporate-level federal income tax should be substantially reduced or eliminated. See “Election to be taxed as a RIC” above.

The remainder of this discussion assumes that we qualify as a RIC and have satisfied the Annual Distribution Requirement.

TAXATION OF U.S. STOCKHOLDERS

Distributions by us generally are taxable to U.S. stockholders as ordinary income or capital gains. Distributions of our “investment company taxable income” (which is, generally, our ordinary income plus realized net short-term capital gains in excess of realized net long-term capital losses) will be taxable as ordinary income to U.S. stockholders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional common stock. To the extent such distributions paid by us to non-corporate stockholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations, such distributions generally will be eligible for a maximum tax rate of 15%, if certain holding period requirements are satisfied. In this regard, it is anticipated that distributions paid by us will generally not be attributable to dividends and, therefore, generally will not qualify for the 15% maximum rate. Distributions of our net capital gains (which is generally our realized net long-term capital gains in excess of realized net short-term capital losses) properly reported by us as “capital gain distributions” will be taxable to a U.S. stockholder as long-term capital gains at a maximum rate of 15% in the case of individuals, trusts, or estates, regardless of the U.S. stockholder’s holding period for his, her or its common stock and regardless of whether paid in cash or reinvested in additional common stock. Distributions in excess of our earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such stockholder’s common stock and, after the adjusted basis is reduced to zero, will constitute capital gains to such U.S. stockholder.

Although we currently intend to distribute any long-term capital gains at least annually, we may in the future decide to retain some or all of our long-term capital gains, but designate the retained amount as a “deemed distribution.” In that case, among other consequences, we will pay tax on the retained amount; each U.S. stockholder will be required to include his, her, or its share of the deemed distribution in income as if it had been actually distributed to the U.S. stockholder, and the U.S. stockholder will be entitled to claim a credit equal to his, her, or its allocable share of the tax paid thereon by us. The amount of the deemed distribution net of such tax will be added to the U.S. stockholder’s tax basis for his, her, or its common stock. Since we expect to pay tax on any retained capital gains at our regular corporate tax rate, and since that rate is in excess of the maximum rate currently payable by individuals on long-term capital gains, the amount of tax that individual stockholders will be treated as having paid and for which they will receive a credit will exceed the tax they owe on the retained net capital gain. Such excess generally may be claimed as a credit against the U.S. stockholder’s other federal income tax obligations or may be refunded to the extent it exceeds a stockholder’s liability for federal income tax. A stockholder that is not subject to federal income tax or otherwise required to file a federal income tax return would be required to file a federal income tax return on the appropriate form in order to claim a refund for the taxes we paid. In order to use the deemed distribution approach, we must provide written notice to our stockholders prior to the expiration of 60 days after the close of the relevant taxable year. We cannot treat any of our investment company taxable income as a “deemed distribution.”

For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any year and (2) the amount of capital gain distributions paid for that year, we may, under certain circumstances, elect to treat a distribution that is paid during the following taxable year as if it had been paid during the taxable year in question. If we make such an election, the U.S. stockholder will still be treated as receiving the distribution in the taxable year in which the distribution is made. However, any distribution declared by us in October, November, or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following year, will be treated as if it had been received by our U.S. stockholders on December 31 of the year in which the distribution was declared.

If an investor purchases shares of our common stock shortly before the record date of a distribution, the price of the shares will include the value of the distribution and the investor will be subject to tax on the distribution even though economically it represents a return of his, her, or its investment.

A stockholder generally will recognize taxable gain or loss if the stockholder sells or otherwise disposes of his, her or its shares of our common stock. Any gain arising from such sale or disposition generally will be treated as capital gain or loss if the stockholder has held his, her, or its shares for more than one year. Otherwise, it would be classified as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of shares of our common stock held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain distributions received, or undistributed capital gain deemed received, with respect to such shares. In addition, all or a portion of any loss recognized upon a disposition of shares of our common stock may be disallowed if other shares of our common stock are purchased (whether through reinvestment of dividends or other distributions or otherwise) within 30 days before or after the disposition.

In general, individual U.S. stockholders currently are subject to a maximum federal income tax rate of 20% on their net capital gain, i.e., the excess of realized net long-term capital gain over realized net short-term capital loss for a taxable year, including a long-term capital gain derived from an investment in our shares. Such rate is lower than the maximum rate on ordinary income currently payable by individuals. Corporate U.S. stockholders currently are subject to federal income tax on net capital gain at the maximum 35% rate also applied to ordinary income. Non-corporate stockholders with net capital losses for a year (i.e., capital losses in excess of capital gains) generally may deduct up to $3,000 of such losses against their ordinary income each year; any net capital losses of a non-corporate stockholder in excess of $3,000 generally may be carried forward and used in subsequent years as provided in the Code. Corporate stockholders generally may not deduct any net capital losses for a year, but may carry back such losses for three years or carry forward such losses for five years.

We will send to each of our U.S. stockholders, as promptly as possible after the end of each calendar year, a notice detailing, on a per-share and per-distribution basis, the amounts includible in such U.S. stockholder’s taxable income for such year as ordinary income and as long-term capital gain. In addition, the federal tax status of each year’s distributions generally will be reported to the IRS (including the amount of distributions, if any, eligible for the 15% maximum rate). Distributions may also be subject to additional state, local, and foreign taxes depending on a U.S. stockholder’s particular situation. Distributions distributed by us generally will not be eligible for the distributions-received deduction or the preferential rate applicable to qualifying distributions.

We may be required to withhold federal income tax (“backup withholding”) currently at a rate of 28% from all taxable distributions to any non-corporate U.S. stockholder (1) who fails to furnish us with a correct taxpayer identification number or a certificate that such stockholder is exempt from backup withholding, or (2) with respect to whom the IRS notifies us that such stockholder has failed to properly report certain interest and distribution income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number is his or her social security number. Any amount withheld under backup withholding is allowed as a credit against the U.S. stockholder’s federal income tax liability and may entitle such stockholder to a refund, provided that proper information is timely provided to the IRS.

TAXATION OF NON-U.S. STOCKHOLDERS

Whether an investment in the shares is appropriate for a non-U.S. stockholder will depend upon that person’s particular circumstances. An investment in the shares by a non-U.S. stockholder may have adverse tax consequences. Non-U.S. stockholders should consult their tax advisers before investing in our common stock.

Distributions of our “investment company taxable income” to non-U.S. stockholders (including interest income and net short-term capital gain, which generally would be free of withholding if paid to non-U.S. stockholders directly) generally will be subject to withholding of federal tax at a 30% rate (or lower rate provided by an applicable treaty) to the extent of our current and accumulated earnings and profits unless the distributions are effectively connected with a U.S. trade or business of the non-U.S. stockholder, and, if an income tax treaty applies, attributable to a permanent establishment in the United States, in which case the distributions will be subject to federal income tax at the rates applicable to U.S. persons. In that case, we will not be required to withhold federal tax if the non-U.S. stockholder complies with applicable certification and disclosure requirements. Special certification requirements apply to a non-U.S. stockholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their own tax advisors.

Actual or deemed distributions of our net capital gains to a non-U.S. stockholder, and gains realized by a non-U.S. stockholder upon the sale of our common stock, will not be subject to federal withholding tax and generally will not be subject to federal income tax unless the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the non-U.S. stockholder and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. stockholder in the United States.

If we distribute our net capital gains in the form of deemed rather than actual distributions (which we may do in the future), a non-U.S. stockholder will be entitled to a federal income tax credit or tax refund equal to the stockholder’s allocable share of the tax we pay on the capital gains deemed to have been distributed. In order to obtain the refund, the non-U.S. stockholder must obtain a U.S. taxpayer identification number and file a federal income tax return even if the non-U.S. stockholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a federal income tax return. For a corporate non-U.S. stockholder, distributions (both actual and deemed), and gains realized upon the sale of our common stock that are effectively connected with a U.S. trade or business may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable treaty). Accordingly, investment in the shares may not be appropriate for a non-U.S. stockholder.

A non-U.S. stockholder who is a non-resident alien individual, and who is otherwise subject to withholding of federal income tax, may be subject to information reporting and backup withholding of federal income tax on distributions unless the non-U.S. stockholder provides us or the distribution paying agent with an IRS Form W-8BEN (or an acceptable substitute form) or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. stockholder or otherwise establishes an exemption from backup withholding.

Non-U.S. persons should consult their own tax advisors with respect to the U.S. federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in the shares.

FAILURE TO QUALIFY AS A RIC

If we were unable to qualify for treatment as a RIC, we would be subject to tax on all of our taxable income at regular corporate rates. We would not be able to deduct distributions to stockholders, nor would they be required to be made. Distributions would generally be taxable to our stockholders as ordinary distribution income eligible for the 15% maximum rate to the extent of our current and accumulated earnings and profits. Subject to certain limitations under the Code, corporate distributees would be eligible for the distributions received deduction. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the stockholder’s tax basis, and any remaining distributions would be treated as a capital gain.

DESCRIPTION OF OUR CAPITAL STOCK

The following description is based on relevant portions of the Maryland General Corporation Law and on our charter and bylaws. This summary is not necessarily complete, and we refer you to the Maryland General Corporation Law and our charter and bylaws for a more detailed description of the provisions summarized below.

CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of stock, par value $0.001 per share, all of which is initially designated as common stock and of which 9,072,032  shares of common stock were outstanding as of September 30, 2014.  Our common stock is listed on the NASDAQ Global Market under the ticker symbol “SVVC”.  There are no outstanding options or warrants to purchase our stock.  No stock has been authorized for issuance under any equity compensation plans.  Under Maryland law, our stockholders generally are not personally liable for our debts or obligations.

The following are our outstanding classes of securities as of September 30, 2014:

(1) Title of Class	(2) Amount Authorized	(3) Amount Held by Us or for Our Account	(4) Amount Outstanding Exclusive of Amounts Shown Under (3)
Common Stock	100,000,000	0	9,072,032

Under our charter, our board of directors is authorized to classify and reclassify any unissued shares of stock into other classes or series of stock and authorize the issuance of shares of stock without obtaining stockholder approval. As permitted by the Maryland General Corporation Law, our charter provides that a majority of the board of directors, without any action by our stockholders, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

Common stock

All shares of our common stock have equal rights as to earnings, assets, distributions, and voting and, when they are issued, will be duly authorized, validly issued, fully paid, and non-assessable. Distributions may be paid to the holders of our common stock if, as, and when authorized by our board of directors and declared by us out of funds legally available therefor. Shares of our common stock have no preemptive, exchange, conversion, or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Subject to the exclusive voting rights of any other class or series of stock, if any are issued, each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, if any, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors.

Issuance of Additional Shares.  The provisions of the 1940 Act generally require that the public offering price of common stock of a business development company (less underwriting commissions and discounts) must equal or exceed the NAV of such company’s common stock (calculated within 48 hours of pricing), unless such sale is made with the consent of a majority of the company’s outstanding common stockholders.  Any sale of common stock by us will be subject to the requirements of the 1940 Act.

Preferred stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of stock into one or more classes or series of stock, including preferred stock, without the approval of the holders of our common stock. Holders of common stock have no preemptive right to purchase any preferred stock that may be issued.

Prior to issuance of shares of each class or series, the board of directors is required by Maryland law and by our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, and terms or conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring, or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interests. You should note, however, that any issuance of preferred stock must comply with the requirements of the 1940 Act.

The 1940 Act requires, among other things, that (1) immediately after issuance and before any dividend or distribution is made with respect to our common stock and before any purchase of common stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 50% of our total assets after deducting the amount of such dividend or distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if distributions on such preferred stock are in arrears by two years or more. Certain matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would vote separately from the holders of common stock on a proposal to cease operations as a business development company. We believe that the availability for issuance of preferred stock provides us with increased flexibility in structuring future financings and acquisitions.

Standstill Agreement

On May 1, 2014, we entered into an agreement (the “Bulldog Agreement”) with Bulldog Investors, LLC, a Delaware limited liability company (“Bulldog”) to withdraw the Bulldog shareholder proposals made in connection with our 2014 Annual Meeting of Stockholders (the “Annual Meeting”); discontinue its proxy solicitation related to the Annual Meeting; and (iii) promise that neither it nor any of its affiliated advisers would introduce any proposal or nomination at the Annual Meeting.  Bulldog also agreed to be bound by certain “standstill” covenants with respect to the Fund until May 1, 2023 pursuant to a Standstill Agreement dated May 1, 2014. See also “Prospectus Summary – Recent Developments.” for additional aspects of Bulldog Agreement including our 2014 distributions, open-market purchase program and issuer tender offer.

Exchange Agreement

On October 4, 2013, we entered into an Exchange Agreement (the “Exchange Agreement”) with holders of debentures of IntraOp Medical Corporation (“IntraOp”) and factoring lenders to IntraOp (collectively, the “Lender/Purchasers”) to facilitate the acquisition of the assets of IntraOp in a Section 363 proceeding under the United States Bankruptcy Code (the “363 Proceeding”). IntraOp is the manufacturer of the Mobetron, a medical device that is used to deliver intra-operative radiation to cancer patients.

Pursuant to the Exchange Agreement, the Company issued 515,552 shares of its restricted common stock to the Lender/Purchasers (the “SVVC Shares”) in exchange for the outstanding IntraOp debentures and factoring lender debt (collectively, the “IntraOp Debt”). The aggregate purchase price paid by the Company was $13.5 million, or $26.19/share, a price based upon the Company’s NAV per share on October 2, 2013.

In connection with Exchange Agreement, at the direction of the Company, the Lender/Purchasers contributed the IntraOp Debt to IO Newco, a newly-formed subsidiary of the Company.  Such IntraOp Debt was used to acquire the assets of IntraOp in the 363 Proceeding.  As a result, IntraOp was reorganized as a subsidiary of the Company and renamed IntraOp Medical, Inc.

In connection with the 363 Proceeding, the Company provided $1.3 million in debtor-in-possession financing and contributed approximately $5.5 million in cash for working capital purposes to IO Newco.  Following the closing of the transaction, the Company owns 82.3% of IntraOp Medical, Inc. (70.0% on a fully-diluted basis).

In connection with the consummation of the Exchange Agreement, the Company and the Lender/Purchasers entered into the following ancillary agreements described below: (i) a Registration Rights Agreement; (ii) a Voting Agreement for non-Lacuna Parties; (iii) a Voting Agreement for Lacuna Parties; (iv) a Lock-Up Agreement for non-Lacuna Parties; and (v) a Lock-Up Agreement for non-Lacuna Parties.

Registration Rights Agreement

The Company and the Lender/Purchasers entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Company agreed,  to the extent that the Company does not have an effective shelf registration statement under which the SVVC Shares could be immediately offered and sold, to prepare and file separate registration statements with the Securities and Exchange Commission covering 25% of the SVVC Shares by October 4, 2014, at least 50% of the SVVC Shares by October 4, 2015, and all of the SVVC Shares by October 4, 2016.  The Company also has the option to file a shelf registration statement covering all of the SVVC Shares on or before October 4, 2014.  The Company is not obligated to file a shelf registration statement covering the SVVC Shares that are sold under the applicable conditions of Rule 144 promulgated under the Securities Act of 1933, as amended (“Rule 144”), or SVVC Shares that become eligible for resale without restrictions pursuant to Rule 144.

Voting Agreements

As a condition to its willingness to enter into the Exchange Agreement, the Company required that each Lender/Purchaser enter into a Voting Agreement (each a “Voting Agreement” and collectively, the “Voting Agreements”), pursuant to which each Lender/Purchaser agreed to grant an irrevocable proxy to a voting trustee elected by a majority vote of our independent directors to vote all shares of our common stock beneficially owned by such Lender/Purchaser in accordance with the recommendation of a majority of our board of directors.  Lacuna Venture Fund LLLP and its affiliates (each a “Lacuna Entity” and collectively, “Lacuna Entities”) agreed to Voting Agreements having a five-year term.  All other Lender/Purchasers agreed to Voting Agreements having a three-year term.

Lock-Up Agreements

As a condition to its willingness to enter into the Exchange Agreement, the Company required that each Lender/Purchaser enter into a Lock-Up Agreement (each a “Lock-Up Agreement” and collectively, the “Lock-Up Agreements”), pursuant to which each Lender/Purchaser agreed not to sell, contract to sell, pledge or otherwise dispose of the Exchange Shares held by it during the period of such Lock-Up Agreement.  The Lacuna Entities agreed to a lock-up period of five years from October 4, 2013, with the SVVC Shares held by the Lacuna Entities being released from the Lock-Up Agreement on the following schedule: (i) 40% on October 4, 2015, (ii) 20% on October 4, 2016, (iii) 20% on October 4, 2017, and (iv) 20% on October 4, 2018.

All Lender/Purchasers other than the Lacuna Entities agreed to lock-up periods of three years from October 4, 2013, with the SVVC Shares held by such Lender/Purchasers being released from their Lock-Up Agreement on the following schedule: (i) 25% on October 4, 2014, (ii) 25% on October 4, 2015, and (iii) 50% on October 4, 2015.

On May 1, 2014, we entered into an agreement with Bulldog, our largest shareholder group. Under the terms of the settlement, Bulldog agreed to (1) withdraw its two nominees for our Board of Directors, (2) withdraw its proposals regarding (i) termination of our Investment Management Agreement and (ii) consideration by our Board of Directors of a share repurchase program, (3) not present any proposals at our 2014 Annual Meeting, and (4) vote its Shares in accordance with the Board of Directors’ recommendations. We also agreed to liquidate our Facebook and Twitter holdings no later than September 30, 2014 and October 31, 2014, respectively, and to distribute any net realized gains from those holdings to stockholders within 60 days of completing those liquidations. The settlement also provides that we establish an open-market purchase program to purchase up to $10 million of our common stock during certain periods in 2014 in which the market price of our common stock is below our NAV, and to commence an issuer tender offer, which we commenced on December 22, 2014.

LIMITATION ON LIABILITY OF DIRECTORS AND OFFICERS; INDEMNIFICATION AND ADVANCE OF EXPENSES

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law, subject to the requirements of the 1940 Act.

Our charter authorizes us and our bylaws obligate us, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to indemnify any present or former director or officer or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan, limited liability company, or other enterprise as a director, officer, partner, member, manager, or trustee, and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification. The charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of us in any of the capacities described above and any of our employees or agents or any employees or agents of our predecessor. In accordance with the 1940 Act, we will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to pay or reimburse reasonable expenses to a director or officer in advance of the final disposition of a proceeding upon the corporation’s receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW AND OUR CHARTER AND BYLAWS

The Maryland General Corporation Law and our charter and bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest, or otherwise.  These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors.  We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Classified board of directors

Our board of directors is divided into three classes of directors serving staggered three-year terms.  The current terms of the first, second and third classes will expire in 2015, 2016 and 2017, respectively, and when their successors are duly elected and qualify.  Upon expiration of their current terms, directors of each class will be elected to serve for three-year terms and until their respective successors are duly elected and qualify and each year one class of directors will be elected by the stockholders.  A classified board may render a change in control of us or removal of our incumbent management more difficult.  We believe, however, that the longer time required to elect a majority of a classified board of directors will help to ensure the continuity and stability of our management and policies.

Election of directors

Our bylaws provide that (subject to the rights of holders of our preferred stock, if any) a plurality of all votes cast at a meeting of stockholders shall be sufficient to elect a director.

Number of directors; vacancies; removal

Our charter provides that the number of directors will be set only by the board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, the number of directors may never be less than the minimum number required by the Maryland General Corporation Law, which is one, nor more than four, unless our bylaws are amended. We have elected in our charter to be subject to the provision of Subtitle 8 of Title 3 of the Maryland General Corporation Law regarding the filling of vacancies on the board of directors. Accordingly, except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the 1940 Act.

Our charter provides that (subject to any rights which may be granted to holders of one or more classes of preferred stock) a director may be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by stockholders

Under the Maryland General Corporation Law, stockholder action can be taken only at an annual or special meeting of stockholders or, unless the charter provides for a lesser percentage (which our charter does not for common stock) by unanimous written consent in lieu of a meeting. These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting of stockholders.

Advance notice provisions for stockholder nominations and stockholder proposals

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of the board of directors, or (3) by a stockholder who was a stockholder of record both at the time of giving of notice by the stockholder and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (1)  by, or at the direction of, the board of directors, or (2) provided that the special meeting has been duly called by the secretary of the corporation upon the written request of stockholders in accordance with certain procedures set forth in our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving of notice and at the time of the special meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of special meetings of stockholders

Our bylaws provide that special meetings of stockholders may be called by our board of directors, the chairman of our board or our president. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of extraordinary corporate action; amendment of charter and bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange, or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to be cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides that (1) our liquidation or dissolution or any amendment to our charter to afford such liquidation or dissolution; (2) any merger, consolidation, share exchange, or sale or exchange of all or substantially all of our assets that requires the approval of our stockholders under the Maryland General Corporation Law; (3) certain transactions between us and any person or group of persons acting together and any person controlling, controlled by or under common control with any such person or member of such group, that may exercise or direct the exercise of 10% or more of our voting power in the election of directors; (4) any amendment to our charter that would make our common stock a redeemable security, or convert us, whether by merger or otherwise, from a closed-end company to an open-end company; and (5) any amendment to certain provisions of our charter, including the provisions relating to our purpose, the number, qualifications, classification, removal of directors and the vote required to amend any of items (1) through (5), requires the approval of the stockholders entitled to cast at least 80% of the votes entitled to be cast on such matter.  That requirement for an 80% vote is a greater percentage than required by the 1940 Act and Maryland law.  The effect is to make it harder for stockholders to implement these changes.  However, if such a proposal is approved by at least two-thirds of our Continuing Directors (defined below), in addition to approval by the full Board, such proposal may be approved by the stockholders entitled to cast a majority of the votes entitled to be cast on such matter or, in the case of transactions with a group described above in (3), by the vote, if any, of the stockholders required by applicable law or by our charter or bylaws.  The “Continuing Directors” are defined in our charter as (a) our current Directors (b) those Directors whose nomination for election by the stockholders or whose election by the Directors to fill vacancies is approved by a majority of our current Directors who are then on the Board, and (c) any successor directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of the Continuing Directors then in office. These provisions could make it more difficult for certain extraordinary transactions to be approved if they are opposed by the Continuing Directors, and discourage proxy contests for control of the our Board by persons wishing to cause such transactions to take place.

Our charter and bylaws provide that the board of directors will have the exclusive power to adopt, alter, or repeal any provision of our bylaws and to make new bylaws.

No appraisal rights

As permitted by the Maryland General Corporation Law, our charter provides that stockholders will not be entitled to exercise appraisal rights.

Control share acquisitions

The Maryland Control Share Acquisition Act provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to those shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers, or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquirer crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition generally means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may repurchase for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to repurchase control shares is subject to certain conditions and limitations, including, as provided in our bylaws, compliance with the 1940 Act. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The Control Share Acquisition Act does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. However, we will amend our bylaws to be subject to the Maryland Control Share Acquisition Act only if (i) the board of directors determines that it would be in our best interests based, in part, on our determination that our being subject to the Maryland Control Share Acquisition Act does not conflict with the 1940 Act; and (ii) the SEC staff does not object to our determination that our being subject to the Maryland Control Share Acquisition Act does not conflict with the 1940 Act.

Business combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•
an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under this statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, and

•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the Maryland Business Combination Act, provided that the business combination is first approved by our board of directors, including a majority of the directors who are not interested persons as defined in the 1940 Act. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the board of directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Conflict with 1940 Act

Our bylaws provide that, if and to the extent that any provision of the Maryland General Corporation Law, including the Maryland Control Share Acquisition Act (if we amend our bylaws to be subject to such Act) and the Maryland Business Combination Act, or any provision of our charter or bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

DESCRIPTION OF OUR SUBSCRIPTION RIGHTS

The following is a general description of the terms of the subscription rights we may issue from time to time.  Particular terms of any subscription rights we offer will be described in the prospectus supplement relating to such subscription rights.

We may issue subscription rights to our stockholders to purchase common stock.  Subscription rights may be issued independently or together with our common stock and may or may not be transferable by the person purchasing or receiving the subscription rights.  In connection with a subscription rights offering to our stockholders, we would distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering.

Our stockholders will indirectly bear all of the expenses of the subscription rights offering, regardless of whether our stockholders exercise any subscription rights.

A prospectus supplement will describe the particular terms of any subscription rights we may issue, including the following:

•
the period of time the offering would remain open (which shall be open a minimum number of days such that all record holders would be eligible to participate in the offering and shall not be open longer than 120 days);

•	the title and aggregate number of such subscription rights;

•	the exercise price for such subscription rights (or method of calculation thereof);

•	the currency or currencies, including composite currencies, in which the price of such subscription rights may be payable;

•	the number of subscription rights issued with each share of common stock;

•	the ratio of the offering;

•	the number of such subscription rights issued to each stockholder;

•	the extent to which such subscription rights are transferable and the market on which they may be treaded if they are transferable;

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such right shall expire (subject to any extension);

•	if applicable, the minimum or maximum number of subscription rights that may be exercised at one time;

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed shares of common stock and the terms of such over-subscription privilege;

•	any termination right we may have in connection with such subscription rights offering;

•	information with respect to book-entry procedure, if any;

•	the material terms of any standby underwriting, backstop or other purchase arrangement that we may enter into in connection with the subscription rights offering;

•	if applicable, a discussion of certain U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights; and

•	any other terms of such subscription rights, including exercise, settlement and other procedures and limitations relating to the transfer and exercise of such subscription rights.

Each subscription right will entitle the holder of the subscription right to purchase for cash or other consideration such amount of shares of common stock at such subscription price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby.  Subscription rights may be exercised as set forth in the prospectus supplement beginning on the date specified therein and continuing until the close of business on the expiration date for such subscription rights set forth in the prospectus supplement.  After the close of business on the expiration date, all unexercised subscription rights will become void.

Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement we will forward, as soon as practicable, the shares of common stock purchasable upon such exercise.  If less than all of the rights represented by such subscription rights certificate are exercised, a new subscription certificate will be issued for the remaining rights.  Prior to exercising their subscription rights, holders of subscription rights will not have any of the rights of holders of the securities purchasable upon such exercise.  To the extent permissible under applicable law, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or though agents, underwriters or dealers or through a combination of such methods, as set forth in the applicable prospectus supplement.

Under the 1940 Act, we may generally only offer subscription rights (other than rights to subscribe expiring not later than 120 days after their issuance and issued exclusively and ratably to a class or classes of our security holders) on the condition that (1) the subscription rights expire by their terms within ten years; (2) the exercise price is not less than the current market value of a share of common stock at the date of issuance; (3) our stockholders authorize the proposal to issue such subscription rights, and a “required” majority of our Board of Directors approves of such issuance on the basis that the issuance is in the best interests of the Company and our stockholders; and (4) if the subscription rights are accompanied by other securities, the subscription rights are not separately transferable unless no class of such subscription rights and the securities accompanying them has been publicly distributed.  A “required” majority of our Board of Directors is a vote of both a majority of our directors who have no financial interest in the transaction and a majority of the directors who are not interested persons of the company.  The 1940 Act also provides that the amount of our voting securities that would result from the exercise of all outstanding warrants, options and subscription rights at the time of issuance may not exceed 25% of our outstanding voting securities.

For information regarding the dilutive impact of rights offerings, please see “Risks–Risks Related to an Investment in our Securities” –  Your interest in us may be diluted if you do not fully exercise your subscription rights in any rights offering.  In addition, if the subscription price is less than our net asset value per share, then you will experience an immediate dilution of the aggregate net asset value of your shares.”

PLAN OF DISTRIBUTION

We may sell our common stock and subscription rights from time to time on an immediate, continuous or delayed basis, in one or more offerings under this prospectus and any related prospectus supplement in any one or more of the following ways (1) directly to one or more purchasers, including existing stockholders in a rights offering (2) through agents for the period of their appointment, (3) to underwriters as principals for resale to the public, (4) to dealers as principals for resale to the public, (5) “at-the-market” to or through an existing trading market or otherwise or (6) pursuant to our Dividend Reinvestment Plan.

Our securities may be sold from time to time in one or more transactions at a fixed price or fixed prices, which may change; at prevailing market prices at the time of sale; prices related to prevailing market prices; at varying prices determined at the time of sale; or at negotiated prices, provided, however, that the offering price per share of our common stock, less underwriting commissions or discounts, must equal or exceed the net assets value of our common stock at the time of the offering except (1) in connection with a rights offering to our existing stockholders, (2) with the consent of the majority of our voting securities or (3) under such circumstances as the SEC may permit. Our securities may be sold for cash and other than for cash, including in exchange transactions for non-control securities, or may be sold for a combination of cash and common stock. The prospectus supplement will describe the method of distribution of our securities offered therein.

Each prospectus supplement relating to an offering of our securities will state the terms of the offering, including:

•	the names of any agents, underwriters or dealers;

•	any sales loads, underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts, commissions, fees or concessions allowed or reallowed or paid to dealers or agents;

•	the public offering or purchase price of the offered common stock and the estimated net proceeds we will receive from the sale; and

•	any common stock exchange on which the offered common stock may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Direct Sales

We may sell our securities directly to, and solicit offers from, purchasers, including institutional investors or others who may be deemed to be underwriters as defined in the Securities Act of 1933, as amended (“Securities Act”) for any resales of the common stock. In this case, no underwriters or agents would be involved. We may use electronic media, including the internet, to sell offered common stock directly. We will describe the terms of any of those sales in a prospectus supplement.

Distribution Through Agents

We may offer and sell our securities on a continuous basis through agents that we designate. We will name any agent involved in the offer and sale and describe any commissions payable by us in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agents will be acting on a best efforts basis for the period of their appointment.

Offers to purchase our securities may be solicited directly by the issuer or by agents designated by the issuer from time to time. Any such agent, who may be deemed to be an underwriter as the term is defined in the Securities Act, involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by the issuer to such agent set forth, in a prospectus supplement.

Distribution Through Underwriters

We may offer and sell our securities stock from time to time to one or more underwriters who would purchase the securities as principal for resale to the public either on a firm commitment or best efforts basis. If we sell our securities to underwriters, we will execute an underwriting agreement with them at the time of the sale and will name them in the prospectus supplement. In connection with these sales, the underwriters may be deemed to have received compensation from us in the form of underwriting discounts and commissions. The underwriters also may receive commissions from purchasers of our securities for whom they may act as agent. Unless otherwise stated in the prospectus supplement, the underwriters will not be obligated to purchase the securities unless the conditions set forth in the underwriting agreement are satisfied, and if the underwriters purchase any of the securities, they will be required to purchase all of the offered securities. In the event of default by any underwriter, in certain circumstances, the purchase commitments may be increased among the non-defaulting underwriters or the Underwriting Agreement may be terminated. The underwriters may sell the offered securities to or through dealers, and those dealers may receive discounts, concessions or commissions from the underwriters as well as from the purchasers for whom they may act as agent. Sales of the offered securities by underwriters may be in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The prospectus supplement will describe the method of reoffering by the underwriters. The prospectus supplement will also describe the discounts and commissions to be allowed or paid to the underwriters, if any, all other items constituting underwriting compensation, and the discounts and commissions to be allowed or paid to dealers, if any. If a prospectus supplement so indicates, we may grant the underwriters an option to purchase additional shares of our securities at the public offering price, less the underwriting discounts and commissions, within a specified number of days from the date of the prospectus supplement, to cover any over-allotments.

Distribution Through Dealers

We may offer and sell our securities from time to time to one or more dealers who would purchase the securities as principal. The dealers then may resell the offered securities to the public at fixed or varying prices to be determined by those dealers at the time of resale. We will set forth the names of the dealers and the terms of the transaction in the prospectus supplement.

Distribution Through Remarketing Firms

One or more dealers, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement contemplated by the terms of the securities. Remarketing firms will act as principals for their own account or as agents. These remarketing firms will offer or sell the securities in accordance with the terms of the common stock. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.

Distribution Through At-the-Market Offerings

We may engage in at-the-market offerings to or through a market maker or into an existing trading market, on an exchange or otherwise, in accordance with Rule 415(a)(4). An at-the-market offering may be through an underwriter or underwriters acting as principal or agent for us.

General Information

Agents, underwriters, or dealers participating in an offering of securities and remarketing firms participating in a remarketing of securities may be deemed to be underwriters, and any discounts and commission received by them and any profit realized by them on resale of the offered securities for whom they may act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act.

We may offer to sell our securities either at a fixed price or at prices that may vary, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices.

If indicated in the applicable prospectus supplement, we may authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include: commercial and savings banks, insurance companies, pension funds, educational and charitable institutions and others, but in all cases these institutions must be approved by us. The obligations of any purchaser under any contract will be subject only to those conditions described in the applicable prospectus supplement. The underwriters and the other agents will not have any responsibility for the validity or performance of the contracts. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the common stock using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

In connection with any offering of the securities in an underwritten transaction, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the market price of the common stock. Those transactions may include over-allotment, entering stabilizing bids, effecting syndicate covering transactions, and reclaiming selling concessions allowed to an underwriter or a dealer.

•	An over-allotment in connection with an offering creates a short position in the offered securities for the underwriters’ own account.

•	An underwriter may place a stabilizing bid to purchase an offered security for the purpose of pegging, fixing, or maintaining the price of that security.

•
Underwriters may engage in syndicate covering transactions to cover over-allotments or to stabilize the price of the offered securities by bidding for, and purchasing, the offered securities or any other securities in the open market in order to reduce a short position created in connection with the offering.

•
The managing underwriter may impose a penalty bid on a syndicate member to reclaim a selling concession in connection with an offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions or otherwise.

Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Any underwriters that are qualified market makers on the NASDAQ Global Market may engage in passive market making transactions in our securities on the NASDAQ Global Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

We will not require underwriters or dealers to make a market in the securities. Any underwriters to whom the offered securities are sold for offering and sale may make a market in the offered securities, but the underwriters will not be obligated to do so and may discontinue any market-making at any time without notice.

Under agreements entered into with us, underwriters and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments the underwriters or agents may be required to make. The underwriters, agents, and their affiliates may engage in financial or other business transactions with us and our subsidiaries, if any, in the ordinary course of business.

In compliance with the guidelines of FINRA, the maximum commission or discount to be received by any member of FINRA or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold.

The aggregate offering price specified on the cover of this prospectus relates to the offering of the securities not yet issued as of the date of this prospectus. The place and time of delivery for the offered securities in respect of which this prospectus is delivered are set forth in the accompanying prospectus supplement.

To the extent permitted under applicable federal rules and regulations, the underwriters may from time to time act as a broker or dealer and receive fees in connection with the execution of our portfolio transactions after the underwriters have ceased to be underwriters and, subject to certain restrictions, each may act as a broker while it is an underwriter.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the websites maintained by the underwriters. The underwriters may agree to allocate our common stock for sale to their online brokerage account holders. Such allocations of our securities for internet distributions will be made on the same basis as other allocations. In addition, our securities may be sold by the underwriters to common stock dealers who resell common stock to online brokerage account holders.

Dividend Reinvestment Plan

We may issue and sell our securities pursuant to our Dividend Reinvestment Plan.

REGULATION

We are a business development company under the 1940 Act and intend to elect to be treated as a RIC under Subchapter M of the Code and qualify annually thereafter. The 1940 Act contains prohibitions and restrictions relating to transactions between business development companies and their affiliates (including any investment advisers or sub-advisers), principal underwriters and affiliates of those affiliates or underwriters and requires that a majority of the directors be persons other than “interested persons,” as that term is defined in the 1940 Act. In addition, the 1940 Act provides that we may not change the nature of our business so as to cease to be, or to withdraw our election as, a business development company unless approved by a majority of our outstanding voting securities.

We may invest up to 100% of our assets in securities acquired directly from issuers in privately negotiated transactions. With respect to such securities, we may, for the purpose of public resale, be deemed an “underwriter” as that term is defined in the Securities Act. Although we may write (sell) or buy put or call options to manage risks associated with the publicly traded securities of our portfolio companies, we may decide not to do so. However, we may purchase or otherwise receive warrants to purchase the common stock of our portfolio companies in connection with acquisition financing or other investment. Similarly, in connection with an acquisition, we may acquire rights to require the issuers of acquired securities or their affiliates to repurchase them under certain circumstances. We also do not intend to acquire securities issued by any investment company that exceed the limits imposed by the 1940 Act. Under these limits, we generally cannot acquire more than 3% of the voting stock of any registered investment company, invest more than 5% of the value of our total assets in the securities of one investment company, or invest more than 10% of the value of our total assets in the securities of more than one investment company. With regard to that portion of our portfolio invested in securities issued by investment companies, it should be noted that such investments might subject our stockholders to additional expenses. None of these policies are fundamental and they may be changed without stockholder approval.

QUALIFYING ASSETS

Under the 1940 Act, a business development company may not acquire any asset other than assets of the type listed in Section 55(a) of the 1940 Act, which are referred to as qualifying assets, unless, at the time the acquisition is made, qualifying assets represent at least 70% of the company’s total assets. The principal categories of qualifying assets relevant to our proposed business are the following:

(1)
Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the SEC. An eligible portfolio company is defined in the 1940 Act as any issuer that:

•	is organized under the laws of, and has its principal place of business in, the United States;

•
is not an investment company (other than a small business investment company wholly owned by the business development company) or a company that would be an investment company but for certain exclusions under the 1940 Act; and

•	does not have any class of securities listed on a national securities exchange.

(2)	Securities of any eligible portfolio company which we control.

(3)
Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

(4)
Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and we already own 60% of the outstanding equity of the eligible portfolio company.

(5)	Securities received in exchange for or distributed on or with respect to securities described in (1) through (4) above, or pursuant to the exercise of warrants or rights relating to such securities.

(6)	Cash, cash equivalents, U.S. Government securities, or high-quality debt securities maturing in one year or less from the time of investment.

(7)
Securities of issuers that have a class of securities listed on a national securities exchange, but have an aggregate market value of outstanding voting and non-voting common equity of less than $250 million.

MANAGERIAL ASSISTANCE TO PORTFOLIO COMPANIES

In addition, a business development company must have been organized and have its principal place of business in the United States and must be operated for the purpose of making investments in the types of securities described in (1), (2), or (3) above. However, in order to count portfolio securities as qualifying assets for the purpose of the 70% test, the business development company must either control the issuer of the securities or must offer to make available to the issuer of the securities (other than small and solvent companies described above) significant managerial assistance, except that, where the business development company purchases such securities in conjunction with one or more other persons acting together, one of the other persons in the group may make available such managerial assistance. Making available managerial assistance means, among other things, any arrangement whereby the business development company, through its directors, officers, or employees, offers to provide, and, if accepted, does so provide, significant guidance and counsel concerning the management, operations, or business objectives and policies of a portfolio company.

TEMPORARY INVESTMENTS

Pending investment in other types of “qualifying assets,” as described above, our investments may consist of cash, cash equivalents, U.S. Government securities, or high-quality debt securities maturing in one year or less from the time of investment, which we refer to, collectively, as temporary investments, so that 70% of our total assets are qualifying assets. We may invest in U.S. Treasury bills or in repurchase agreements, provided that such agreements are fully collateralized by cash or securities issued by the U.S. Government or its agencies. A repurchase agreement involves the purchase by an investor, such as us, of a specified security and the simultaneous agreement by the seller to repurchase it at an agreed-upon future date and at a price that is greater than the purchase price by an amount that reflects an agreed-upon interest rate. There is no percentage restriction on the proportion of our assets that may be invested in such repurchase agreements. However, if more than 25% of our total assets constitute repurchase agreements from a single counterparty, we would not meet the Diversification Tests in order to qualify as a RIC for federal income tax purposes. Thus, we do not intend to enter into repurchase agreements with a single counterparty in excess of this limit. The Adviser will monitor the creditworthiness of the counterparties with which we enter into repurchase agreement transactions.

SENIOR SECURITIES

We are permitted, under specified conditions, to issue multiple classes of indebtedness and one class of stock senior to our common stock if our asset coverage, as defined in the 1940 Act, is at least equal to 200% immediately after each such issuance. In addition, while any senior securities remain outstanding, we must make provisions to prohibit any distribution to our stockholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We may also borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes without regard to asset coverage. For a discussion of the risks associated with leverage, see “Risk factors—Risks relating to our business and structure—Regulations governing our operation as a business development company will affect our ability to, and the way in which we, raise additional capital.”

CODE OF ETHICS

We and FCM have each adopted a code of ethics pursuant to Rule 17j-1 under the 1940 Act that establishes procedures for personal investments and restricts certain personal securities transactions. Personnel subject to each code may invest in securities for their personal investment accounts, including securities that may be purchased or held by us, so long as such investments are made in accordance with the code’s requirements. You may read and copy the code of ethics at the SEC’s Public Reference Room in Washington, D.C. You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090. In addition, the code of ethics is attached as an exhibit to the registration statement of which this prospectus is a part, and is available on the EDGAR Database on the SEC’s Internet site at http://www.sec.gov. You may also obtain copies of the code of ethics, after paying a duplicating fee, by electronic request at the following Email address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

PROXY VOTING POLICIES AND PROCEDURES

We have delegated our proxy voting responsibility to the Adviser. The Proxy Voting Policies and Procedures of the Adviser are set forth below. The guidelines are reviewed periodically by the Adviser and our non-interested directors, and, accordingly, are subject to change. For purposes of these Proxy Voting Policies and Procedures described below, “we,” “our,” and “us” refers to the Adviser.

As an investment adviser registered under the Advisers Act, we have a fiduciary duty to act solely in the best interests of our clients. As part of this duty, we recognize that we must vote client securities in a timely manner free of conflicts of interest and in the best interests of our clients.

These policies and procedures for voting proxies for our investment advisory clients are intended to comply with Section 206 of, and Rule 206(4)-6 under, the Advisers Act.

Proxy Policies

We vote proxies relating to our portfolio securities in what we perceive to be the best interest of our clients. We review on a case-by-case basis each proposal submitted to a shareholder vote to determine its impact on the portfolio securities held by our clients. Although we will generally vote against proposals that may have a negative impact on our clients’ portfolio securities, we may vote for such a proposal if there exists compelling long-term reasons to do so.

Our proxy voting decisions are made by the senior officers who are responsible for monitoring each of clients’ investments. We have adopted a set of proxy voting policies and procedures to govern how we vote proxies.

Proxy Voting Records

You may obtain information about how we voted proxies by making a written request for proxy voting information to: Kevin Landis, Chief Executive Officer, Firsthand Capital Management, Inc., 150 Almaden Boulevard, Suite 1250, San Jose, CA 95113.

PRIVACY PRINCIPLES

We are committed to maintaining the privacy of our stockholders and to safeguarding their non-public personal information. The following information is provided to help you understand what personal information we collect, how we protect that information, and why, in certain cases, we may share information with select other parties.

Generally, we do not receive any non-public personal information relating to our stockholders, although certain non-public personal information of our stockholders may become available to us. We do not disclose any non-public personal information about our stockholders or former stockholders to anyone, except as permitted by law or as is necessary in order to service stockholder accounts (for example, to a transfer agent or third-party administrator).

We restrict access to non-public personal information about our stockholders to employees of the Adviser and its affiliates with a legitimate business need for the information. We will maintain physical, electronic, and procedural safeguards designed to protect the non-public personal information of our stockholders.

OTHER

We may also be prohibited under the 1940 Act from knowingly participating in certain transactions with our affiliates without the prior approval of our board of directors who are not interested persons and, in some cases, prior approval by the SEC.

We will be periodically examined by the SEC for compliance with the 1940 Act.

We are required to provide and maintain a bond issued by a reputable fidelity insurance company to protect us against larceny and embezzlement. Furthermore, as a business development company, we are prohibited from protecting any director or officer against any liability to SVVC or our stockholders arising from willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such person’s office.

We and FCM are each required to adopt and implement written policies and procedures reasonably designed to prevent violation of the federal securities laws, review these policies and procedures annually for their adequacy and the effectiveness of their implementation, and designate a chief compliance officer to be responsible for administering the policies and procedures.

SARBANES-OXLEY ACT OF 2002

The Sarbanes-Oxley Act of 2002 imposes a wide variety of regulatory requirements on publicly held companies and their insiders. Many of these requirements affect us. For example:

•	pursuant to Rule 13a-14 of the Exchange Act, our Chief Executive Officer and Chief Financial Officer must certify the accuracy of the financial statements contained in our periodic reports;

•	pursuant to Item 307 of Regulation S-K, our periodic reports must disclose our conclusions about the effectiveness of our disclosure controls and procedures;

•
pursuant to Rule 13a-15 of the Exchange Act, our management must prepare an annual report regarding its assessment of our internal control over financial reporting, which must be audited by our independent registered public accounting firm; and

•
pursuant to Item 308 of Regulation S-K and Rule 13a-15 of the 1934 Act, our periodic reports must disclose whether there were significant changes in our internal controls over financial reporting or in other factors that could significantly affect these controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

The Sarbanes-Oxley Act requires us to review our current policies and procedures to determine whether we comply with the Sarbanes-Oxley Act and the regulations promulgated thereunder. We will continue to monitor our compliance with all regulations that are adopted under the Sarbanes-Oxley Act and will take actions necessary to ensure that we are in compliance therewith.

LEGAL MATTERS

Certain legal matters regarding the securities offered by this prospectus will be passed upon for the Fund by Paul Hastings LLP, San Francisco, California. Paul Hastings may rely as to certain matters of Maryland law on the opinion of Venable LLP, Baltimore, Maryland.

CUSTODIAN, TRANSFER, AND DISTRIBUTION PAYING AGENT AND REGISTRAR

Our securities are held under a custody agreement by BNY Mellon, who also acts as our transfer agent, distribution paying agent, and registrar. The principal business address of BNY Mellon Investment Servicing (US) Inc. is 301 Bellevue Parkway, Wilmington, Delaware 19809, and its telephone number is 800-331-1710.

BROKERAGE ALLOCATION AND OTHER PRACTICES

While we generally acquire and dispose of our investments in privately negotiated transactions, we may use brokers in the normal course of our business. Subject to policies established by our board of directors, the Adviser will be primarily responsible for the execution of the publicly traded securities portion of our portfolio transactions and the allocation of brokerage commissions. The Adviser does not execute transactions through any particular broker or dealer, but seeks to obtain the best net results for SVVC, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities. While the Adviser generally seeks reasonably competitive trade execution costs, SVVC does not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements, the Adviser may select a broker based partly upon brokerage or research services provided to the Adviser and SVVC and any other clients. In return for such services, we may pay a higher commission than other brokers would charge if the Adviser determines in good faith that such commission is reasonable in relation to the services provided.

EXPERTS

The financial statements of assets and liabilities of the Fund as of December 31, 2013 and 2012, including the schedule of investments as of December 31, 2013, and the related statements of operation, changes in net assets, and cash flows for each of the two years in the period then, and the Financial Highlights for each of the two years in the period then ended and for the period April 18, 2011 (commencement of operations) to December 31, 2011 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2013 included in this Prospectus have been so included in reliance on the report of Tait, Weller & Baker, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The information in this prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion Dated December 24, 2014
FORM OF PROSPECTUS SUPPLEMENT
(To prospectus dated  __________, 201 )

  ____________ Shares

FIRSTHAND TECHNOLOGY VALUE FUND, INC.

Common Stock
[Subscription Rights]

Firsthand Technology Value Fund, Inc. (“we,” “us,” “our,” the “Company,” the “Fund,” or “SVVC”) is offering ____ shares of its common stock. We are an externally managed, closed-end, non-diversified management investment company organized as a Maryland corporation that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”). Our investment objective is to seek long-term growth of capital. There can be no assurance that we will achieve our investment objective. We intend to invest at least 80% of our net assets in equity securities of technology companies (as defined below), including cleantech companies. We expect to emphasize technology companies that we believe hold the greatest potential for capital appreciation. We focus our investments in private companies and in public companies with market capitalizations of less than $250 million. Our investment activities are managed by Firsthand Capital Management, Inc. (“FCM” or the “Adviser”), which was previously known as SiVest Group, Inc.

We are offering ____________________ shares of our common stock in this prospectus supplement.  This prospectus supplement, together with the accompanying prospectus dated, 201_, sets forth the information that you should know before investing.

[Add disclosure for Subscription Rights, if used].

Our currently outstanding shares of common stock are, and the common stock offered by this prospectus supplement and accompanying prospectus, subject to notice of issuance, will be, listed on the NASDAQ Global Market under the symbol “SVVC.” The last reported sale price of our common stock on, 20__ was per share. The net asset value per share of our common stock at the close of business on, ______ __201__ was .____.

(continued on the following page)

Investing in our securities involves risk.  See “Risk Factors” beginning on page ____ of the accompanying prospectus.

[Shares of closed-end investment companies and business development companies, like ours, frequently trade at a discount to their net asset value. If our common stock trades at a discount to our net asset value, the risk of loss may increase for purchasers of our common stock, especially for those investors who expect to sell their common stock in a relatively short period after purchasing shares in this offering.  See “Risk Factors – Risks Related to Any Future Offering - Our common stock may trade at a discount/premium to our net asset value.”]

[The market price of our common stock also may be affected by such factors such as distributions that we may make to our shareholders or significant trading in one or more of our portfolio securities immediately prior to their initial public offering, at times causing the market price to rise and, at times, causing the market price to decrease, upon the completion of a company’s initial public offering; in each case, such events are, in turn, affected by expenses, the stability of our distributions, liquidity and market supply and demand.  See “Risk Factors—Risks Related to Our Investments; - we may invest in micro-cap public companies and companies we may hope will have successful initial public offerings.”; “Risks Relating to Our Business Structure – We may experience fluctuations in our quarterly results;” and “Risks Relating to Any Future Offerings - “- the market price of our common stock may fluctuate significantly. ]

1

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

	Per Share	Total (1)
Public offering price	$	$
Underwriting discounts and commissions
Proceeds, before expenses, to us

(1)
We have granted the underwriters an option exercisable for a period of ___ days from the date of this prospectus supplement to purchase up to _____   additional shares of common stock at the public offering price, less the underwriting discount, to cover over-allotments, if any.  If the underwriters exercise the option in full, the total underwriting discounts and commissions will be $_____, and the total proceeds, before expenses, to us will be $ _____.”

The underwriters are offering the shares of common stock as described in “Underwriting.” Delivery of the shares of common stock will be made on or about, 201_.
[Underwriter(s)]

The date of this prospectus supplement is __________, 201_.

2

TABLE OF CONTENTS

Prospectus Supplement
Page
Cautionary Notice Regarding Forward-Looking Statements	5
Prospectus Supplement Summary	6
The offering	8
Use of Proceeds	9
Capitalization	10
Underwriting	11
Legal Matters	12
Where You Can Find More Information	13

Prospectus

PROSPECTUS SUMMARY	1
FORWARD-LOOKING STATEMENTS	7
FEES AND EXPENSES	8
MARKET AND NET ASSET VALUE INFORMATION	10
USE OF PROCEEDS	12
RISK FACTORS	13
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	24
DISTRIBUTIONS	42
BUSINESS	43
PORTFOLIO COMPANIES	50
MANAGEMENT	51
CERTAIN RELATIONSHIPS	61
CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS	62
DETERMINATION OF NET ASSET VALUE	63
DIVIDEND REINVESTMENT PLAN	64
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	65
DESCRIPTION OF OUR CAPITAL STOCK	70
DESCRIPTION OF OUR SUBSCRIPTION RIGHTS	79
PLAN OF DISTRIBUTION	81
REGULATION	85
CUSTODIAN, TRANSFER, AND DISTRIBUTION PAYING AGENT AND REGISTRAR	89
BROKERAGE ALLOCATION AND OTHER PRACTICES	89
LEGAL MATTERS	89
EXPERTS	89

3

You should rely only on the information contained or incorporated herein by reference in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus set forth certain information about us that a prospective investor should carefully consider before making an investment in our securities. This prospectus supplement, which describes the specific terms of this offering, also adds to and updates information contained in the accompanying prospectus and the documents incorporated herein by reference in the accompanying prospectus. The accompanying prospectus gives more general information, some of which may not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date and incorporated herein by reference into the accompanying prospectus or prospectus supplement, the statement in the incorporated document having the later date modifies or supersedes the earlier statement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in or incorporated herein by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates on their front covers, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus, or the sale of the common stock (with or without use of a subscription right). Our business, financial condition, results of operations and prospects may have changed since that date.

We are required to file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission (the “SEC”). This information will be available free of charge by contacting us at 150 Almaden Boulevard, Suite 1250, San Jose, California 95113, by telephone at (408) 886-7096, or on our website at http://www.firsthandtvf.com. Information contained on our website is not incorporated herein by reference into this prospectus supplement nor the accompanying prospectus, and you should not consider that information to be part of either document. The SEC also maintains a website at http://www.sec.gov that contains such information.

4

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus supplement and the accompanying prospectus constitute forward-looking statements, which relate to future events or our future performance or financial condition. We use words such as “anticipates,” “believes,” “expects,” “plans,” “will,” “may,” “continues,” “believes,” “seeks,” “likely,” “intends,” and similar expressions to identify forward-looking statements. The forward-looking statements contained in this prospectus involve risks and uncertainties, including, without limitation, forward-looking statements as to: our future operating results, our business prospects and the prospects of our prospective portfolio companies, the impact of investments that we expect to make, our contractual arrangements and relationships with third parties, the dependence of our future success on the general economy and its impact on the industries in which we invest, the ability of our prospective portfolio companies to achieve their objectives, our expected financings and investments, the adequacy of our cash resources and working capital, and the timing of cash flows, if any, from the operations of our prospective portfolio companies. The factors identified above are believed to be important factors, but not necessarily all of the important factors, that could cause our actual results to differ materially from those expressed in any forward-looking statement.

Our actual results could differ materially from those projected in the forward-looking statements for any reason, including the factors set forth in this prospectus supplement and the accompanying prospectus.  In addition, several factors that could materially affect our actual results are the ability of the portfolio companies in which we invest to achieve their objectives; our ability to source favorable private investments; changes in the securities markets, especially the markets for technology companies including those that may be early stage or micro-cap companies; the dependence of our future success of the general economy and its impact on the industries in which we invest and other factors discussed in our periodic filings with the SEC.

Unpredictable or unknown factors could also have material adverse effects on us. Since our actual results, performance or achievements could differ materially from those expressed in, or implied by, these forward-looking statements, we cannot give any assurance that any of the events anticipated by the forward-looking statements will occur, or, if any of them do, what impact they will have on our results of operations and financial condition. All forward-looking statements included in this prospectus supplement and the accompanying prospectus are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement and the accompanying prospectus. You are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including our annual reports. We acknowledge that, notwithstanding the foregoing statement, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

5

PROSPECTUS SUPPLEMENT SUMMARY

This summary does not contain all of the  information you should consider before investing in our securities.  You should read carefully the entire prospectus supplement, the accompanying prospectus, including the section entitled “Risk Factors” and the financial statements and related notes, before making an investment decision. Except where the context suggests otherwise, the terms “we,” “us,” “our,” the “Company,” and “SVVC” refer to Firsthand Technology Value Fund, Inc.; “FCM” or “Investment Adviser” refer to Firsthand Capital Management, Inc.

FIRSTHAND TECHNOLOGY VALUE FUND, INC.

Firsthand Technology Value Fund, Inc. is an externally managed, closed-end, non-diversified management investment company organized as a Maryland corporation that has elected to be treated as a business development company under the 1940 Act.  We intend to elect to be treated for tax purposes as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) and to qualify annually thereafter.

SVVC was incorporated under the Maryland General Corporation Law in April 2010 and acquired its initial portfolio of securities through the reorganization (the “Reorganization”) into the Company of Firsthand Technology Value Fund (“TVF”), an open-end mutual fund and a series of Firsthand Funds, which is a Delaware statutory trust.  The Reorganization was completed on April 15, 2011 and SVVC commenced operations on April 18, 2011.

FIRSTHAND CAPITAL MANAGEMENT, INC.

Our investment activities are managed by Firsthand Capital Management, Inc. (which we refer to as “FCM” or the “Adviser”). FCM was founded in 2009 and is an investment adviser registered under the Investment Advisers Act of 1940, as amended. The owner, President and Chief Investment Officer of FCM is Kevin Landis, our Chief Executive Officer and Chief Financial Officer. Mr. Landis has approximately 19 years of professional investment experience, including more than 14 years of investing in equity securities of private companies. The team has been involved in originating, structuring, negotiating, consummating, managing, and monitoring private company investments during its tenure at FCM and another investment adviser that Mr. Landis co-founded in 1994, also called Firsthand Capital Management, Inc. (“Old FCM”). During Mr. Landis’s tenure with Old FCM, he and his team invested approximately $150 million in 26 private companies.

The team has developed a network of financial sponsor relationships as well as relationships with management teams, investment bankers, attorneys, and accountants that we believe will provide us with access to substantial investment opportunities. The Adviser also employs a team of investment research professionals to assist Mr. Landis in originating, analyzing, and managing investments. It also has a seasoned attorney on staff to assist with deal structure and negotiation.

PORTFOLIO INVESTMENTS

Our investment objective is to seek long-term growth of capital.  There can be no assurance that we will achieve our investment objective.  Under normal circumstances, we will invest at least 80% of our net assets for investment purposes in technology companies.  We consider technology companies to be those companies that derive at least 50% of their revenues from products and/or services within the information technology sector and in the “cleantech” sector.  Information technology companies include, but are not limited to, those focused on computer hardware, software, social networking, telecommunications, networking, Internet, and consumer electronics. While there is no standard definition of cleantech, it is generally regarded as including goods and services designed to harness renewable energy and materials, eliminate emissions and waste, and reduce the use of natural resources. In addition, under normal circumstances we will invest at least 70% of our total assets in privately held companies and public companies with market capitalizations of less than $250 million. We anticipate that our portfolio will be primarily composed of equity and equity derivative securities of technology and cleantech companies (as defined above).  We expect that these investments will range between $1 million and $10 million each, although this investment size will vary proportionately with the size of our capital base.  We acquire our investments through direct investments in private companies, negotiations with selling shareholders, and in organized secondary marketplaces for private securities.

Our venture capital portfolio is composed of companies at varying maturities facing different types of risks.  We have defined these levels of maturity as: (1) Early Stage, (2) Mid Stage, and (3) Late Stage.  Early-stage companies have a high degree of technical, market and execution risk, which is typical of initial investments by venture capital firms, including us.  These companies often require substantial development of their technologies before they begin introducing products/services to market.  Mid-stage companies are those that have overcome most of the technical risk associated with their products/services and are now focused on addressing the market acceptance for their products.   Late-stage companies are those that have determined there is a market for their products/services, and they are now focused on sales execution and scale.

6

The following table sets forth certain information as of  ________, 20__, for each portfolio company in which we had a debt or equity investment. Other than these investments, our only formal relationships with our portfolio companies are the managerial assistance ancillary to our investments and the board observation or participation rights we may receive.

Name of Portfolio Company	Industry	Investment	Number of Shares Held	Fair Value

TRADING AT A DISCOUNT/PREMIUM TO NAV

Shares of common stock closed-end investment companies and business development companies frequently trade at a discount to their net asset value. We cannot assure you that our common stock will trade at a price higher than or equal to our net asset value. Also, our net asset value will be reduced immediately following this offering by the underwriting discount and our offering costs.

The possibility that our shares may trade at a discount to our net asset value is separate and distinct from the risk that our common stock’s net asset value per share may decline.

In addition to net asset value, the market price of our common stock may be affected by such factors such as distributions that we may make to our shareholders or significant trading in one or more of our portfolio securities immediately prior to their initial public offering, at times causing the market price to rise and ,at times, the completion of certain initial public offerings of shares that we own causing the market price to decrease; in each case, such events are, in turn, further affected by expenses, the stability of our distributions, liquidity and market supply and demand.  Any issuance of additional shares of common stock may have an adverse effect on prices in the secondary market for our common stock by increasing the number of shares of common stock available, which may create downward pressure on the market price for our common stock. Although our shares have previously traded at a substantial premium to their net asset value, our shares of common stock also have traded at a substantial discount to their net asset value for various periods.  We cannot predict whether our shares of common stock will trade above, at, or below their net asset value.  See “Risk Factors— Risks Relating to Our Business Structure – We may experience fluctuations in our quarterly results;” “–Risks Related to Our Investments - Our common stock may trade at a discount/premium to our net asset value;” “- the market price of our common stock may fluctuate significantly;” and “-we may invest in micro-cap public companies and companies we may hope will have successful initial public offerings.”

DISTRIBUTIONS

We intend to make annual distributions to our stockholders. The timing and amount of our annual distributions, if any, will be determined by our board of directors. Any distributions to our stockholders will be declared out of assets legally available for distribution. As of ________, 20__, we have not made any distributions since our inception.

7

THE OFFERING

Common stock offered by us	shares of common stock of SVVC at $ per share.
Common stock to be outstanding after this offering [If applicable, Subscription Rights]	shares of common stock of SVVC (1)
Use of proceeds after expenses
NASDAQ Global Market symbol	“SVVC”
Stockholder Transaction Expenses:
Underwriter discounts and commissions (as a percentage of offering price)%
Net offering expenses borne by us (as a percentage of offering price)%
Dividend Reinvestment Plan Fees(2)	None
Total Stockholder Transaction Expenses (as a percentage of offering price)%

(1)
The number of shares outstanding after the offering assumes the underwriters’ over-allotment option isnot exercised.  If the over-allotment option is exercised in full, the number of shares outstanding will increase by

(2)	You will pay brokerage charges if you direct _______ , as agent for our common stockholders, to sell your common stock held in a dividend reinvestment account.

EXAMPLE

This example replaces the example set forth on page __ of the accompanying prospectus under the caption “Fees and Expenses” with respect to this offering.  The following example illustrates the expenses that common stockholders would pay on a $1,000 investment in common stock assuming (1) underwriting discounts and commission of % and offering expenses of __% of the offering price; (2) total annual expenses of ___% of net assets attributable to shares of common stock; and (3) a __% annual return on our portfolio securities:

(1) The underwriting discounts, commissions and offering expenses are borne by all common stockholders, including investors in this offering.  Investors in this offering would pay $___ of underwriting discounts, commission and offering expenses on a $1,000 investment in common stock.

This example should not be considered a representation of future expenses.  Actual expenses may be greater or less than those assumed.  Moreover, our actual rate of return may be greater or less than the hypothetical __% return shown in the example.

	1 Year	3 Years	5 Years	10 Years
Total Expenses Paid by Common Stockholders (1)	$	$	$	$

8

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the [  ] shares of common stock [or securities, if subscription rights are included] that we are offering will be approximately $ [  ] million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. [or approximately $_____ million if the underwriters exercise their over-allotment option in full].

We plan to invest the net proceeds of this offering in portfolio companies in accordance with our investment objective and strategies. We currently anticipate that we will be able to invest substantially all of the net proceeds within 12 months, but in no event longer than two years.

Pending such uses and investment, we will invest the net proceeds primarily in cash, cash equivalents, U.S. government securities, and other high-quality debt investments that mature in one year or less from the date of investment. See “Risk Factors – Risks Relating to Any Future Offering - We may be unable to invest a significant portion of the net proceeds from an offering of our common stock on acceptable terms within an attractive timeframe;” – we may hold a material portion of our portfolio in cash;“ –“ we may be unable to invest a significant portion of the net proceeds from an offering of our common stock on acceptable terms within an attractive timeframe;” –“we may hold a material portion of our portfolio in cash.”

9

CAPITALIZATION

The following table sets forth (1) our actual cash and capitalization as of  ______, 20__ and (2) our cash and capitalization as of ____, 20__  as adjusted to reflect the effects of the sale of our [common stock][securities] in this offering at an assumed public offering price of $ per share and offering expenses payable by us. You should read this table together with “Use of Proceeds” and our balance sheet included elsewhere in this prospectus supplement and the accompanying prospectus.

As of , 201
	Actual	As Adjusted (1)
Assets:

Cash	$	$

Total Assets	$	$

Liabilities:	$	$

Stockholders’ equity:

Common stock, par value $0.001 per share; 100,000,000 common shares authorized, common shares outstanding, common shares outstanding, as adjusted	$	$

Capital in excess of par value	$	$

Accumulated net investment loss	$	$

Unrealized depreciation on investments	$	$

Total stockholders’ equity	$	$

10

UNDERWRITING

To be furnished at the time of offering, including, if applicable, a section captioned “Additional Underwriter Compensation”

11

LEGAL MATTERS

Certain legal matters in connection with our securities will be passed upon for SVVC by Paul Hastings LLP, San Francisco, California, and for the underwriters by _________. Paul Hastings and ______ may rely as to certain matters of Maryland law on the opinion of Venable LLP,  Baltimore, Maryland.

12

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and our shares of common stock being offered by this prospectus.

Upon completion of this offering, we will file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements, and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements, and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s Internet site at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, Washington, D.C. 20549-0102.

13

$ _________________

Firsthand Technology Value Fund, Inc.

Common Stock

[Subscription Rights]

PROSPECTUS SUPPLEMENT

[Underwriters]

______, 201_

14

INDEX TO FINANCIAL STATEMENTS

A.           UNAUDITED FINANCIAL STATEMENTS

Statements of Assets and Liabilities as of September 30, 2014 (Unaudited) and December 31, 2013	F-2
Statements of Operations (Unaudited) for the Three Months Ended September 30, 2014 and September 30, 2013, and for the Nine Months Ended September 30, 2014 and September 30, 2013	F-3
Statements of Cash Flows (Unaudited) for the Nine Months Ended September 30, 2014 and the Nine Months Ended September 30, 2013	F-4
Statements of Changes in Net Assets for the Nine Months Ended September 30, 2014 (Unaudited) and for the Year Ended December 31, 2013	F-4
Financial Highlights for the Nine Months Ended September 30, 2014 (Unaudited), for the Year Ended December 31, 2013, for the Year Ended December 31, 2012 and for the Period April 18, 2011 (Commencement of Operations) Through December 31, 2011
F-5
Schedule of Investments (Unaudited) as of September 30, 2014	F-6
Notes to Financial Statements (Unaudited)	F-8

B.           AUDITED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-19
Statement of Assets and Liabilities as of December 31, 2013 and December 31, 2012	F-22
Schedule of Investments as of December 31, 2013	F-23
Statement of Operations as of December 31, 2013 and December 31, 2012	F-24
Statement of Cash Flows as of December 31, 2013 and December 31, 2012	F-25
Statement of Changes in Net Assets as of December 31, 2013 and December 31, 2012	F-26
Financial Highlights for the Year ended December 31, 2013, for the Year ended December 31, 2012 and for the Period April 18, 2011 (inception) Through December 2011	F-27
Notes to Financial Statements	F-28

Firsthand Technology Value Fund, Inc.
Statements of Assets and Liabilities

	AS OF SEPTEMBER 30, 2014 (UNAUDITED)	AS OF DECEMBER 31, 2013
ASSETS
Investment securities:
Unaffiliated investments at acquisition cost	$110,098,551	$84,275,180
Affiliated investments at acquisition cost	14,999,999	10,999,999
Controlled investments at acquisition cost	54,902,578	47,402,530
Total acquisition cost	$180,001,128	$142,677,709
Unaffiliated investments at market value	$140,128,581	$129,786,732
Affiliated investments at market value	9,499,999	9,467,499
Controlled investments at market value	48,258,680	42,621,599
Total market value * (Note 6)	197,887,260	181,875,830
Cash**	67,532,302	83,179,168
Receivable for securities sold	15,828,906	—
Receivable from interest	2,813,150	1,853,119
Other assets	11,760	31,938
Total Assets	284,073,378	266,940,055
LIABILITIES
Written options, at value (proceeds $757,786)***	687,775	—
Incentive fees payable (Note 4)	12,537,368	8,311,199
Payable to affiliates (Note 4)	1,358,815	1,272,031
Consulting fee payable	42,000	18,000
Accrued expenses and other payables	13,857	434,410
Total Liabilities	14,639,815	10,035,640
NET ASSETS	$269,433,563	$256,904,415
Net Assets consist of:
Common Stock, par value $0.001 per share 100,000,000 shares authorized	$9,072	$9,072
Paid-in-capital	217,798,652	217,798,652
Accumulated net investment loss	(8,353,857)	—
Accumulated net realized gains (losses) from security transactions, purchased and written options, and warrants transactions	42,023,553	(101,430)
Net unrealized appreciation on investments, other assets, and warrants transactions	17,956,143	39,198,121
NET ASSETS	$269,433,563	$256,904,415
Shares of Common Stock outstanding	9,072,032	9,072,032
Net asset value per share (Note 2)	$29.70	$28.32

*	Includes warrants and purchased options whose primary risk exposure is equity contracts.
**
Cash composed primarily of the Fidelity Institutional Money Market Treasury Portfolio which invests primarily in U.S. Treasury securities. The yield as of 09/30/14 was 0.01%. Please see [https://fundresearch.fidelity.com/mutual-fundssummary/316175504] for additional information.

***	Primary risk exposure is equity contracts.

Firsthand Technology Value Fund, Inc.
Statements of Operations (Unaudited)

	FOR THE THREE MONTHS ENDED		FOR THE NINE MONTHS ENDED
	SEPT. 30, 2014	SEPT. 30, 2013	SEPT. 30, 2014	SEPT. 30, 2013
INVESTMENT INCOME
Unaffiliated interest	$1,461	$(2,462)	$5,033	$4,238
Affiliated/controlled interest	523,058	290,454	1,365,264	827,540
Royalty income	351,327	19,404	423,196	38,270
TOTAL INVESTMENT INCOME	875,846	307,396	1,793,493	870,048
EXPENSES
Investment advisory fees (Note 4)	1,358,816	1,107,158	3,929,151	3,118,081
Administration fees	35,287	32,159	105,532	93,351
Custody fees	5,110	3,423	13,782	11,493
Transfer agent fees	9,132	18,815	26,684	32,657
Registration and filing fees	9,725	4,537	21,208	13,463
Professional fees	155,463	158,848	651,689	349,187
Printing fees	136,713	28,121	239,588	82,657
Trustees fees	15,000	15,000	45,000	60,000
Settlement fees	–	–	838,000	–
Miscellaneous fees	13,067	23,308	50,547	69,165
TOTAL GROSS EXPENSES	1,738,313	1,391,369	5,921,181	3,830,054
Incentive fee adjustments (Note 4)	5,659,108	–	4,226,169	–
TOTAL NET EXPENSES	7,397,421	1,391,369	10,147,350	3,830,054
NET INVESTMENT LOSS	(6,521,575)	(1,083,973)	(8,353,857)	(2,960,006)
Net Realized and Unrealized Gains (Losses) on Investments:
Net realized gains from security transactions
Non-affiliated and other assets	26,779,485	5,794,244	26,779,617	5,754,741
Net realized gains from purchased option transactions (1)	15,290,438	–	15,290,438	–
Net realized gains (losses) from written option transactions (1)	54,928	(4,399,124)	54,928	(2,794,531)
Net change in unrealized appreciation on other assets	–	–	–	27,370
Net change in unrealized appreciation (depreciation) on investments	(9,092,761)	10,541,083	(17,423,461)	27,060,997
Net change in unrealized appreciation (depreciation) on warrants transactions (1)	4,786	1,139,258	(2,418,528)	1,175,756
Net change in unrealized depreciation on purchased options (1)	(4,794,453)	-	(1,470,000)	–
Net change in unrealized appreciation on written options (1)	45,257	23,829	70,011	–
Net Realized and Unrealized Gains (Losses) on Investments	28,287,680	13,099,290	20,883,005	31,224,333
Net Increase In Net Assets Resulting From Operations	$21,766,105	$12,015,317	$12,529,148	$28,264,327
Net Increase In Net Assets Per Share Resulting From Operations (2)	$2.40	$1.40	$1.38	$3.30

(1)	Primary risk exposure is equity contracts.
(2)	Per share results are calculated based on weighted average shares outstanding for each period.

Firsthand Technology Value Fund, Inc.
Statements of Cash Flows (Unaudited)

	FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014	FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net increase in Net Assets resulting from operations	$12,529,148	$28,264,327
Adjustments to reconcile net decrease in Net Assets derived from operations to net cash provided by operating activities:
Purchases of investments	(38,122,217)	(34,088,004)
Proceeds from disposition of investments	45,630,403	17,638,875
Net purchases of short term investments	(500,000)	—
Investment in written options	812,714	(2,794,531)
Investment in purchased options	(2,279,562)	—
Proceeds from litigation claim	18,012	879
Decrease in payable from investments purchased	—	1
Increase in dividends, interest, and reclaims receivable	(960,031)	(599,456)
Increase in receivable for investments sold	(15,828,906)	—
Decrease in other assets	20,178	21,767
Increase in payable to affiliates	86,784	116,130
Increase in incentive fees payable	4,226,169	—
Decrease in offering costs payable	—	(5,090)
Decrease in accrued expenses and other payables	(396,553)	(36,952)
Net realized gain from investments	(42,070,055)	(5,754,741)
Net realized gain (loss) from written options	(54,928)	2,794,531
Net unrealized appreciation (depreciation) from investments, other assets, warrants transactions, purchased and written options	21,241,978	(28,264,123)
Net cash used in operating activities	(15,646,866)	(22,706,387)
Net decrease in cash	(15,646,866)	(22,706,387)
Cash - beginning of period	83,179,168	136,827,597
Cash - end of period	$67,532,302	$114,121,210

Firsthand Technology Value Fund, Inc.
Statements of Changes in Net Assets

	FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014	FOR THE YEAR ENDED DECEMBER 31, 2013
FROM OPERATIONS:
Net investment loss	$(8,353,857)	$(12,852,796)
Net realized gains from security transactions, written and purchased options and warrants	42,124,983	2,960,546
Net change in unrealized appreciation (depreciation) on investments, other assets, written and purchased options and warrants transactions	(21,241,978)	60,254,035
Net increase in net assets from operations	12,529,148	50,361,785

FROM DISTRIBUTIONS
From realized gains on investments	—	(2,878,338)
TOTAL DISTRIBUTIONS	—	(2,878,338)
FROM CAPITAL SHARE TRANSACTIONS
Issuance of common stock (1)	—	13,499,939
Net increase in net assets from capital share transactions	—	13,499,939
TOTAL INCREASE IN NET ASSETS	12,529,148	60,983,386
NET ASSETS:
Beginning of period	256,904,415	195,921,029
End of period	$269,433,563	$256,904,415
Accumulated Net Investment Loss	$(8,353,857)	$—

COMMON STOCK ACTIVITY:
Shares issued	—	515,552
Net increase in shares outstanding	—	515,552
Shares outstanding, beginning of period	9,072,032	8,556,480
Shares outstanding, end of period	9,072,032	9,072,032

(1)	Net of underwriting fees and offering expenses.

Firsthand Technology Value Fund, Inc.
Financial Highlights
Selected per share data and ratios for a share outstanding throughout each period

	FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 (UNAUDITED)		FOR THE YEAR ENDED DECEMBER 31, 2013		FOR THE YEAR ENDED DECEMBER 31, 2012	FOR THE PERIOD ENDED DECEMBER 31, 2011(1)

Net asset value at beginning of period	$28.32		$22.90		$23.92	$27.01
Income from investment operations:
Net investment loss	(0.92)		(1.42)		(0.39)	(0.41)
Net realized and unrealized gains (losses) on investments	2.30		7.16		(1.01)	(2.68)
Total from investment operations	1.38		5.74		(1.40)	(3.09)
Distributions from:
Realized capital gains	—		(0.32)		—	—
Premiums from shares sold in offerings	—		—	(2)	0.38	—
Net asset value at end of period	$29.70		$28.32		$22.90	$23.92

Market value at end of period	$24.01		$23.17		$17.44	$14.33

Total return
Based on Net Asset Value	4.87	% (A)	25.30%		(4.26)%	(11.44	)% (A)
Based on Market Value	3.63	% (A)	34.61%		21.70%	(46.95	)% (A)
Net assets at end of period (millions)	$269.4		$256.9		$195.9	$83.63
Ratio of total expenses to average net assets	5.36	% (3)(B)	6.52	%(3)	2.56%	2.76	% (B)
Ratio of total expenses to average net assets, excluding incentive fees	3.13	% (B)	2.67%		2.56%	2.76	% (B)
Ratio of net investment loss to average net assets	(4.41	)% (B)	(5.96)%		(2.12)%	(2.28	)% (B)
Portfolio turnover rate	19	% (A)	17%		10%	18	% (A)

(1)	For the period April 18, 2011 (inception) through December 31, 2011.

(2)	Less than $0.005 per share.

(3)
Amount includes the incentive fee. For the nine months ended September 30, 2014 and the year ended December 31, 2013, the ratio of the incentive fee to average net assets was 2.25% and 3.85%, respectively.

(A)	Not Annualized.

(B)	Annualized.

Firsthand Technology Value Fund, Inc.
Schedule of Investments

SEPTEMBER 30, 2014 (UNAUDITED)

PORTFOLIO COMPANY (% OF NET ASSETS)	INDUSTRY	TYPE OF INVESTMENT	SHARES/ PAR VALUE ($)	VALUE
ALIPHCOM, INC. (4.7%)	Consumer Electronics	Common Stock* (1)	2,128,005	$12,653,330
GILT GROUPE (0.6%)	Internet	Common Stock* (1)	198,841	1,602,042
HIGHTAIL (3.7%)	Cloud Computing	Preferred Stock - Series E* (1)	2,268,602	9,999,998
HIKU LABS (0.2%)	Consumer Electronics	Convertible Note (1) Matures September 2015
		Interest Rate 5%	500,000	500,000
ICAD, INC. (0.1%)	Medical Imaging	Common Stock *	20,000	197,000
INTEVAC, INC. (1.0%)	Other Electronics	Common Stock *	408,614	2,725,455
INTRAOP MEDICAL CORP. (8.1%)	Medical Devices	Convertible Note (1)(2) Matures July 2016
		Interest Rate 15%	1,000,000	1,000,000
		Preferred Stock - Series A-1* (1)(2)	6,800,000	6,008,480
		Preferred Stock - Series A-2* (1)(2)	13,500,000	11,928,600
		Term Note (1)(2) Matures February 2016 Interest Rate 8%	3,000,000	3,000,000
				21,937,080
MATTSON TECHNOLOGY, INC (3.0%)	Semiconductor Equipment	Common Stock*	3,280,000	8,101,600
PHUNWARE, INC. (3.7%)	Mobile Computing	Preferred Stock - Series E* (1)	3,257,328	9,999,997
PIVOTAL SYSTEMS (4.5%)	Semiconductor Equipment	Preferred Stock - Series A *(1)(2)	11,914,217	6,000,000
		Preferred Stock - Series B *(1)(2)	7,942,811	4,000,000
		Convertible Note (1)(2)
		Matures March 2016
		Interest Rate 10%	2,000,000	2,000,000
				12,000,000
QMAT, INC. (3.2%)	Advanced Materials	Preferred Stock - Series A *(1)(2)	8,571,600	8,040,437
		Preferred Stock Warrants - Series A *(1)(2)	2,000,000	531,163
				8,571,600

PORTFOLIO COMPANY (% OF NET ASSETS)	INDUSTRY	TYPE OF INVESTMENT	SHARES/PAR VALUE ($)	VALUE
SILICON GENESIS CORPORATION (2.1%)	Intellectual Property	Preferred Stock Warrants - Series 1-E *(1)(2)	1,257,859	$0
		Preferred Stock -Series 1-C *(1)(2)	82,914	0
		Preferred Stock -Series 1-D *(1)(2)	850,830	0
		Preferred Stock -Series 1-E *(1)(2)	5,704,480	0
		Common Stock *(1)(2)	921,892	0
		Preferred Stock -Series 1-F *(1)(2)	912,453	0
		Common Stock Warrants *(1)(2)	37,982	0
		Common Stock Warrants *(1)(2)	5,000,000	0
		Common Stock Warrants *(1)(2)	3,000,000	0
		Convertible Note (1)(2) Matures December 2014 Interest Rate 20%	1,250,000	1,250,000
		Convertible Note (1)(2) Matures December 2014 Interest Rate 20%	500,000	500,000
		Convertible Note (1)(2) Matures December 2014 Interest Rate 20%	1,000,000	1,000,000
		Term Note (1)(2) Matures December 2016 Interest Rate 10%	3,000,000	3,000,000
				5,750,000
SKYLINE SOLAR (0.0%)	Renewable Energy	Preferred Stock - Series C *(1)	793,651	0
SUNRUN, INC. (2.4%)	Renewable Energy	Common Stock *(1)	674,820	6,437,783
TAPAD, INC. (1.6%)	Advertising Technology	Preferred Stock - Series B-1 *(1)	280,048	3,124,103
		Preferred Stock - Series B-2 *(1)	79,172	1,149,997
TELEPATHY, INC. (0.0%)	Consumer Electronics	Preferred Stock - Series A* (1)(3)	5,000,000	0
TELEPATHY INVESTORS, INC. (0.7%)	Consumer Electronics	Preferred Stock - Series A* (1)(3)	7,619,000	2,000,000
TURN, INC. (5.6%)	Advertising Technology	Preferred Stock - Series E (1)	1,798,562	15,000,007

PORTFOLIO COMPANY (% OF NET ASSETS)	INDUSTRY	TYPE OF INVESTMENT	SHARES/PAR VALUE ($)/ CONTRACTS	VALUE
TWITTER, INC. (25.2%)	Social Networking	Purchased Call Options, Expiring October 18, 2014, Strike Price $40.00*	14,000	$16,100,000
		Common Stock* (4)	1,006,200	51,899,796
				67,999,796
UCT COATINGS (0.2%)	Advanced Materials	Common Stock *(1)	1,500,000	637,200
		Common Stock Warrants *(1)	136,986	219
		Common Stock Warrants *(1)	2,283	1
		Common Stock Warrants *(1)	33,001	53
				637,473
WRIGHTSPEED, INC. (2.8%)	Automotive	Convertible Note (1)(3) Matures December 2014 Interest Rate 10%	500,000	500,000
		Preferred Stock - Series C *(1)(3)	2,267,659	5,999,999
		Convertible Note (1)(3) Matures October 2014 Interest Rate 10%	1,000,000	1,000,000
				7,499,999
TOTAL INVESTMENTS (Cost $180,001,128)—73.4				197,887,260
				71,546,303

NET ASSETS — 100.0%				$269,433,563
PORTFOLIO COMPANY (% OF NET ASSETS)	INDUSTRY	TYPE OF INVESTMENT	CONTRACTS	VALUE
WRITTEN OPTIONS — (0.3)%
TWITTER, INC. (0.3%)	Social Networking	Written Call Options, Expiring October 31, 2014, Strike Price $54.00	(2,501)	$(687,775)
Total WRITTEN OPTIONS(proceeds ($757,786)) — (0.3)%				$(687,775)

*	Non-income producing security.

(1)	Restricted security. Fair Value is determined by or under the direction of the Company’s Board of Directors (See note 3).

(2)	Controlled Investments.

(3)	Affiliated issuer.

(4)	Security held in connection with open written call options.

Firsthand Technology Value Fund, Inc. (the “Company”)
Notes to Financial Statements

SEPTEMBER 30, 2014 (UNAUDITED)

NOTE 1. THE COMPANY

Firsthand Technology Value Fund, Inc. (the “Company,” “us,” “our,” and “we”) is a Maryland corporation and an externally managed, non-diversified, closed-end management investment company that has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). The Company acquired its initial portfolio of securities through the reorganization of Firsthand Technology Value Fund, a series of Firsthand Funds, into the Company. The reorganization was completed on April 15, 2011. The Company commenced operations on April 18th, 2011. Under normal circumstances, the Company will invest at least 80% of its net assets for investment purposes in technology companies, which are considered to be those companies that derive at least 50% of their revenues from products and/or services within the information technology sector or the “cleantech” sector. Information technology companies include, but are not limited to, those focused on computer hardware, software, telecommunications, networking, Internet, and consumer electronics. While there is no standard definition of cleantech, it is generally regarded as including goods and services designed to harness renewable energy and materials, eliminate emissions and waste, and reduce the use of natural resources. In addition, under normal circumstances we will invest at least 70% of our total assets in privately held companies and in public companies with market capitalizations of less than $250 million. Our portfolio is primarily composed of equity and equity derivative securities of technology and cleantech companies (as defined above). These investments generally range between $1 million and $10 million each, although the investment size will vary proportionately with the size of the Company’s capital base. The Company’s shares are listed on the NASDAQ Global Market under the symbol “SVVC.”

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed in the preparation of the Company’s financial statements included in this report:

BASIS OF PRESENTATION. The interim financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and pursuant to the requirements for reporting on Form 10-Q and Regulation S-X. In the opinion of management, all adjustments, all of which were of a normal recurring nature, considered necessary for the fair presentation of financial statements for the interim period have been included. The results of operations for the current period are not necessarily indicative of results that ultimately may be achieved for any other interim period or for the year ending December 31, 2014. The interim unaudited consolidated financial statements and notes hereto should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

USE OF ESTIMATES. The preparation of financial statements requires the Company to make a number of significant estimates. These include estimates of fair value of certain assets and liabilities and other estimates that affect the reported amounts of certain assets and liabilities as of the date of the financial statements and the reported amounts of certain revenues and expenses during the reported period. It is likely that changes in these estimates will occur in the near term. Our estimates are inherently subjective in nature and actual results could differ from our estimates and the differences could be material.

PORTFOLIO INVESTMENT VALUATIONS. Investments are stated at “value” as defined in the 1940 Act and in the applicable regulations of the Securities and Exchange Commission and in accordance with GAAP. Value, as defined in Section 2(a)(41) of the 1940 Act, is (i) the market value of those securities for which a market quotation is readily available and (ii) the fair value as determined in good faith by, or under the direction of, the board of directors for all other securities and assets. On September 30, 2014, our financial statements include venture capital investments valued at approximately $118.9 million. The fair values of our venture capital investments were determined in good faith by, or under the direction of, the Board of Directors of the Company (the “Board” or the “Board of Directors”). Upon sale of these investments, the values that are ultimately realized may be different from what is presently estimated. The difference could be material. Also see Note 6 regarding the fair value of the Company’s investments.

CASH AND CASH EQUIVALENTS. The Company considers liquid assets deposited with a bank, investments in money market funds, and certain short-term debt instruments with maturities of three months or less to be cash equivalents. These investments represent amounts held with financial institutions that are readily accessible to pay our expenses or purchase investments. Cash and cash equivalents are valued at cost plus accrued interest, which approximates market value.

RESTRICTED SECURITIES. At September 30, 2014, we held $118,863,409 in restricted securities.

MILESTONE AND CONTINGENT PAYMENTS FROM SALE OF INVESTMENT. As indicated in Note 1, the Company acquired its initial portfolio through the reorganization of Firsthand Technology Value Fund, a series of Firsthand Funds, into the Company, which occurred on April 15, 2011. The assets transferred in the reorganization include a $40,231 contingent receivable originating from the sale of Solaicx, Inc. to MEMC Electronic Materials, Inc. for an initial cash payment plus possible future cash payments if certain milestone and contingent criteria are met. This milestone payment is valued based on an estimate. There can be no assurances as to how much of this amount we will ultimately realize or when it will be realized, if at all.

INCOME RECOGNITION. Dividend income is recorded on the ex-dividend date. Interest income is accrued as earned. Discounts and premiums on securities purchased are amortized over the lives of the respective securities. Other non-cash dividends are recognized as investment income at the fair value of the property received. When debt securities are determined to be non-income producing, the Company ceases accruing interest and writes off any previously accrued interest. These write-offs are recorded as a debit to interest income. During the quarter ended September 30, 2014, the Company earned $1,461 in interest on interest-bearing accounts. During the quarter ended September 30, 2014, the Company recorded $523,058 of bridge/term note interest and $351,327 on royalty income.

SHARE VALUATION. The net asset value (“NAV”) per share of the Company is calculated by dividing the sum of the value of the securities held by the Company, plus cash or other assets, minus all liabilities (including estimated accrued expenses), by the total number of shares outstanding of the Company, rounded to the nearest cent.

REALIZED GAIN OR LOSS AND UNREALIZED APPRECIATION OR DEPRECIATION OF PORTFOLIO INVESTMENTS. A realized gain or loss is recognized when an investment is disposed of and is computed as the difference between the Company’s high cost (HIFO) cost basis in the investment at the disposition date and the net proceeds received from such disposition. Unrealized appreciation or depreciation is computed as the difference between the fair value of the investment and the cost basis of such investment.

INCOME TAXES. As we intend to continue to qualify as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), the Company does not provide for income taxes. The Company does, however, recognize interest and penalties, if any, as an income tax expense.

FOREIGN CURRENCY TRANSLATION. The accounting records of the Company are maintained in U.S. dollars. All assets and liabilities denominated in foreign currencies are translated into U.S. dollars based on the rate of exchange of such currencies against U.S. dollars on the date of valuation.

SECURITIES TRANSACTIONS. Securities transactions are accounted for on the date the transaction for the purchase or sale of the securities is entered into by the Company (i.e., trade date).

CONCENTRATION OF CREDIT RISK. The Company places its cash and cash equivalents with financial institutions, and, at times, cash held in checking accounts may exceed the Federal Deposit Insurance Corporation insured limit.

OPTIONS. The Company is subject to equity price risk in the normal course of pursuing its investment objectives and may enter into options written to hedge against changes in the value of equities. The Company may purchase put and call options to attempt to provide protection against adverse price effects from anticipated changes in prevailing prices of securities or stock indices. The Company may also write put and call options. When the Company writes an option, an amount equal to the premium received by the Company is recorded as a liability and is subsequently adjusted to the current fair value of the option written.

Premiums received from writing options that expire unexercised are treated by the Company on the expiration date as realized gains from investments. The difference between the premium and the amount paid on effecting a closing purchase transaction, including brokerage commissions, is also treated as a realized gain, or, if the premium is less than the amount paid for the closing purchase transaction, as a realized loss. If a call option is exercised, the premium is added to the proceeds from the sale of the underlying security or currency in determining whether the Company has realized a gain or loss. The Company as writer of an option bears the market risk of an unfavorable change in the price of the security underlying the written option.

The market value of the Company’s purchased and written options as of September 30, 2014, can be found on the Schedule of Investments. The net realized gains/(loss) from purchased and written options and the net change in unrealized appreciation (depreciation) on purchased and written options for the quarter ended September 30, 2014 can be found on the Statement of Operations.

The number of option contracts written and the premiums received during the nine months ended September 30, 2014 were as follows:

	CONTRACTS	PREMIUMS RECEIVED
Options outstanding, beginning of year	—	$—
Options written during period	16,501	4,835,055
Options closed during period	(8,000)	(2,338,928)
Options exercised during period	(6,000)	(1,738,341)
Options outstanding, end of period	2,501	$757,786

The average volume of the Fund’s derivatives during the nine months ended September 30, 2014 is as follows:

	PURCHASED OPTIONS (CONTRACTS)	WARRANTS (SHARES)	WRITTEN OPTIONS (CONTRACTS)
Firsthand Technology Value Fund, Inc.	7,261	13,850,813	1,125

NOTE 3. BUSINESS RISKS AND UNCERTAINTIES

We plan to invest a substantial portion of our assets in privately-held companies, the securities of which are inherently illiquid. We also seek to invest in small publicly-traded companies that we believe have exceptional growth potential and to make opportunistic investments in publicly-traded companies, both large and small. In the case of investments in small publicly-traded companies, although these companies are publicly traded, their stock may not trade at high volumes, and prices can be volatile, which may restrict our ability to sell our positions. These privately held and publicly traded businesses tend to lack management depth, have limited or no history of operations and typically have not attained profitability. Because of the speculative nature of our investments and the lack of public markets for privately held investments, there is greater risk of loss than is the case with traditional investment securities.

We do not choose investments based on a strategy of diversification. We also do not rebalance the portfolio should one of our portfolio companies increase in value substantially relative to the rest of the portfolio. Therefore, the value of our portfolio may be more vulnerable to events affecting a single sector, industry or portfolio company and, therefore, may be subject to greater volatility than a company that follows a diversification strategy.

Because there is typically no public or readily-ascertainable market for our interests in the small privately-held companies in which we invest, the valuation of those securities is determined in good faith by the Valuation Committee, comprised of all members of the Board who are not “interested persons” of the Company, as such term is defined in Section 2(a)(19) of the 1940 Act, in accordance with our Valuation Procedures and is subject to significant estimates and judgments. The determined value of the securities in our portfolio may differ significantly from the values that would be placed on these securities if a ready market for the securities existed. Any changes in valuation are recorded in our Statement of Operations as “Net increase (decrease) in unrealized appreciation on investments.” Changes in valuation of any of our investments in privately-held companies from one period to another may be volatile.

The Board may, from time to time, engage an independent valuation firm to provide it with valuation assistance with respect to certain of our portfolio investments. The Company intends to continue to engage an independent valuation firm to provide us with assistance regarding our determination of the fair value of select portfolio investments each quarter unless directed by the Board to cancel such valuation services. The scope of the services rendered by an independent valuation firm is at the discretion of the Board. The Board is ultimately and solely responsible for determining the fair value of the Company’s investments in good faith.

With respect to investments for which market quotations are not readily available or when such market quotations are deemed not to represent fair value, the Board has approved a multi-step valuation process to be followed each quarter, as described below:

(1)
each quarter the valuation process begins with each portfolio company or investment being initially valued by the Valuation Committee of the Advisor (as defined below) (the “Adviser Valuation Committee”) or the independent valuation firm;

(2)
the Valuation Committee of the Board on a quarterly basis reviews the preliminary valuation of the Adviser Valuation Committee and that of the independent valuation firms and makes the fair value determination, in good faith, based on the valuation recommendations of the Adviser Valuation Committee and the independent valuation firms; and

(3)
at each quarterly Board meeting, the Board considers the valuations recommended by the Adviser Valuation Committee and the independent valuation firms that were previously submitted to the Valuation Committee of the Board and ratifies the fair value determinations made by the Valuation Committee of the Board.

NOTE 4. INVESTMENT MANAGEMENT FEE

The Company has entered into an investment management agreement (the “Investment Management Agreement”) with Firsthand Capital Management, Inc., which was previously known as SiVest Group, Inc. (“FCM” or the “Adviser”), pursuant to which the Company will pay FCM a fee for providing investment management services consisting of two components—a base management fee and an incentive fee.

The base management fee will be calculated at an annual rate of 2.00% of our gross assets. For services rendered under the Investment Management Agreement, the base management fee will be payable quarterly in arrears. The base management fee will be calculated based on the average of (1) the value of our gross assets at the end of the current calendar quarter and (2) the value of our gross assets at the end of the preceding calendar quarter; and will be appropriately adjusted for any share issuances or repurchases during the current calendar quarter. Base management fees for any partial quarter will be pro-rated.

The incentive fee is determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Management Agreement, as of the termination date), commencing on April 15, 2011, and equals 20% of the Company’s realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid incentive fees, provided that the incentive fee determined as of December 31, 2014, will be calculated for a period of shorter than twelve calendar months to take into account any realized gains computed net of all realized capital losses and unrealized capital depreciation from inception. As of September 30, 2014, accrued incentive fees totaled $12,537,368.

NOTE 5. DEBT

The Company currently has no plan to use leverage and does not have any significant outstanding debt obligations (other than normal operating expense accruals).

NOTE 6. FAIR VALUE

Securities traded on, or quoted by, the NASDAQ Stock Market, Inc. (“NASDAQ”) are valued according to the NASDAQ official closing price. Securities traded on other stock exchanges, including the New York Stock Exchange (“NYSE”), are valued at their last reported sale price as of the close of trading of that exchange (normally 4:00 P.M. Eastern Time for the NYSE). If a security is not traded that day, the security will be valued at its most recent bid price.

Securities traded in the over-the-counter market, but not quoted by NASDAQ, are valued at the last sale price (or, if the last sale price is not readily available, at the most recent closing bid price as quoted by brokers that make markets in the securities) at the close of trading on the NYSE.

Securities traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market.

Securities and other assets that do not have market quotations readily available are valued at their fair value as determined in good faith by the Board in accordance with the Valuation Procedures adopted by the Valuation Committee of the Board.

In pricing illiquid, privately placed securities, the Board of Directors is responsible for (1) determining overall valuation guidelines and (2) ensuring that the investments of the Company are valued within the prescribed guidelines.

The Valuation Committee of the Board is responsible for determining the valuation of the Company’s assets within the guidelines established by the Board of Directors. The Valuation Committee of the Board receives information and recommendations from the Adviser and an independent valuation firm.

The values assigned to these investments are based on available information and do not necessarily represent amounts that might ultimately be realized when that investment is sold, as such amounts depend on future circumstances and cannot reasonably be determined until the individual investments are actually liquidated or become readily marketable.

APPROACHES TO DETERMINING FAIR VALUE. GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). In effect, GAAP applies fair value terminology to all valuations whereas the 1940 Act applies market value terminology to readily marketable assets and fair value terminology to other assets.

The main approaches to measuring fair value utilized are the market approach, the income approach, and the asset-based approach. The choice of which approach to use in a particular situation depends on the specific facts and circumstances associated with the Company, as well as the purpose for which the valuation analysis is being conducted. FCM and the independent valuation firm rely primarily on the market and income approaches. We also considered the asset-based approach in our analysis because certain of the portfolio companies do not have substantial operating earnings relative to the value of their underlying assets.

-
Market Approach (M): The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. For example, the market approach often uses market multiples derived from a set of comparables. Multiples might lie in ranges with a different multiple for each comparable. The selection of where within the range each appropriate multiple falls requires the use of judgment in considering factors specific to the measurement (qualitative and quantitative).

-
Income Approach (I): The income approach uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present value amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts. Those valuation techniques include present value techniques and the multi-period excess earnings method, which is used to measure the fair value of certain assets.

-	Asset-Based Approach (A): The asset-based approach examines the value of a company’s assets net of its liabilities to derive a value for the equity holders.

FAIR VALUE MEASUREMENT. In accordance with the guidance from the Financial Accounting Standards Board on fair value measurements and disclosures under GAAP, the Company discloses the fair value of its investments in a hierarchy that prioritizes the inputs to valuation techniques used to measure the fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (Level 3 measurements).

The guidance establishes three levels of the fair value hierarchy as follows:

Level 1 -	Unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the date of measurement.

Level 2 -
Observable inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These inputs may include quoted prices for the identical instrument in an inactive market, prices for similar instruments in an active or inactive market, interest rates, prepayment speeds, credit risks, yield curves, default rates, and similar data.

Level 3 -
Unobservable inputs for the asset or liability, to the extent relevant observable inputs are not available, representing the Company’s own assumptions about the assumptions a market participant would use in valuing the asset or liability based on the best information available.

The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, for example, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is greatest for instruments categorized in Level 3.

The inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls in its entirety is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities. The following is a summary of the inputs used to value the Company’s net assets as of September 30, 2014:

	LEVEL 1 QUOTED PRICES	LEVEL 2 OTHER SIGNIFICANT OBSERVABLE INPUTS	LEVEL 3 SIGNIFICANT UNOBSERVABLE INPUTS
ASSETS Common Stocks
Advanced Materials	$—	$—	$637,200
Consumer Electronics	—	—	12,653,330
Medical Imaging	197,000	—	—
Internet	—	—	1,602,042
Other Electronics	2,725,455	—	—
Renewable Energy	—	—	6,437,783
Semiconductor Equipment	8,101,600	—	—
Services	—	—	—
Social Networking	51,899,796	—	—
Total Common Stocks	62,923,851	—	21,330,355
Preferred Stocks
Advanced Materials	—	—	8,040,437
Advertising Technology	—	—	19,274,107
Automotive	—	—	5,999,999
Cloud Computing	—	—	9,999,998
Consumer Electronics	—	—	2,000,000
Medical Devices	—	—	17,937,080
Mobile Computing	—	—	9,999,997
Semiconductor Equipment	—	—	10,000,000
Total Preferred Stocks	—	—	83,251,618
Asset Derivatives *
Equity Contracts	—	16,100,000	531,436
Total Asset Derivatives	—	16,100,000	531,436
Convertible Notes
Automotive	—	—	1,500,000
Consumer Electronics	—	—	500,000
Intellectual Property	—	—	5,750,000
Medical Devices	—	—	4,000,000
Semiconductor Equipment	—	—	2,000,000
Total Convertible Notes	—	—	13,750,000
LIABILITIES
Liability Derivatives *
Equity Contracts	—	(687,775)	—
Total Liability Derivatives	—	(687,775)	—
Total	$62,923,851	$15,412,225	$118,863,409

*	Asset derivatives include warrants and purchased options, and liability derivatives include written options.

At the end of each calendar quarter, management evaluates the Level 2 and Level 3 assets and liabilities for changes in liquidity, including, but not limited to: whether a broker is willing to execute at the quoted price, the depth and consistency of prices from third-party services, and the existence of contemporaneous, observable trades in the market. Additionally, management evaluates the Level 1 and Level 2 assets and liabilities on a quarterly basis for changes in listings or delistings on national exchanges. Transfers in and out of the levels are recognized at the value at the end of the quarter. There were no transfers between Levels 1 and 2 as of September 30, 2014.

Following is a reconciliation of Level 3 assets (at either the beginning or the ending of the quarter) for which significant unobservable inputs were used to determine fair value.

INVESTMENTS AT FAIR VALUE USING SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)	BALANCE AS OF 12/31/13	NET PURCHASES	NET SALES	NET REALIZED GAINS	NET UNREALIZED APPRECIATION (DEPRECIATION)(1)	TRANSFERS IN (OUT) OF LEVEL 3	BALANCE AS OF 9/30/14
Common Stocks
Advanced	$733,500	$—	$—	$—	$(96,300)	$—	$637,200
Consumer Electronics	10,270,178	—	—	—	2,383,152	—	12,653,330
Internet	1,794,520	—	—	—	(192,478)	—	1,602,042
Renewable Energy	6,026,750	—	—	—	411,033	—	6,437,783
Services	1	—	—	—	(1)	—	—
Social Networking	54,437,936	—	—	—	(2,538,140)	(51,899,796)	—
Preferred Stocks
Advanced	8,023,459	—	—	—	16,978	—	8,040,437
Advertising Technology	17,999,993	1,149,997	—	—	124,117	—	19,274,107
Automotive	5,999,999	—	—	—	—	—	5,999,999
Cloud Computing	—	9,999,998	—	—	—	—	9,999,998
Consumer Electronics	3,467,500	2,000,000	—	—	(3,467,500)	—	2,000,000
Medical Devices	20,300,000	—	—	—	(2,362,920)	—	17,937,080
Mobile Computing	—	9,999,997	—	—	—	—	9,999,997
Semiconductor Equipment	3,600,143	4,000,048	—	—	2,399,809	—	10,000,000
Services	491,698	—	299,139	153,311	(944,148)	—	—
Asset Derivatives
Equity Contracts	2,949,964	—	—	—	(2,418,528)	—	531,436
Notes and Bonds
Automotive	—	1,500,000	—	—	—	—	1,500,000
Consumer Electronics	—	500,000	—	—	—	—	500,000
Intellectual Property	5,750,000	—	—	—	—	—	5,750,000
Medical Devices	—	4,000,000	—	—	—	—	4,000,000
Semiconductor Equipment	2,000,000	—	—	—	—	—	2,000,000
Total	$143,845,641	$33,150,040	$299,139	$153,311	$(6,684,926)	$(51,899,796)	$118,863,409

(1)	The net change in unrealized depreciation from Level 3 instruments held as of September 30, 2014 was $(802,780).

The below chart represents quantitative disclosure about significant unobservable inputs for Level 3 fair value measurements at September 30, 2014:

	FAIR VALUE AT 9/30/14	VALUATION TECHNIQUES	UNOBSERVABLE INPUTS	RANGE (WEIGHTED AVG.)
Direct venture capital investments: Intellectual Property	$5.8M	Market Comparable Companies	Revenue Multiple Volatility Risk-Free Rate Discount for Lack of Marketability	2.1x - 2.9x 55.24% 1.78% 0.0% - 32.3%
Direct venture capital investments: Automotive	$7.5M	Prior Transaction Analysis	Volatility Risk-Free Rate Discount for Lack of Marketability	65.77% 1.07% 0.0%
Direct venture capital investments: Consumer Electronics	$15.2M	Prior Transaction Analysis Probability Weighted Expected Return	Volatility Risk-Free Rate Discount for Lack of Marketability	44.47% - 64.96% 1.07% - 1.78% 0.0% - 22.3%
Direct venture capital investments: Internet	$1.6M	Prior Transaction Analysis	Volatility Risk-Free Rate Discount for Lack of Marketability	59.93% 0.13% 0.0% - 18.4%
Direct venture capital investments: Advanced Materials	$9.2M	Market Comparable Companies Prior Transaction Analysis	EBITDA Multiple Volatility Risk-Free Rate Discount for Lack of Marketability	7.2x - 8.2x 50.10% - 53.15% 1.78% 29.6% - 31.2%
Direct venture capital investments: Semiconductor Equipment	$12.0M	Prior Transaction Analysis	Volatility Risk-Free Rate Discount for Lack of Marketability	45.78% 1.07% 0.0%
Direct venture capital investments: Advertising Technology	$19.3M	Prior Transaction Analysis	Volatility Risk-Free Rate Discount for Lack of Marketability	49.91% - 51.19% 0.13% - 0.58% 0.0%
Direct venture capital investments: Renewable Energy	$6.4M	Prior Transaction Analysis	Volatility Risk-Free Rate Discount for Lack of Marketability	131.65% 0.58% 47.1%
Direct venture capital investments: Medical Devices	$21.9M	Market Comparable Companies Prior Transaction Analysis	Revenue Multiple Volatility Risk-Free Rate Discount for Lack of Marketability	1.9x - 2.6x 47.57% 1.43% 0.0%
Direct venture capital investments: Cloud Computing	$10.0M	Prior Transaction Analysis	Volatility Risk-Free Rate Discount for Lack of Marketability	32.27% 0.13% 0.0%
Direct venture capital investments: Mobile Computing	$10.0M	Prior Transaction Analysis	Volatility Risk-Free Rate Discount for Lack of Marketability	74.58% 0.58% 0.0%

NOTE 7. FEDERAL INCOME TAXES

The Company has elected, and intends to qualify annually, for the special tax treatment afforded RICs under the Code. As provided in the Code, in any fiscal year in which a BDC so qualifies and distributes at least 90% of its taxable net income, the BDC (but not the shareholders) will be relieved of federal income tax on the income distributed. Accordingly, no provision for income taxes has been made. To avoid imposition of the excise tax applicable to regulated investment companies, the Company intends to declare as dividends in each calendar year at least 98% of its net investment income (earned during the calendar year) and 98% of its net realized capital gains (earned during the 12 months ended October 31) plus undistributed amounts, if any, from prior years.

NOTE 8. INVESTMENT TRANSACTIONS

Investment transactions (excluding short-term investments) were as follows for the nine months ended September 30, 2014.

PURCHASES AND SALES
Purchases of investment securities	$38,122,217
Proceeds from sales and maturities of investment securities	$45,630,403

NOTE 9. INVESTMENTS IN AFFILIATES AND CONTROLLED INVESTMENTS

Under the 1940 Act, the Company is required to identify investments where it owns greater than 5% (but less than 25%) of the portfolio company’s outstanding voting shares as an affiliate of the Company. Also, under the 1940 Act, the Company is required to identify investments where it owns greater than 25% of the portfolio company’s outstanding voting shares as a controlled investment of the Company. A summary of the Company’s investments in affiliates and controlled investments for the period from December 31, 2013 through September 30, 2014, is noted below:

	SHARES/PAR ACTIVITY
AFFILIATE/CONTROLLED INVESTMENT*	BALANCE AT 12/31/13	PURCHASES/ MERGER	SALES/ MATURITY/ EXPIRATION	BALANCE AT 9/30/14	REALIZED GAIN (LOSS)	INTEREST	VALUE 9/30/14	ACQUISITION COST
IntraOp Medical Corp. Series A-1 Preferred*	6,800,000	—	—	6,800,000	$—	$—	$6,008,480	$6,800,000
IntraOp Medical Corp. Series A-2 Preferred*	13,500,000	—	—	13,500,000	—	—	11,928,600	13,499,940
IntraOp Medical Corp. Term Note*	—	1,000,000	—	1,000,000	—	35,031	1,000,000	1,000,000
IntraOp Medical Corp. Term Note*	—	3,000,000	—	3,000,000	—	141,370	3,000,000	3,000,000
Pivotal Systems, Series A Preferred*	7,148,814	4,765,403	—	11,914,217	—	—	6,000,000	6,000,048
Pivotal Systems, Series B Preferred*	—	7,942,811	—	7,942,811	—	—	4,000,000	4,000,000
	SHARES/PAR ACTIVITY
AFFILIATE/CONTROLLED INVESTMENT*	BALANCE AT 12/31/13	PURCHASES/ MERGER	SALES/ MATURITY/ EXPIRATION	BALANCE AT 9/30/14	REALIZED GAIN (LOSS)	INTEREST	VALUE 9/30/14	ACQUISITION COST
Pivotal Systems, Series A Warrants*	1,588,468	—	1,588,468	—	$—	$—	$—	$—
Pivotal Systems, Series A Warrants*	3,176,935	—	3,176,935	—	—	—	—	—
Pivotal Systems, Convertible Note*	2,000,000	—	—	2,000,000	—	148,863	2,000,000	2,000,000
QMAT, Preferred Stock Series A*	8,571,600	—	—	8,571,600	—	—	8,040,437	8,571,600
QMAT, Series A	2,000,000	—	—	2,000,000	—	—	531,163	—
Silicon Genesis Corp., Common*	921,892	—	—	921,892	—	—	—	169,045
Silicon Genesis Corp., Convertible Note*	1,250,000	—	—	1,250,000	—	375,367	1,250,000	1,610,753
Silicon Genesis Corp., Convertible Note*	500,000	—	—	500,000	—	124,544	500,000	500,000
Silicon Genesis Corp., Convertible Note*	1,000,000	—	—	1,000,000	—	239,194	1,000,000	1,000,000
Silicon Genesis Corp., Term Note*	3,000,000	—	—	3,000,000	—	257,068	3,000,000	3,000,000
Silicon Genesis Corp., Common Warrant*	37,982	—	—	37,982	—	—	—	6,678
Silicon Genesis Corp., Common Warrant*	5,000,000	—	—	5,000,000	—	—	—	—
Silicon Genesis Corp., Common Warrant*	3,000,000	—	—	3,000,000	—	—	—	—
Silicon Genesis Corp., Series 1-C Preferred*	82,914	—	—	82,914	—	—	—	109,518
Silicon Genesis Corp., Series 1-D Preferred*	850,830	—	—	850,830	—	—	—	431,901
Silicon Genesis Corp., Series 1-E Preferred*	5,704,480	—	—	5,704,480	—	—	—	2,946,535
Silicon Genesis Corp., Series 1-E Warrant*	1,257,859	—	—	1,257,859	—	—	—	173,500
Silicon Genesis Corp., Series 1-F Preferred*	912,453	—	—	912,453	—	—	—	583,060
Telepathy, Inc., Series A Preferred	5,000,000	—	—	5,000,000				5,000,000
Telepathy Investors, Inc., Series A Preferred	—	7,619,000	—	7,619,000	—	—	2,000,000	2,000,000

	SHARES/PAR ACTIVITY
AFFILIATE/CONTROLLED INVESTMENT*	BALANCE AT 12/31/13	PURCHASES/ MERGER	SALES/ MATURITY/ EXPIRATION	BALANCE AT 9/30/14	REALIZED GAIN (LOSS)	INTEREST	VALUE 9/30/14	ACQUISITION COST
Wrightspeed, Inc. Series C Preferred	2,267,659	—	—	2,267,659	$—	$—	$5,999,999	$5,999,999
Wrightspeed, Inc. Convertible Note	—	500,000	—	500,000	—	3,014	500,000	500,000
Wrightspeed, Inc. Convertible Note	—	1,000,000	—	1,000,000	—	40,813	1,000,000	1,000,000
Total Affiliates and Controlled Investments							$57,758,679	$69,902,577
Total Affiliates							$9,499,999	$14,999,999
Total Controlled Investments							$48,258,680	$54,902,578

*	Controlled investment.

As of September 30, 2014, Kevin Landis represented the Company and sat on the boards of directors of IntraOp Medical Corp.; Phunware, Inc.; Pivotal Systems, Inc.; QMAT, Inc.; Silicon Genesis Corporation; Telepathy Investors, Inc.; and Wrightspeed, Inc. Serving on boards of directors of portfolio companies may cause conflicts of interest. The Adviser has adopted various procedures to ensure that the Company will not be unfavorably affected by these potential conflicts.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE SHAREHOLDERS AND BOARD OF DIRECTORS
Firsthand Technology Value Fund, Inc.
San Jose, California

We have audited the accompanying statements of assets and liabilities of Firsthand Technology Value Fund, Inc. (the “Company”) as of December 31, 2012 and 2011, including the schedule of investments as of December 31, 2012, and the related statements of operations, changes in net assets, and cash flows and the highlights for the year ended December 31, 2012 and the period April 18, 2011 (commencement of operations) to December 31, 2011. These financial statements and financial highlights are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of investments as of December 31, 2011, by correspondence with the custodian, issuers and brokers or by other appropriate auditing procedures as deemed necessary. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Firsthand Technology Value Fund, Inc. as of December 31, 2012 and 2011, and the results of its operations, changes in its net assets, and its cash flows and the financial highlights for the year ended December 31, 2012 and the period April 18, 2011 to December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2012, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 18, 2013 expressed an unqualified opinion on the Company’s internal control over financial reporting.

TAIT, WELLER & BAKER LLP
Philadelphia, Pennsylvania
March 18, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE SHAREHOLDERS AND BOARD OF DIRECTORS
Firsthand Technology Value Fund, Inc.
San Jose, California

We have audited the accompanying statements of assets and liabilities of Firsthand Technology Value Fund, Inc. (the “Company”) as of December 31, 2013 and 2012, including the schedule of investments as of December 31, 2013, and the related statements of operations, changes in net assets, and cash flows for each of the two years in the period then ended, and the financial highlights for each of the two years in the period then ended and for the period April 18, 2011 (commencement of operations) to December 31, 2011. These financial statements and financial highlights are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of investments as of December 31, 2013, by correspondence with the custodian and issuers or by other appropriate auditing procedures as deemed necessary. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Firsthand Technology Value Fund, Inc. as of December 31, 2013 and 2012, and the results of its operations, changes in its net assets, and its cash flows for each of the two years in the period then ended, and the financial highlights for each of the two years in the period then ended and the period April 18, 2011 (commencement of operations) to December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2013, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 12, 2014 expressed an unqualified opinion on the Company’s internal control over financial reporting.

TAIT, WELLER & BAKER LLP
Philadelphia, Pennsylvania
March 12, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE SHAREHOLDERS AND BOARD OF DIRECTORS
Firsthand Technology Value Fund, Inc.
San Jose, California

We have audited the internal control over financial reporting of Firsthand Technology Value Fund, Inc. (the “Company”) as of December 31, 2013, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the statement of assets and liabilities, including the schedule of investments, as of December 31, 2013 and 2012, and the related statements of operations, changes in net assets, cash flows for each of the two years in the period then ended, and financial highlights for each of the two years in the period then ended and the period April 18, 2011 (commencement of operations) to December 31, 2011 of the Company and our report dated March 12, 2014 expressed an unqualified opinion.

TAIT, WELLER & BAKER LLP
Philadelphia, Pennsylvania
March 12, 2014

Item 8. FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA

Firsthand Technology Value Fund, Inc.
Statements of Assets and Liabilities

	AS OF DECEMBER 31, 2013	AS OF DECEMBER 31, 2012
ASSETS
Investment securities:
Unaffiliated investments at acquisition cost	$84,275,180	$59,673,215
Affiliated investments at acquisition cost	10,999,999	14,544,002
Controlled investments at acquisition cost	47,402,530	6,000,000
Total acquisition cost	$142,677,709	$80,217,217
Unaffiliated investments at market value	$129,786,732	$42,858,398
Affiliated investments at market value	9,467,499	10,330,275
Controlled investments at market value	42,621,599	6,000,000
Total market value * (Note 6)	181,875,830	59,188,673
Cash**	83,179,168	136,827,597
Receivable for securities sold	—	1
Receivable from interest	1,853,119	1,017,214
Other assets	31,938	26,677
Total Assets	266,940,055	197,060,162
LIABILITIES
Payable to affiliates (Note 4)	1,272,031	990,968
Incentive fees payable	8,311,199	—
Consulting fee payable	18,000	14,000
Offering cost payable	—	5,090
Accrued expenses and other payables	434,410	129,075
Total Liabilities	10,035,640	1,139,133
NET ASSETS	$256,904,415	$195,921,029
Net Assets consist of:
Common Stock, par value $0.001 per share 100,000,000 shares authorized	$9,072	$8,556
Paid-in-capital	217,798,652	217,152,025
Accumulated net realized losses from security transactions, foreign currency, purchased and written options and warrants transaction	(101,430)	(183,638)
Net unrealized appreciation (depreciation) on investments, other assets, and warrants transactions	39,198,121	(21,055,914)
NET ASSETS	$256,904,415	$195,921,029
Shares of Common Stock outstanding	9,072,032	8,556,480
Net asset value per share (Note 2)	$28.32	$22.90

*	Includes warrants and purchased options whose primary risk exposure is equity contracts.
**
Cash composed primarily of the Fidelity Institutional Money Market Treasury Portfolio which invests primarily in U.S. Treasury securities. The yield as of 12/31/13 was 0.01% Please see [https://fundresearch.fidelity.com/mutual-funds/summary/316175504] for additional information.

Firsthand Technology Value Fund, Inc.
Schedule of Investments
DECEMBER 31, 2013

PORTFOLIO COMPANY (% OF NET ASSETS)	INDUSTRY	TYPE OF INVESTMENT	SHARES/PAR VALUE ($)	VALUE
ALIPHCOM, INC. (4.0%)	Consumer Electronics	Common Stock *(1)	2,128,005	$10,270,178
FACEBOOK (12.8%)	Social Networking	Common Stock, Class A *	600,000	32,796,000
GILT GROUPE (0.7%)	Internet	Common Stock *(1)	198,841	1,794,520
INNOVION CORP. (0.2%)	Services	Preferred Stock - Series A-1 *(1)	324,948	383,309
		Preferred Stock - Series A-2 *(1)	168,804	108,389
		Common Stock *(1)	1	1
				491,699
INTEVAC, INC. (1.6%)	Other Electronics	Common Stock *	545,156	4,050,509
INTRAOP MEDICAL CORP. (7.9%)	Medical Devices	Preferred Stock - Series A-1 *(1)(2) Preferred Stock - Series A-2 (1)(2)	6,800,000 13,500,000	6,800,000 13,500,000
				20,300,000
MATTSON TECHNOLOGY, INC. (0.5%)	Semiconductor Equipment	Common Stock	432,000	1,183,680
PIVOTAL SYSTEMS (3.1%)	Semiconductor Equipment	Preferred Stock Warrants - Series A * (1)(2) Preferred Stock Warrants - Series A *(1)(2) Preferred Stock - Series A *(1)(2) Convertible Note (1)(2) Matures March 2016 Interest Rate 10%	3,176,9351,588,468 7,148,814 2,000,000	1,599,904799,952 3,600,143 2,000,000
				7,999,999
QMAT, INC. (3.3%)	Advanced Materials	Preferred Stock Warrants - Series A *(1)(2)	2,000,000	548,141
		Preferred Stock - Series A *(1)(2)	8,571,600	8,023,459
				8,571,600
SILICON GENESIS	Intellectual	Preferred Stock -Series 1-C *(1)(2)	82,914	0
CORPORATION (2.2%)	Property	Preferred Stock -Series 1-D *(1)(2)	850,830	0
		Preferred Stock -Series 1-E *(1)(2)	5,704,480	0
		Preferred Stock -Series 1-F *(1)(2)	912,453	0
		Common Stock *(1)(2)	921,892	0
		Preferred Stock Warrants - Series 1-E *(1)(2)	1,257,859	0
		Common Stock Warrants *(1)(2)	37,982	0
		Common Stock Warrants *(1)(2)	3,000,000	0
		Common Stock Warrants *(1)(2)	5,000,000	0
PORTFOLIO COMPANY (% OF NET ASSETS)	INDUSTRY	TYPE OF INVESTMENT	SHARES/PAR VALUE ($)	VALUE
Silicon Genesis (cont’d)		Convertible Note (1)(2) Matures December 2014 Interest Rate 20%	500,000	$500,000
		Convertible Note (1)(2) Matures December 2014 Interest Rate 20%	1,000,000	1,000,000
		Convertible Note (1)(2) Matures December 2014 Interest Rate 20%	1,250,000	1,250,000
		Term Note (1)(2) Matures December 2016 Interest Rate 10%	3,000,000	3,000,000
				5,750,000
SKYLINE SOLAR (0.0%)	Renewable Energy	Preferred Stock - Series C *(1)	793,651	0
SUNRUN, INC. (2.3%)	Renewable Energy	Common Stock *(1)	674,820	6,026,750
TAPAD, INC. (1.2%)	Advertising Technology	Preferred Stock - Series B-1 *(1)	280,048	2,999,986
TELEPATHY, INC. (1.4%)	Consumer Electronics	Preferred Stock - Series A *(1)(3)	5,000,000	3,467,500
TURN INC. (5.8%)	Advertising Technology	Preferred Stock - Series E (1)	1,798,562	15,000,007
TWITTER, INC. (21.2%)	Social Networking	Common Stock *(1)	1,006,200	54,437,936

UCT COATINGS (0.3%)	Advanced	Common Stock *(1)	1,500,000	733,500
	Materials	Common Stock Warrants *(1)	136,986	1,575
		Common Stock Warrants *(1)	2,283	12
		Common Stock Warrants *(1)	33,001	380
				735,467
WRIGHTSPEED, INC. (2.3%)	Automotive	Preferred Stock - Series C *(1)(3)	2,267,659	5,999,999
TOTAL INVESTMENTS
(Cost $142,677,709)
—70.8%				181,875,830
				75,028,585

NET ASSETS — 100.0%				$256,904,415

*	Non-income producing security.
(1)	Restricted security. Fair Value is determined by or under the direction of the Company’s Board of Directors (see note 3).
(2)	Controlled investments.(3)Affiliated issuer.

Firsthand Technology Value Fund, Inc.
Statements of Operations

	AS OF DECEMBER 31, 2013	AS OF DECEMBER 31, 2012
INVESTMENT INCOME
Unaffiliated interest	$6,976	$13,478
Affiliated interest	1,138,990	675,238
Royalty income	62,733	—
TOTAL INVESTMENT INCOME	1,208,699	688,716

EXPENSES
Investment advisory fees (Note 4)	4,390,112	3,279,133
Administration fees	125,046	107,751
Incentive fees (Note 4)	8,311,199	—
Custody fees	16,194	9,992
Transfer agent fees	47,002	40,940
Registration and filing fees	18,000	40,475
Professional fees	831,387	355,976
Printing fees	142,100	48,012
Trustees fees	60,000	36,900
Miscellaneous fees	120,455	78,676
TOTAL NET EXPENSES	14,061,495	3,997,855

NET INVESTMENT LOSS	(12,852,796)	(3,309,139)

Net Realized and Unrealized Gains (Losses) on Investments:
Net realized gains from security transactions
Non-affiliated and other assets	6,715,069	1,284,636
Net realized losses from purchased option transactions (1)	—	(361,998)
Net realized losses on foreign currency	—	(2)
Net realized gains (losses) from written option transactions (1)	(2,794,531)	150,093
Net realized losses from warrants transactions (1)	(959,992)	—
Net change in unrealized appreciation (depreciation) on other assets	27,370	(27,370)
Net change in unrealized appreciation (depreciation) on investments	56,813,794	(12,918,365)
Net change in unrealized appreciation (depreciation) on warrants transactions (1)	3,412,871	(7,106)
Net Realized and Unrealized Gains (Losses) on Investments	63,214,581	(11,880,112)

Net Increase (Decrease) In Net Assets Resulting From Operations	$50,361,785	$(15,189,251)
Net Increase (Decrease) In Net Assets Per Share Resulting from Operations (2)	$5.80	$(2.19)

(1)	Primary risk exposure is equity contracts.
(2)	Per share results are calculated based on weighted average shares outstanding for each period.

Firsthand Technology Value Fund, Inc.
Statements of Cash Flows

	FOR THE YEAR ENDED DECEMBER 31, 2013	FOR THE YEAR ENDED DECEMBER 31, 2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net increase (decrease) in Net Assets resulting from operations	$50,361,785	$(15,189,251)
Adjustments to reconcile net decrease in Net Assets derived from operations to net cash provided by operating activities:
Purchases of investments	(74,318,134)	(59,876,938)
Proceeds from disposition of investments	17,638,875	3,657,210
Investment in purchased options	—	(361,998)
Investment in written options	(2,794,531)	150,093
Proceeds from litigation claim	1,214	872,722
Increase (decrease) in receivable for investments sold	1	(1)
Increase in dividends, interest, and reclaims receivable	(835,905)	(671,129)
Decrease in segregated cash	—	4,640,000
Increase in payable to affiliates	281,063	558,062
Increase in incentive fees payable	8,311,199	—
Increase (decrease) in other assets	(5,261)	1,309
Increase (decrease) in offering costs payable	(5,090)	5,090
Increase (decrease) in accrued expenses and other payables	309,335	(112,903)
Net realized gain from investments	(5,755,077)	(922,636)
Net realized gain (loss) from written options	2,794,531	(150,093)
Net unrealized appreciation (depreciation) from investments and other assets	(60,254,035)	12,952,841
Net cash used in operating activities	(64,270,030)	(54,447,622)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from shares sold	13,499,939	127,482,805
Distributions paid from realized capital gains	(2,878,338)	—
Net cash provided by financing activities	10,621,601	127,482,805

Net increase/(decrease) in cash	(53,648,429)	73,035,183
Cash - beginning of year	136,827,597	63,792,414
Cash - end of year	$83,179,168	$136,827,597

Firsthand Technology Value Fund, Inc.
Statements of Changes in Net Assets

	FOR THE YEAR ENDED DECEMBER 31, 2013	FOR THE YEAR ENDED DECEMBER 31, 2012
FROM OPERATIONS:
Net investment loss	$(12,852,796)	$(3,309,139)
Net realized gains from security transactions, written and purchased options, foreign currency and warrants	2,960,546	1,072,729
Net change in unrealized appreciation (depreciation) on investments, other assets and warrants transactions	60,254,035	(12,952,841)
Net increase (decrease) in net assets from operations	50,361,785	(15,189,251)

FROM DISTRIBUTIONS:
From realized gains on investments	(2,878,338)	—
TOTAL DISTRIBUTIONS	(2,878,338)	—

FROM CAPITAL SHARE TRANSACTIONS:
Issuance of common stock (1)	13,499,939	127,482,805
Net increase in net assets from capital share transactions	13,499,939	127,482,805
TOTAL INCREASE IN NET ASSETS	60,983,386	112,293,554
NET ASSETS:
Beginning of year	195,921,029	83,627,475
End of year	$256,904,415	$195,921,029

COMMON STOCK ACTIVITY:
Shares issued	515,552	5,060,000
Net increase in shares outstanding	515,552	5,060,000
Shares outstanding, beginning of year	8,556,480	3,496,480
Shares outstanding, end of year	9,072,032	8,556,480

(1)	Net of underwriting fees and offering expenses.

Firsthand Technology Value Fund, Inc.
Financial Highlights
Selected per share data and ratios for a share outstanding throughout each period

	FOR THE YEAR ENDED DECEMBER 31, 2013	FOR THE YEAR ENDED DECEMBER 31, 2012	FOR THE YEAR ENDED DECEMBER 31, 2011(1)
Net asset value at beginning of period	$22.90	$23.92	$27.01
Income from investment operations:
Net investment loss	(1.42)	(0.39)	(0.41)
Net realized and unrealized gains (losses) on investments	7.16	(1.01)	(2.68)
Total from investment operations	5.74	(1.40)	(3.09)

Distributions from:
Realized capital gains	(0.32)	—	—
Premiums from shares sold in offerings	— (2)	0.38	—
Net asset value at end of period	$28.32	$22.90	$23.92

Market value at end of period	$23.17	$17.44	$14.33

Total return
Based on Net Asset Value	25.30%	(4.26)%	(11.44	)%(A)
Based on Market Value	34.61%	21.70%	(46.95	)%(A)
Net assets at end of period (millions)	$256.9	$195.9	$83.63
Ratio of total expenses to average net assets	6.52%	2.56%	2.76	%(B)
Ratio of total expenses to average net assets, excluding incentive fees	2.67%	2.56%	2.76	%(B)
Ratio of net investment loss to average net assets	(5.96)%	(2.12)%	(2.28	)%(B)
Portfolio turnover rate	17%	10%	18	%(A)

(1)	For the period April 18, 2011 (inception) through December 31, 2011.
(2)	Less than $0.005 per share.
(3)	Amount includes the incentive fee. For the year ended December 31, 2013, the ratio of the incentive fee to average net assets is 3.85%.
(A)	Not Annualized
(B)	Annualized

Firsthand Technology Value Fund, Inc. (the “Company”)
Notes to Financial Statements
DECEMBER 31, 2013

NOTE 1. THE COMPANY

Firsthand Technology Value Fund, Inc. (the “Company,” “us,” “our,” and “we”), is a Maryland corporation and an externally managed, non-diversified, closed-end management investment company that has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). The Company acquired its initial portfolio of securities through the reorganization of Firsthand Technology Value Fund, a series of Firsthand Funds, into the Company. The reorganization was completed on April 15, 2011. The Company commenced operations on April 18th, 2011. Under normal circumstances, the Company will invest at least 80% of its assets for investment purposes in technology companies, which are considered to be those companies that derive at least 50% of their revenues from products and/or services within the information technology sector or the “cleantech” sector. Information technology companies include, but are not limited to, those focused on computer hardware, software, telecommunications, networking, Internet, and consumer electronics. While there is no standard definition of cleantech, it is generally regarded as including goods and services designed to harness renewable energy and materials, eliminate emissions and waste, and reduce the use of natural resources. In addition, under normal circumstances we will invest at least 70% of our assets in privately held companies and in public companies with market capitalizations less than $250 million. Our portfolio is primarily composed of equity and equity derivative securities of technology and cleantech companies (as defined above). These investments generally range between $1 million and $10 million each, although the investment size will vary proportionately with the size of the Company’s capital base. The Company’s shares are listed on the NASDAQ Global Market under the symbol “SVVC.”

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed in the preparation of the Company’s financial statements included in this report:

USE OF ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

PORTFOLIO INVESTMENT VALUATIONS. Investments are stated at “value” as defined in the 1940 Act and in the applicable regulations of the Securities and Exchange Commission and in accordance with GAAP. Value, as defined in Section 2(a)(41) of the 1940 Act, is (i) the market value of those securities for which a market quotation is readily available and (ii) the fair value as determined in good faith by, or under the direction of, the board of directors for all other securities and assets. On December 31, 2013, our financial statements include venture capital investments valued at approximately $89.4 million. The fair values of our venture capital investments were determined in good faith by, or under the direction of, the Board. Upon sale of these investments, the values that are ultimately realized may be different from what is presently estimated. The difference could be material. Also see note 6 regarding the fair value of the company’s investments.

CASH AND CASH EQUIVALENTS. The Company considers liquid assets deposited with a bank, investments in money market funds, and certain short-term debt instruments with maturities of three months or less to be cash equivalents. These investments represent amounts held with financial institutions that are readily accessible to pay our expenses or purchase investments. Cash and cash equivalents are valued at cost plus accrued interest, which approximates market value.

RESTRICTED SECURITIES. At December 31, 2013, we held $143,845,641 in restricted securities.

MILESTONE AND CONTINGENT PAYMENTS FROM SALE OF INVESTMENT. As indicated in Note 1, the Company acquired its initial portfolio through the reorganization of Firsthand Technology Value Fund, a series of Firsthand Funds, into the Company, which occurred on April 15, 2011. The assets transferred in the reorganization include a $40,231 contingent receivable originating from the sale of Solaicx, Inc. to MEMC Electronic Materials, Inc. for an initial cash payment plus possible future cash payments if certain milestone and contingent criteria are met. This milestone payment is valued based on an estimate. There can be no assurances as to how much of this amount we will ultimately realize or when it will be realized, if at all.

INCOME RECOGNITION. Dividend income is recorded on the ex-dividend date. Interest income is accrued as earned. Discounts and premiums on securities purchased are amortized over the lives of the respective securities. Other non-cash dividends are recognized as investment income at the fair value of the property received. When debt securities are determined to be non-income producing, the Company ceases accruing interest and writes off any previously accrued interest. These write-offs are recorded as a debit to interest income. During the year ended December 31, 2013, the Company earned $6,976 in interest on interest-bearing accounts. During the year ended December 31, 2013, the Company recorded $1,138,990 of bridge/term note interest and $62,733 on royalty income.

SHARE VALUATION. The net asset value (“NAV”) per share of the Fund is calculated by dividing the sum of the value of the securities held by the Fund, plus cash or other assets, minus all liabilities (including estimated accrued expenses) by the total number of shares outstanding of the Fund, rounded to the nearest cent.

REALIZED GAIN OR LOSS AND UNREALIZED APPRECIATION OR DEPRECIATION OF PORTFOLIO INVESTMENTS. A realized gain or loss is recognized when an investment is disposed of and is computed as the difference between the Company’s cost basis in the investment at the disposition date and the net proceeds received from such disposition. Unrealized appreciation or depreciation is computed as the difference between the fair value of the investment and the cost basis of such investment.

INCOME TAXES. As we intend to continue to qualify as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), the Company does not provide for income taxes. The Company recognizes interest and penalties in income tax expense.

FOREIGN CURRENCY TRANSLATION. The accounting records of the Company are maintained in U.S. dollars. All assets and liabilities denominated in foreign currencies are translated into U.S. dollars based on the rate of exchange of such currencies against U.S. dollars on the date of valuation.

SECURITIES TRANSACTIONS. Securities transactions are accounted for on the date the transaction for the purchase or sale of the securities is entered into by the Company (i.e., trade date).

CONCENTRATION OF CREDIT RISK. The Company places its cash and cash equivalents with financial institutions and, at times, cash held in checking accounts may exceed the Federal Deposit Insurance Corporation insured limit.

OPTIONS. The Company is subject to equity price risk in the normal course of pursuing its investment objectives and may enter into options written to hedge against changes in the value of equities. The Company may purchase put and call options to attempt to provide protection against adverse price effects from anticipated changes in prevailing prices of securities or stock indices. The Company may also write put and call options. When the Company writes an option, an amount equal to the premium received by the Company is recorded as a liability and is subsequently adjusted to the current fair value of the option written.

Premiums received from writing options that expire unexercised are treated by the Company on the expiration date as realized gains from investments. The difference between the premium and the amount paid on effecting a closing purchase transaction, including brokerage commissions, is also treated as a realized gain, or, if the premium is less than the amount paid for the closing purchase transaction, as a realized loss. If a call option is exercised, the premium is added to the proceeds from the sale of the underlying security or currency in determining whether the Company has realized a gain or loss. The Company as writer of an option bears the market risk of an unfavorable change in the price of the security underlying the written option.

The market value of the Company’s purchased options as of December 31, 2013 can be found on the Schedule of Investments. The net realized gains/(loss) from purchased and written options and the net change in unrealized appreciation (depreciation) on purchased and written options for the year ended December 31, 2013 can be found on the Statement of Operations.

The number of option contracts written and the premiums received during the year ended December 31, 2013 were as follows:

	CONTRACTS	RECEIVED
Options outstanding, beginning of year	—	$—
Options written during period	86,520	7,761,066
Options closed during period	(78,000)	(6,986,553)
Options expired during period	(7,666)	(663,156)
Options exercised during period	(854)	(111,357)
Options outstanding, end of year	—	$—

The average volume of the Company’s derivatives during the year ended December 31, 2013 is as follows:

	WARRANTS (SHARES)	WRITTEN (CONTRACTS)
Firsthand Technology Value Fund, Inc.	15,856,995	852

NOTE 3. BUSINESS RISKS AND UNCERTAINTIES

We plan to invest a substantial portion of our assets in privately-held companies, the securities of which are inherently illiquid. We also seek to invest in small publicly-traded companies that we believe have exceptional growth potential and to make opportunistic investments in publicly-traded companies, both large and small. In the case of investments in small publicly-traded companies, although these companies are publicly traded, their stock may not trade at high volumes, and prices can be volatile, which may restrict our ability to sell our positions. These privately held and publicly traded businesses tend to lack management depth, have limited or no history of operations and typically have not attained profitability. Because of the speculative nature of our investments and the lack of public markets for privately held investments, there is greater risk of loss than is the case with traditional investment securities.

We do not choose investments based on a strategy of diversification. We also do not rebalance the portfolio should one of our portfolio companies increase in value substantially relative to the rest of the portfolio. Therefore, the value of our portfolio may be more vulnerable to events affecting a single sector, industry or portfolio company and, therefore, may be subject to greater volatility than a company that follows a diversification strategy.

Because there is typically no public or readily-ascertainable market for our interests in the small privately-held companies in which we invest, the valuation of those securities is determined in good faith by the Valuation Committee, comprised of all members of the Board who are not “interested persons” of the Company, as such term is defined in Section 2(a)(19) of the 1940 Act, in accordance with our Valuation Procedures and is subject to significant estimates and judgments. The determined value of the securities in our portfolio may differ significantly from the values that would be placed on these securities if a ready market for the securities existed. Any changes in valuation are recorded in our Statement of Operations as “Net increase (decrease) in unrealized appreciation on investments.” Changes in valuation of any of our investments in privately-held companies from one period to another may be volatile.

The Board may, from time to time, engage an independent valuation firm to provide it with valuation assistance with respect to certain of our portfolio investments. The Company intends to continue to engage an independent valuation firm to provide us with assistance regarding our determination of the fair value of select portfolio investments each quarter unless directed by the Board to cancel such valuation services. The scope of the services rendered by an independent valuation firm is at the discretion of the Board. The Board is ultimately and solely responsible for determining the fair value of the Company’s investments in good faith.

With respect to investments for which market quotations are not readily available or when such market quotations are deemed not to represent fair value, the Board has approved a multi-step valuation process to be followed each quarter, as described below:

(1)	each quarter the valuation process begins with each portfolio company or investment being initially valued by the Adviser Valuation Committee or the independent valuation firm;

(2)
the Valuation Committee of the Board on a quarterly basis reviews the preliminary valuation of the Adviser Valuation Committee and that of the independent valuation firms and makes the fair value determination, in good faith, based on the valuation recommendations of the Adviser Valuation Committee and the independent valuation firms; and

(3)
at each quarterly Board meeting, the Board considers the valuations recommended by the Adviser Valuation Committee and the independent valuation firms that were previously submitted to the Valuation Committee of the Board and ratifies the fair value determinations made by the Valuation Committee of the Board.

NOTE 4. INVESTMENT MANAGEMENT FEE

The Company has entered into an investment management agreement (the “Investment Management Agreement”) with Firsthand Capital Management, Inc., which was previously known as SiVest Group, Inc. (“FCM” or the “Adviser”), pursuant to which the Company will pay FCM a fee for providing investment management services consisting of two components—a base management fee and an incentive fee.

The base management fee will be calculated at an annual rate of 2.00% of our gross assets. For services rendered under the Investment Management Agreement, the base management fee will be payable quarterly in arrears. The base management fee will be calculated based on the average of (1) the value of our gross assets at the end of the current calendar quarter and (2) the value of the Company’s gross assets at the end of the preceding calendar quarter; and will be appropriately adjusted for any share issuances or repurchases during the current calendar quarter. Base management fees for any partial month or quarter will be pro-rated.

The incentive fee is determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Management Agreement, as of the termination date), commencing on April 15, 2011, and equals 20% of the Company’s realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid incentive fees, provided that the incentive fee determined as of December 31, 2013, will be calculated for a period of shorter than twelve calendar months to take into account any realized gains computed net of all realized capital losses and unrealized capital depreciation from inception. As of December 31, 2013, there was an incentive fee accrued for $8,311,199.

NOTE 5. DEBT

The Company currently has no plan to use leverage and does not have any significant outstanding debt obligations (other than normal operating expense accruals).

NOTE 6. FAIR VALUE

Securities traded on stock exchanges, or quoted by NASDAQ, are valued according to the NASDAQ Stock Market, Inc. (“NASDAQ”) official closing price, if applicable, or at their last reported sale price as of the close of trading on the New York Stock Exchange (“NYSE”) (normally 4:00 P.M. Eastern Time). If a security is not traded that day, the security will be valued at its most recent bid price.

Securities traded in the over-the-counter market, but not quoted by NASDAQ, are valued at the last sale price (or, if the last sale price is not readily available, at the most recent closing bid price as quoted by brokers that make markets in the securities) at the close of trading on the NYSE.

Securities traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market.

Securities and other assets that do not have market quotations readily available are valued at their fair value as determined in good faith by the Board of Directors of the Company (the “Board”) in accordance with the Valuation Procedures adopted by the Valuation Committee, a committee of the Board.

In pricing illiquid, privately placed securities, the Board of Directors is responsible for (1) determining overall valuation guidelines and (2) ensuring that the investments of the Company are valued within the prescribed guidelines.

The Valuation Committee, comprised of all of the independent Board members, is responsible for determining the valuation of the Company’s assets within the guidelines established by the Board of Directors. The Valuation Committee receives information and recommendations from the Adviser and an independent valuation firm.

The values assigned to these investments are based on available information and do not necessarily represent amounts that might ultimately be realized when that investment is sold, as such amounts depend on future circumstances and cannot reasonably be determined until the individual investments are actually liquidated or become readily marketable.

APPROACHES TO DETERMINING FAIR VALUE. GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). In effect, GAAP applies fair value terminology to all valuations whereas the 1940 Act applies market value terminology to readily marketable assets and fair value terminology to other assets.

The main approaches to measuring fair value utilized are the market approach, the income approach, and the asset-based approach. The choice of which approach to use in a particular situation depends on the specific facts and circumstances associated with the company, as well as the purpose for which the valuation analysis is being conducted. SiVest and the independent valuation firm rely primarily on the market and income approaches. We also considered the asset-based approach in our analysis because certain of the portfolio companies do not have substantial operating earnings relative to the value of their underlying assets.

-
Market Approach (M): The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. For example, the market approach often uses market multiples derived from a set of comparables. Multiples might lie in ranges with a different multiple for each comparable. The selection of where within the range each appropriate multiple falls requires the use of judgment in considering factors specific to the measurement (qualitative and quantitative).

-
Income Approach (I): The income approach uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present value amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts. Those valuation techniques include present value techniques; option-pricing models, such as the Black-Scholes-Merton formula (a closed-form model) and a binomial model (a lattice model), which incorporate present value techniques; and the multi-period excess earnings method, which is used to measure the fair value of certain assets.

-	Asset-Based Approach (A): The asset-based approach examines the value of a company’s assets net of its liabilities to derive a value for the equity holders.

FAIR VALUE MEASUREMENT. In accordance with the guidance from the Financial Accounting Standards Board on fair value measurements and disclosures under GAAP, the Company discloses the fair value of its investments in a hierarchy that prioritizes the inputs to valuation techniques used to measure the fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (Level 3 measurements).

The guidance establishes three levels of the fair value hierarchy as follows:

Level 1 -	Unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the date of measurement.

Level 2 -
Observable inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These inputs may include quoted prices for the identical instrument in an inactive market, prices for similar instruments in an active or inactive market, interest rates, prepayment speeds, credit risks, yield curves, default rates, and similar data.

Level 3 -
Unobservable inputs for the asset or liability, to the extent relevant observable inputs are not available, representing the Company’s own assumptions about the assumptions a market participant would use in valuing the asset or liability based on the best information available.

The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, for example, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is greatest for instruments categorized in Level 3.

The inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls in its entirety, is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities. The following is a summary of the inputs used to value the Company’s net assets as of December 31, 2013:

	LEVEL 1 QUOTED PRICES	LEVEL 2 OTHER SIGNIFICANT OBSERVABLE INPUTS	LEVEL 3 SIGNIFICANT UNOBSERVABLE INPUTS
Common Stocks
Advanced Materials	$—	$—	$733,500
Consumer Electronics	—	—	10,270,178
Internet	—		1,794,520
Other Electronics	4,050,509	—	—
Renewable Energy	—	—	6,026,750
Semiconductor Equipment	1,183,680		—
Services	—	—	1
Social Networking	32,796,000	—	54,437,936
Total Common Stocks	38,030,189	—	73,262,885
Preferred Stocks
Advanced Materials	—		8,023,459
Advertising Technology	—		17,999,993
Automotive	—		5,999,999
Consumer Electronics	—		3,467,500
Medical Devices	—		20,300,000
Semiconductor Equipment	—	—	3,600,143
Services	—	—	491,698
Total Preferred Stocks	—	—	59,882,792
Asset Derivatives *
Equity Contracts	—	—	2,949,964
Total Asset Derivatives	—	—	2,949,964
Convertible Notes
Intellectual Property	—	—	5,750,000
Semiconductor Equipment	—		2,000,000
Total Convertible Notes	—	—	7,750,000
Total	$38,030,189	$—	$143,845,641

*	Asset derivatives include warrants.

At the end of each calendar quarter, management evaluates the Level 2 and Level 3 assets and liabilities for changes in liquidity, including but not limited to: whether a broker is willing to execute at the quoted price, the depth and consistency of prices from third party services, and the existence of contemporaneous, observable trades in the market. Additionally, management evaluates the Level 1 and Level 2 assets and liabilities on a quarterly basis for changes in listings or delistings on national exchanges. Transfers in and out of the levels are recognized at the value at the end of the period. There were no transfers between Levels 1 and 2 as of December 31, 2013.

Following is a reconciliation of Level 3 assets (at either the beginning or the ending of the period) for which significant unobservable inputs were used to determine fair value.

INVESTMENTS AT FAIR VALUE USING SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)	BALANCE AS OF 12/31/12	NET PURCHASES	NET SALES	NET REALIZED GAINS /(LOSSES)	NET UNREALIZED APPRECIATION (DEPRECIATION) (1)	TRANSFERS IN (OUT) OF LEVEL 3	BALANCE AS OF 12/31/13
Common Stocks
Advanced Materials	$—	$—	$—	$—	$733,500	$—	$733,500
Consumer Electronics	—	10,108,024	—	—	162,154	—	10,270,178
Intellectual Property	456	—	—	—	(456)	—	—
Internet	2,803,658	—	—	—	(1,009,138)	—	1,794,520
Renewable Energy	4,322,895	6,417,495	(17,338,675)	10,600,950	2,024,085	—	6,026,750
Services	1	—	—	—	—	—	1
Social Networking	13,369,647	3,934,500	—	—	37,133,789	—	54,437,936
Preferred Stocks
Advanced Materials	5,581,279	2,571,600	—	—	(129,420)	—	8,023,459
Advertising Technology	—	17,999,993	—	—	—	—	17,999,993
Automotive	—	5,999,999	—	—	—	—	5,999,999
Consumer Electronics	—	5,000,000	—	—	(1,532,500)	—	3,467,500
Intellectual Property	575,261	—	—	—	(575,261)	—	—
Medical Devices	—	20,299,939	—	—	61	—	20,300,000
Renewable Energy	208,185	—	—	(3,846,714)	3,638,529	—	—
Semiconductor Equipment	3,933,780	2,000,000	—	—	(2,333,637)	—	3,600,143
Services	369,192	—	—	—	122,506	l	491,698
Social Networking	3,294,857	—	(3,522,000)	—	227,143	—	—
Asset Derivatives
Equity Contracts	510,099	—	(13,012)	(959,992)	3,412,869	—	2,949,964
Convertible Bonds
Intellectual Property	5,750,000	—	—	—	—	—	5,750,000
Semiconductor Equipment	—	2,000,000	—	—	—	—	2,000,000
Total	$40,719,310	$6,331,550	$(20,873,687)	$5,794,244	$41,874,224	$—	$143,845,641

(1)	The net change in unrealized appreciation from Level 3 instruments held as of December 31, 2013 was $34,641,535.

The below chart represents quantitative disclosure about significant unobservable inputs for Level 3 fair value measurements:

	FAIR VALUE AT 12/31/13	VALUATION TECHNIQUES	UNOBSERVABLE INPUTS	RANGE (WEIGHTED AVG.)
Direct venture capital investments: Services	$0.5M	Market Comparable Companies	EBITDA Multiple Volatility Risk-Free Rate Discount for Lack of Marketability	7.6x - 10.3x 54.33% 0.78% 0.0% - 27.2%
Direct venture capital investments: Intellectual Property	$5.8M	Market Comparable Companies	Revenue Multiple Volatility Risk-Free Rate Discount for Lack of Marketability	2.0x - 2.5x 57.27% 1.75% 0.0% - 33.4%
Direct venture capital investments: Automotive	$6.0M	Prior Transaction Analysis	Volatility Risk-Free Rate Discount for Lack of Marketability	85.77% 0.78% 0.0%
Direct venture capital investments: Consumer Electronics	$13.7M	Prior Transaction Analysis	Volatility Risk-Free Rate Discount for Lack of Marketability	52.56% - 59.38% 0.38% - 0.78% 0.0% - 29.5%
Direct venture capital investments: Internet	$1.8M	Prior Transaction Analysis	Volatility Risk-Free Rate Discount for Lack of Marketability	48.56% 0.13% 15.00%
Direct venture capital investments: Advanced Materials	$9.3M	Prior Transaction Analysis	Volatility Risk-Free Rate Discount for Lack of Marketability	57.09% - 59.36% 1.75% 0.0% -34.4%
Direct venture capital investments: Semiconductor Equipment	$8.0M	Market Comparable Companies Prior Transaction Analysis	EBITDA Multiple Volatility Risk-Free Rate Discount for Lack of Marketability	7.6x - 7.9x 48.80% 0.78% 0.0%
Direct venture capital investments: Advertising Technology	$18.0M	Prior Transaction Analysis	Volatility Risk-Free Rate Discount for Lack of Marketability	42.04% 0.38% 0.0%
Direct venture capital investments: Renewable Energy	$6.0M	Prior Transaction Analysis	Volatility Risk-Free Rate Discount for Lack of Marketability	118.49% 0.38% 44.1%
Direct venture capital investments: Medical Devices	$20.3M	Prior Transaction Analysis	Volatility Risk-Free Rate Discount for Lack of Marketability	62.56% 1.27% 0.0%
Direct venture capital investments: Social Networking	$54.4M	Prior Transaction Analysis	Discount for Lack of Marketability	15.0%

NOTE 7. FEDERAL INCOME TAXES

The Company has elected, and intends to qualify annually, for the special tax treatment afforded regulated investment companies under the Internal Revenue Code of 1986, as amended (the “Code”). As provided in the Code, in any fiscal year in which a BDC so qualifies and distributes at least 90% of its taxable net income, the BDC (but not the shareholders) will be relieved of federal income tax on the income distributed. Accordingly, no provision for income taxes has been made. To avoid imposition of the excise tax applicable to regulated investment companies, the Company intends to declare as dividends in each calendar year at least 98% of its net investment income (earned during the calendar year) and 98% of its net realized capital gains (earned during the 12 months ended October 31) plus undistributed amounts, if any, from prior years.

TAX TABLES
Reclassification of Capital Accounts
Permanent book and tax differences resulted in reclassifications for the year ended December 31, 2013 as follows:

	INCREASE (DECREASE)
	Paid-in-Capital	Accumulated Net Investment Income (Loss)	Accumulated Net Realized Gain (Loss)
Firsthand Technology Value Fund	$(12,852,796)	$12,852,796	$—

As of December 31, 2013, the Fund utilized $183,638 in capital loss carry forwards for federal income tax purposes.

Components of Distributable Earnings as of 12/31/13

FIRSTHAND TECHNOLOGY VALUE FUND
Net Unrealized Appreciation (Depreciation)	$39,096,355
Undistributed Long-Term Capital Gains	336
Total Distributable Earnings	$39,096,691

As of December 31, 2013, the Fund paid $2,878,338 of long-term capital gains.

Aggregate cost for Federal income tax purpose is $142,779,475.

Gross unrealized appreciation	$54,672,337
Gross unrealized depreciation	(15,575,982)
Net unrealized appreciation	$39,096,355

The Company is subject to tax provisions that establish a minimum threshold for recognizing, and a system for measuring, the beneﬁts of a tax position taken or expected to be taken in a tax return. Taxable years ending 2011 and 2012 remain open to federal and state audit. As of December 31, 2013, management has evaluated the application of these provisions to the Company, and has determined that no provision for income tax is required in the Company’s ﬁnancial statements for uncertain tax provisions.

NOTE 8. INVESTMENT TRANSACTIONS

Investment transactions (excluding short-term investments) were as follows for the year ended December 31, 2013.

PURCHASES AND SALES
Purchases of investment securities	$74,318,134
Proceeds from sales and maturities of investment securities	$17,088,983

NOTE 9. INVESTMENTS IN AFFILIATES AND CONTROLLED INVESTMENTS

Under the 1940 Act, the Company is required to identify investments where it owns greater than 5% (but less than 25%) of the portfolio company’s outstanding voting shares as an affiliate of the Company. Also, under the 1940 Act, the Company is required to identify investments where it owns greater than 25% of the portfolio company’s outstanding voting shares as a controlled investment of the Company. A summary of the Company’s investments in affiliates and controlled investments for the period from December 31, 2012, through December 31, 2013, is noted below:

	SHARES/PAR ACTIVITY
AFFILIATE/ CONTROLLED INVESTMENT*	BALANCE AT 12/31/12	PURCHASES/ MERGER	SALES/ MATURITY/ EXPIRATION	BALANCE AT 12/31/13	REALIZED GAIN (LOSS)	INTEREST		VALUE 12/31/13	ACQUISITION COST
IntraOp Medical Corp. Series A-2 Preferred*	—	13,500,000	—	13,500,000	$—	$—		$13,500,000	$13,499,940
IntraOp Medical Corp. Series A-1 Preferred*	—	6,800,000	—	6,800,000	—	—		6,800,000	6,800,000
Pivotal Systems, Series A*	4,765,876	2,382,938	—	7,148,814	—	—		3,600,143	6,000,000
Pivotal Systems, Series A Warrants*	—	1,588,468	—	1,588,468	—	—		799,952	—
Pivotal Systems, Series A Warrants*	3,176,935	—	—	3,176,935	—	—		1,599,904	—
Pivotal Systems, Convertible Note*	—	2,000,000	—	2,000,000	—	7,123		2,000,000	2,000,000
QMAT, Preferred Stock Series A*	6,000,000	2,571,600	—	8,571,600	—	—		8,023,459	8,571,600
QMAT, Series A Warrant*	2,000,000	—	—	2,000,000	—	—		548,141	—
Silicon Genesis Corp., Common*	911,892	10,000	—	921,892	—	—		—	169,045
Silicon Genesis Corp., Convertible Note*	1,250,000	—	—	1,250,000	—	420,129		1,250,000	1,610,753
Silicon Genesis Corp., Convertible Note*	500,000	—	—	500,000	—	140,042		500,000	500,000
Silicon Genesis Corp., Convertible Note*	1,000,000	—	—	1,000,000	—	257,790		1,000,000	1,000,000
Silicon Genesis Corp., Term Note*	3,000,000	—	—	3,000,000	—	310,822		3,000,000	3,000,000
Silicon Genesis Corp., Common Warrant*	37,982	—	—	37,982	—	—		—	6,678
Silicon Genesis Corp., Common Warrant*	5,000,000	—	—	5,000,000	—	—		—	—
Silicon Genesis Corp., Common Warrant*	3,000,000	—	—	3,000,000	—	$—		$—	$—
Silicon Genesis Corp., Series 1-C*	82,914	—	—	82,914	—	—		—	109,518
Silicon Genesis Corp., Series 1-D*	850,830	—	—	850,830	—	—		—	431,901
Silicon Genesis Corp., Series 1-E*	5,704,480	—	—	5,704,480	—	—		—	2,946,535
Silicon Genesis Corp., Series 1-E Warrant*	94,339	—	(94,339)	—	(13,012)	—		—	—
Silicon Genesis Corp., Series 1-E Warrant*	1,257,859	—	—	1,257,859	—	—		—	173,500
Silicon Genesis Corp., Series 1-F*	912,453	—	—	912,453	—	—		—	583,060
Telepathy, Inc. Series A Preferred	—	5,000,000	—	5,000,000	—	3,084	**	3,467,500	5,000,000
Wrightspeed, Inc. Series C Preferred	—	2,267,659	—	2,267,659	—	—		5,999,999	5,999,999
Total Affiliates and Controlled Investments								$52,089,098	$58,402,529
Total Affiliates								$9,467,499	$10,999,999
Total Controlled Investments								$42,621,599	$47,402,530

*	Controlled investment.
**	Interest received from convertible note.

As of December 31, 2013, Kevin Landis represents the Company and sits on the board of directors of IntraOp Medical Corp.; Pivotal Systems, Inc.; Silicon Genesis Corporation; Telepathy, Inc., QMAT, Inc.; and Wrightspeed, Inc. Serving on boards of directors of portfolio companies may cause conflicts of interest. The Adviser has adopted various procedures to ensure that the Company will not be unfavorably affected by these potential conflicts.

QMAT Financial Summary*
Total Assets	$3,712,932
Total Liabilities	2,287,186
Net Shareholder Equity	$1,425,746

Total Revenues	$—
Total Expenses	(2,415,090)
Net Income	$(2,415,090)

* The Company owns approximately 85% of the voting shares outstanding.

IntraOp Medical Financial Summary
Total Assets	$22,850,286
Total Liabilities	3,690,691
Net Shareholder Equity	$19,159,595

Total Revenues	$1,105,043
Total Expenses	(2,245,448)
Net Income	$(1,140,405)

Pivotal Systems Financial Summary
Total Assets	$4,453,000
Total Liabilities	4,286,000
Net Shareholder Equity	$167,000

Total Revenues	$412,000
Total Expenses	(5,992,000)
Net Income	$(5,580,000)

$150,000,000

Firsthand Technology Value Fund, Inc.

Common Stock

Subscription Rights

PROSPECTUS

______, 201_

FIRSTHAND TECHNOLOGY VALUE FUND, INC.
150 Almaden Boulevard, Suite 1250
San Jose, California 95113
Telephone: (408) 886-7096

FORM N-2

PART C

OTHER INFORMATION

Item 25. Financial Statements and Exhibits

(1)	Financial Statements:

The following financial statements of the Firsthand Technology Value Fund, Inc. are filed herewith:

A.        UNAUDITED FINANCIAL STATEMENTS

Statements of Assets and Liabilities as of September 30, 2014 (Unaudited) and December 31, 2013	F-2
Statements of Operations (Unaudited) for the Three Months Ended September 30, 2014 and September 30, 2013, and for the Nine Months Ended September 30, 2014 and September 30, 2013	F-3
Statements of Cash Flows (Unaudited) for the Nine Months Ended September 30, 2014 and the Nine Months Ended September 30, 2013	F-4
Statements of Changes in Net Assets for the Nine Months Ended September 30, 2014 (Unaudited) and for the Year Ended December 31, 2013	F-4
Financial Highlights for the Nine Months Ended September 30, 2014 (Unaudited), for the Year Ended December 31, 2013, for the Year Ended December 31, 2012 and for the Period April 18, 2011 (Commencement of Operations) Through December 31, 2011
F-5
Schedule of Investments (Unaudited) as of September 30, 2014	F-6
Notes to Financial Statements (Unaudited)	F-8

B.         AUDITED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-19
Statement of Assets and Liabilities as of December 31, 2013 and as of December 31, 2012	F-22
Schedule of Investments as of December 31, 2013	F-23
Statement of Operations as of December 31, 2013 and as of December 31, 2012	F-24
Statement of Cash Flows as of December 31, 2013 and as of December 31, 2012	F-25
Statement of Changes in Net Assets as of December 31, 2013 and as of December 31, 2012	F-26
Financial Highlights for the Year Ended December 31, 2013, for the Year Ended December 31, 2012 and for the Period April 18, 2011 (inception) Through December 31, 2011	F-27
Notes to Financial Statements	F-28

(2)	Exhibits

Exhibit Number	Description
(a)(1)
Registrant’s Articles of Amendment and Restatement are incorporated herein by reference to Exhibit (a)(2) of Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (File No. 333-168195) as filed with the Securities and Exchange Commission on September 24, 2010.

(a)(2)
Certificate of Correction to Registrant’s Articles of Amendment and Restatement is incorporated herein by reference to the Registrant’s Registration Statement on Form N-2 (File No. 333-179606) as filed with the Securities and Exchange Commission on February 21, 2012.

(b)
Registrant’s Amended and Restated Bylaws are incorporated herein by reference to Exhibit (b)(2) of Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (File No. 333- 168195) as filed with the Securities and Exchange Commission on September 24, 2010.

(c)	Voting Trust Agreement — none.
(d)(1)	Form of Stock Certificate — Specimen Certificate of the Fund’s common stock, par value, $0.001 per share - to be filed by amendment.
(d)(2)	Form of Subscription Certificate — to be filed by amendment.
(d)(3)	Form of Subscription Agent Agreement — to be filed by amendment.
(e)
Registrant’s Dividend Reinvestment Plan is incorporated herein by reference to Exhibit (e) of Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (File No. 333-168195) as filed with the Securities and Exchange Commission on September 24, 2010.

(f)	Long-Term Debt Instruments — none.
(g)
Investment Management Agreement between Registrant and SiVest Group, Inc. (now known as Firsthand Capital Management, Inc.), dated April 15, 2011, is incorporated herein by reference to Exhibit (g) of Pre-Effective Amendment to the Registrant’s Registration Statement on Form N-2 (File No. 333-168195) as filed with the Securities and Exchange Commission on September 24, 2010.

(h)
Underwriting Agreement for newly issued common stock is incorporated herein by reference to Exhibit (h) of Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (File No. 333-186158) as filed with the Securities and Exchange Commission on October 4, 2013.

(i)	Bonus, Profit Sharing, Pension Plans — not applicable.
(j)(1)
Custodian Services Agreement, dated September 17, 2010, between Registrant and PFPC Trust Company is incorporated herein by reference to Exhibit (j) of Pre-Effective Amendment to the Registrant’s Registration Statement on Form N-2 (File No. 333-168195) as filed with the Securities and Exchange Commission on September 24, 2010.

(j)(2)
Notice of Assignment, dated February 9, 2011, by PFPC Trust Company assigning the Custodian Services Agreement, dated September 17, 2010, to the Bank of New York Mellon is incorporated herein by reference to the Registrant’s Registration Statement on Form N-2 (File No. 333-179606) as filed with the Securities and Exchange Commission on February 21, 2012.

(k)	Other Material Contracts:
(k)(1)
Administration and Accounting Agreement between Registrant and BNY Mellon Investment Servicing (US), Inc. is incorporated herein by reference to Exhibit (k)(1) of Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (File No. 333-168195) as filed with the Securities and Exchange Commission on September 24, 2010.

(k)(2)
Transfer Agency and Service Agreement between Registrant and BNY Mellon Investment Servicing (US), Inc. is incorporated herein by reference to Exhibit (k)(2) of Pre-Effective Amendment to the Registrant’s Registration Statement on Form N-2 (File No. 333-168195) as filed with the Securities and Exchange Commission on September 24, 2010.

(k)(3)
Exchange Agreement among the Registrant and the purchasers party thereto dated October 4, 2013 is incorporated herein by reference to Exhibit (k)(3) of Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-2 (File No. 333-186158) as filed with the Securities and Exchange Commission on November 15, 2013.

(k)(4)
Registration Rights Agreement among the Registrant and the shareholders party thereto dated October 4, 2013, is incorporated herein by reference to Exhibit (k)(4) of Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-2 (File No. 333-186158) as filed with the Securities and Exchange Commission on November 15, 2013.

(k)(5)
Voting Rights Agreement among the Registrant and the shareholders party thereto (the Lacuna Entities) dated October 4, 2013, is incorporated herein by reference to Exhibit (k)(5) of Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-2 (File No. 333-186158) as filed with the Securities and Exchange Commission on November 15, 2013.

(k)(6)
Voting Rights Agreement among the Registrant and the shareholders party thereto dated October 4, 2013, is incorporated herein by reference to Exhibit (k)(6) of Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-2 (File No. 333-186158) as filed with the Securities and Exchange Commission on November 15, 2013.

(k)(7)
Lock-Up Agreement among the Registrant and the shareholders party thereto (the Lacuna Entities) dated October 4, 2013, is incorporated herein by reference to Exhibit (k)(7) of Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-2 (File No. 333-186158) as filed with the Securities and Exchange Commission on November 15, 2013.

(k)(8)
Lock-Up Agreement among the Registrant and the shareholders party thereto dated October 4, 2013, is incorporated herein by reference to Exhibit (k)(8) of Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-2 (File No. 333-186158) as filed with the Securities and Exchange Commission on November 15, 2013.

(l)
Opinion and Consent of Venable LLP with respect to issuances of common stock and subscription rights – incorporated herein by reference to Exhibit (l) of Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (File No. 333-186158) as filed with the Securities and Exchange Commission on October 4, 2013.

(m)	Non-Resident Officers/Directors — none.
(n)	Consent of Tait, Weller & Baker, LLP, the Registrant’s independent auditors — filed herewith.
(o)	Omitted Financial Statements — none.
(p)	Subscription Agreement — none.
(q)	Model Retirement Plans — none.
(r)	Code of Ethics of Registrant and Firsthand Capital Management, Inc. as amended January 21, 2014 — filed herewith.

(s)	Powers of Attorney —filed herewith.
(t)
Settlement Agreement and Mutual Release dated May 1, 2014, by and between Registrant and Bulldog Investors, Inc., is incorporated herein by reference to Exhibit 10.1 of Form 8-K (File No. 814-00830) as filed with the Securities and Exchange Commission on May 6, 2014.

Item 26. Marketing Arrangements

Reference is made to (i) the form of Underwriting Agreement to be filed as an exhibit to this Registration Statement by amendment; (ii) the information under the heading “Plan of Distribution” in the Registrant’s Base Prospectus; and (iii) the information under the caption “Underwriting” or other similar such captions, in the Registrant’s future Prospectus Supplements relating to specific issuances of its securities, filed with the Securities and Exchange Commission from time to time. Also review other underwriting agreements for the Registrant’s securities to be filed as exhibits in future amendments to the Registrant’s Registration Statement.

Item 27. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be incurred in connection with the offering described in this Registration Statement:

Securities and Exchange Commission fees	$20,000
FINRA fees	$10,000	*
Printing and engraving expenses	$10,000	*
Accounting fees and expenses	$5,000	*
Legal fees and expenses	$100,000	*
NASDAQ listing fees	$40,000	*
Miscellaneous fees and expenses	$10,000	*
Total	$195,460	*

*	Estimated.
±	Estimated expenses are presently not known and cannot be determined.

Item 28. Persons Controlled by or Under Common Control with Registrant

None.

Item 29. Number of Holders of Securities

The following table sets forth the number of record holders of the Registrant’s common stock as of November 30, 2013.

Title of Class	Number of Record Holders
Common Stock, $0.001 par value per share	2,181

Item 30. Indemnification.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law, subject to the requirements of the 1940 Act.

Our charter authorizes us and our bylaws obligate us, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to indemnify any present or former director or officer or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan, limited liability company, or other enterprise as a director, officer, partner, member, manager, or trustee, and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification. The charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of us in any of the capacities described above and any of our employees or agents or any employees or agents of our predecessor. In accordance with the 1940 Act, we will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or(3)in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to pay or reimburse reasonable expenses to a director or officer in advance of the final disposition of a proceeding upon the corporation’s receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Investment Management Agreement provides that, absent willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of the reckless disregard of its duties and obligations, Firsthand Capital Management, Inc., formerly named SiVest Group, Inc. (“FCM”), and the partners, managers, members, officers, employees and consultants of FCM and its managers and members are entitled to indemnification from the Company for any losses, liabilities, claims, damages or expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of FCM’s services under the Investment Advisory Agreement or otherwise as an investment adviser of the Company.

The Administration and Accounting Agreement provides that, absent intentional misconduct, bad faith or gross negligence with respect to its duties, we shall indemnify BNY Mellon Investment Servicing (US), Inc. (the “Administrator”) and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from either any action or omission to act by any of the Company’s prior service providers or any action taken or omitted to be taken by the Administrator in connection with the provision of services to the Company.

Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 31. Business and Other Connections of Adviser.

FCM serves as the Registrant’s Adviser. Certain of the senior professionals of FCM also serve as officers and/or directors for the Company and/or Firsthand Funds, an affiliate of FCM. FCM’s address is 150 Almaden Blvd., Suite 1250, San Jose, CA 95113.

Additional information regarding FCM and its personnel is set forth in its Form ADV as filed with the Securities and Exchange Commission (SEC File No. 801-70365) and is incorporated herein by reference.

Item 32. Location of Accounts and Records.

The accounts books or other documents required to be maintained by Section 31(a) of the 1940 Act, and the rules promulgated thereunder, are kept by the Registrant or its custodian, stock transfer agent, administrator and other relevant service providers.

The Registrant’s Custodian, Administrator and Transfer Agent, BNY Mellon Investment Servicing (US), Inc., is located at 301 Bellevue Parkway, Wilmington, Delaware 19809, and its telephone number is 800-331-1710.

Item 33. Management Services.

Not applicable.

Item 34. Undertakings.

(1)
Registrant undertakes to suspend the offering of its common stock until it amends the prospectus filed herewith if (1) subsequent to the effective date of its registration statement, the net asset value of the company declines more than 10 % from the net asset value of the company as of the effective date of the registration statement or (2) the net asset value of the company increases to an amount greater than its net proceeds as stated in the prospectus.

(2)	Not Applicable.
(3)	Not Applicable.
(4)
Registrant undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(2) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b) that, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d) that, for the purpose of determining liability under the Securities Act to any purchaser, if the Registrant is subject to Rule 430C: each prospectus filed pursuant to Rule 497(b), (c), (d) or (e) under the Securities Act as part of this registration statement relating to an offering, other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in this registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated herein by reference into this registration or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

(e) that for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

(1) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 497 under the Securities Act;

(2) the portion of any advertisement pursuant to Rule 482 under the Securities Act relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and(3) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(5)
Registrant undertakes that:

(a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant under Rule 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	Not applicable.
(7)
Upon each issuance of securities pursuant to this Registration Statement, the Registrant undertakes to file a form of prospectus and/or form of prospectus supplement pursuant to Rule 497 and a post-effective amendment to the extent required by the Securities Act and the rules and regulations thereunder, including, but not limited to a post-effective amendment pursuant to Rule 462(c) or Rule 462(d) under the Securities Act.

(8)	Registrant undertakes to file a post-effective amendment to this registration statement prior to offering any securities to be priced below the net asset value (“NAV”) per share.
(9)
Registrant undertakes to not seek to sell shares under a prospectus supplement to this registration statement, or a post-effective amendment to this registration statement, of which the prospectus forms a part (the “current registration statement”) if the cumulative dilution to its NAV per share arising from offerings from the effective date of the current registration statement through and including any follow-on offering would exceed 15% based on the anticipated pricing of such follow-on offering. This limit would be measured separately for each offering pursuant to the current registration statement by calculating the percentage dilution or accretion to aggregate NAV from that offering and then summing the anticipated percentage dilution from each subsequent offering. If the Registrant files a new post-effective amendment, the threshold would reset.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to this Registration Statement has been signed on behalf of the Registrant, in the City of San Jose, in the State of California, on the 24th day of December, 2014.

FIRSTHAND TECHNOLOGY VALUE FUND, INC.

By:	/s/ Kevin Landis
Kevin Landis, Chief Executive Officer,
Chief Financial Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

*/s/ Greg Burglin		Director	December 24, 2014
Greg Burglin
*/s/ Mark FitzGerald		Director	December 24, 2014
Mark FitzGerald
*/s/ Kimun Lee		Director	December 24, 2014
Kimun Lee
*/s/ Nicholas Petredis		Director	December 24, 2014
Nicholas Petredis
*/s/ Rodney Yee		Director	December 24, 2014
Rodney Yee
/s/ Kevin Landis		Chief Executive Officer,	December 24, 2014
Kevin Landis		Chief Financial Officer and Chairman of the Board of Directors
*By:	/s/ Kevin Landis

The original powers of attorney authorizing Kevin Landis to execute this Registration Statement and any amendments thereto for the directors of the Registrant on whose behalf this Registration Statement is filed have been executed and are incorporated herein by reference as Exhibit (s).